Exhibit 10.29

MANAGEMENT AGREEMENT

for

GREEN VALLEY RANCH RESORT, SPA & CASINO

Dated as of June 16, 2011

i

ARTICLE VI INFORMATION TECHNOLOGY; INTELLECTUAL PROPERTY; CUSTOMER DATABASE		35

6.1	Information Technology	35

6.2	Intellectual Property	36

6.3	Customer Database and Business Information	39

6.4	Administration and Management of IP Holdco	41

ARTICLE VII REPAIRS, MAINTENANCE AND RESERVE FUND		43

7.1	Routine Repairs and Maintenance	43

7.2	Capital Improvements; Reserve Fund	43

7.3	Liens	45

ARTICLE VIII BOOKS AND RECORDS; BANK ACCOUNTS; ANNUAL PLAN AND OPERATING BUDGET		45

8.1	Books and Records	45

8.2	Bank Accounts; Disbursement of Funds	47

8.3	Annual Plan and Operating Budget	47

8.4	Emergency Expenditures	52

8.5	Legal Requirements	52

8.6	Consultation	52

ARTICLE IX POSSESSION AND USE OF THE PROPERTY AND RELATED ASSETS		53

9.1	Owner’s Right to Inspect	53

ARTICLE X INSURANCE; RESPONSIBILITY FOR CLAIMS		53

10.1	Insurance Coverages	53

10.2	Coverage	55

10.3	Costs and Expenses	55

10.4	Policies and Endorsements	55

10.5	Responsibility for Claims	56

ARTICLE XI TAXES		57

11.1	Payment of Taxes	57

ARTICLE XII EMPLOYEES		57

12.1	Employees	57

12.2	Labor Relations	58

12.3	Non-Solicitation	59

ARTICLE XIII DAMAGE, CONDEMNATION AND FORCE MAJEURE		59

13.1	Casualty	59

13.2	Condemnation	60

13.3	Emergencies; Force Majeure	62

13.4	Manager’s Compensation	62

13.5	Manager’s Reinstatement	63

ARTICLE XIV TERMINATION		63

14.1	Termination Rights of Owner	63

14.2	Termination Rights of Manager	65

14.3	Termination Notice	66

14.4	Events on Termination	68

ARTICLE XV MORTGAGES, SALE AND ASSIGNMENT; OWNERSHIP REQUIREMENTS OF MANAGER		69

15.1	Mortgages	69

15.2	Sale Termination Rights	70

15.3	Assignment by Owner	71

15.4	Assignment by Manager	71

15.5	Binding Effect	71

15.6	Public Offering	72

15.7	Manager Cooperation	72

ARTICLE XVI REPRESENTATIONS AND WARRANTIES		72

16.1	Representations and Warranties.	72

ARTICLE XVII MISCELLANEOUS		74

17.1	Right to Make Agreement	74

17.2	Actions by Manager; Owner Representative	74

17.3	No Lease, Partnership, Joint Venture or Agency Relationship	75

17.4	Applicable Law	75

17.5	Construction of Agreement	75

17.6	Notices	76

17.7	Waiver of Covenants, Conditions or Remedies	78

17.8	Severability	78

17.9	Financial Projections	78

17.10	Obligations of Manager to Owner	78

17.11	Counterparts and Execution	80

17.12	Entire Agreement	80

17.13	Interest	80

17.14	Time of the Essence	81

17.15	Further Assurances	81

17.16	Resolution of Disputes	81

17.17	Limitation on Damages	83

17.18	Attorneys’ Fees	83

17.19	Cooperation with Gaming Authorities	84

17.20	Confidential Information	84

17.21	Estoppel Certificates	85

17.22	Use of Hazardous Substances	85

17.23	Anti-Money Laundering	85

17.24	Not an Interest in Real Estate; No Recordation	86

17.25	Limitations of Personal Liability	86

17.26	Guaranty of Manager Obligations by Fertitta Entertainment	86

v

INDEX

Page(s)

Affiliate	1
Agreement	1
Annual Plan and Operating Budget	2
Anti-Money Laundering Laws	90
Approval	78
Approval Amount	2
Approved Annual Plan and Operating Budget	2
Bank Accounts	2
Bankrupt	2
Base Management Fee	3
Budget Test	29
Budgeted EBITDA	3
Business Day	3
Business Information	3
Cage Cash	3
Cage Cash Minimum Balance	3
Capital Improvements and Replacements	3
Casino	4
Combined Properties	4
Commencement Date	4
Comparable Manager Properties	4
Competitor EBITDA	4
Confidential Information	89
Consumer Price Index	4
Copyrights	4
Corporate Overhead and Expenses	4
Corporate Services	4
CPI	4
Credit Policy	4
Cure Amount	5
Customer Databases	41
Deferred Management Fees	34
Discretionary Amendment	52
Disputes	85
EBITDA	5
EBITDA Percentage	6
EBITDA Percentage Adjustment Event	6
Effective Date	1
Emergency Expenditure	54
Employees	60
Equity Holders Agreement	78
Executive Employees	6

FE Non-Compete Party	6
FE Proprietary Management Programs and Procedures	6
Fertitta Affiliate	7
Fertitta Controlled Affiliate	7
Fertitta Entertainment	1
Fertitta Family Entities	7
Fertitta Family Parties	7
Fertitta Manager Control Requirements	7
Fiscal Month	7
Fiscal Quarter	7
Fiscal Year	8
Force Majeure	65
Full Fiscal Year	8
Furniture, Fixtures and Equipment	8
GAAP	8
Gaming	8
Gaming Authority	8
Gaming Laws	8
General Manager	9
Governmental Approvals	9
Governmental Authority	9
Gross Revenues	9
Guaranty	91
GVR Credit Agreement	11
GVR Loan Documents	11
Hospitality Product	11
Impositions	11
Improvements	11
Incentive Management Fee	12
Indexed EBITDA	12
Industry Consultant	12
Initial Corporate Overhead Budget	12
Initial Gross Revenues Budget	12
Initial Owned IP	38
Initial Technology Systems	37
Intellectual Property	12
Interim Statements	47
Internal Control Systems	27
IP Holdco	12
IP License	39
Land	12
Legal Requirements	12
Liabilities	91
Licensed Copyrights	39
Licensed IP	39
Licensed Patents	39

Licensed Trademarks	39
Line of Credit	32
Loan	13
Loan Documents	13
Losses	59
Management Fees	13
Manager	1
Manager Allocation Agreement	13
Manager IP	40
Manager LV Properties	13
Manager Overhead and Expenses	13
Manager Unrelated Subsidiaries	13
Manager’s Executive Staff	13
Manager’s Gross Negligence or Willful Misconduct	13
Manager’s Response Notice	30
Market Test	30
Material Action	23
Material Default	14
Material Item	78
Material Loan Default	14
Material Nevada Governmental Approval	14
Measurement Year	29
Mortgage	14
Net Income	15
Nevada Gaming Licenses	15
New Fertitta Agreement	74
Non-Compete Agreements	15
Non-Performing Period	30
Opco Management Agreement	15
Operating Bank Accounts	15
Operating Competitive Set	15
Operating Consumables	15
Operating Costs	16
Operating Standards	16
Operating Supplies	16
Other Manager Property	16
Owned IP	38
Owned IP Upgrades	38
Owner	1
Owner Account	16
Owner Indemnitees	59
Owner IP	16
Owner Property Interest	28
Owner Representative	78
Owner’s Termination Notice	30
Owner-Related Affiliates	17

Parties	17
Patents	17
Performance Competitive Set	17
Performance Test	30
Performance Test Data	30
Permitted Variance	54
Person	17
Plan	17
Pre-Opening Expenses	17
Promotional Allowance	17
Promotional Variance	54
Propco IP License	17
Propco Management Agreement	17
Property	18
Property Facilities	18
Property Related Facilities	18
Quarterly Statements	48
Receiving Party	89
Reconciliation Dispute Notice	34
Reimbursable Expenses	37
Reservation Systems	25
Reserve Cap	46
Reserve Fund	18
Routine Repairs and Maintenance	18
Specially Designated National or Blocked Person	18
Standard Management Programs and Procedures	18
Station Casinos LLC	1
Subsidiary	19
Subsidiary-Owned IP	43
Technology Systems	37
Technology Systems License	37
Technology Systems Upgrades	37
Term	29
Terminating Party	70
Termination	19
Termination Fee	19, 1
Termination Notice	70
Third Party Sale	74
Trademarks	19
Transfer	19
Transition Period	19
Transition Services	19
TTMF	19, 1
Variable Expense	52
Working Capital	19
Working Capital Balance	32

Working Capital Requirement	32
Year End Statements	48

x

MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (this “Agreement”) is executed as of June 16, 2011 (the “Effective Date”), by and between STATION GVR ACQUISITION, LLC, a limited liability company organized under the laws of Nevada (“Owner”), and FE GVR MANAGEMENT LLC, a limited liability company organized under the laws of Delaware (“Manager”).

RECITALS

A.            Owner owns that certain hotel and casino resort complex commonly known as the “Green Valley Ranch Resort, Spa & Casino” located at 2300 Paseo Verde Parkway, Henderson, Nevada 89052.

B.            Station Casinos, LLC, a limited liability company organized under the laws of Nevada (“Station Casinos LLC”) is the sole member of GVR Holdco 2, LLC, a limited liability company organized under the laws of Nevada, the sole member of GVR Holdco 1, LLC, a limited liability company organized under the laws of Nevada, the sole member of Owner.

C.            Manager is a wholly-owned subsidiary of Fertitta Entertainment LLC, a limited liability company organized under the laws of Delaware (“Fertitta Entertainment”).

D.            Owner desires to have Manager manage and operate the Property for the benefit of Owner, and Manager is willing to perform such services for the account of Owner in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITION OF TERMS

1.1          Certain Defined Terms.  The following terms when used in this Agreement shall have the meanings indicated:

“Affiliate” shall mean, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with, such Person (excluding employees of a Person, other than officers, directors and board members of such Person); (ii) any Person who is an officer, director or board member of any Person described in clause (i) of this definition; or (iii) with respect to Manager, in addition to any Person described in clause (i) or (ii) of this definition, each of Fertitta Entertainment, any Fertitta Affiliate and/or any Fertitta Family Party; provided, however, clause (iii) shall not apply to any children or grandchildren over the age of twenty-one (21) that would otherwise be included in the definition of Fertitta Family Party or Fertitta Affiliate.  The term “control” as used in this Agreement (including the terms “controlling”, “controlled by”, and “under common control with”) shall mean the possession, directly or indirectly, of the power to (A) vote more than fifty percent (50%) of the outstanding voting interests of such Person or (B) otherwise direct management policies of such Person by contract or otherwise.  Without otherwise limiting the foregoing, neither Zuffa, LLC, a Nevada limited liability company, nor its Subsidiaries or joint ventures shall constitute an Affiliate of Manager unless engaged in the investment in, ownership of, or management of a Hospitality Product or any activity (other than online gaming) that requires licensing as a casino gaming company.

“Annual Plan and Operating Budget” shall mean the operating plan and budget for each Fiscal Year during the Term, as proposed by Manager, which sets forth the information described in Section 8.3(a).

“Approval Amount” shall mean, (i) with respect to the Property, the amount of $250,000, as adjusted by the percentage increase in the CPI; and/or (ii) with respect to all of the Combined Properties, the amount of $750,000, as adjusted by the percentage increase in the CPI.

“Approved Annual Plan and Operating Budget” shall mean the Annual Plan and Operating Budget for any Fiscal Year as approved by Owner pursuant to Section 8.3(b) hereof or otherwise resolved pursuant to Section 17.16(c).

“Bank Accounts” shall mean those bank or financial institution accounts as are necessary for the day-to-day and long-term management and operation of the Property, including the Operating Bank Account and the Reserve Fund.

“Bankrupt” shall mean, with respect to any Person, the occurrence of any of the following:

(i)            Applying for or consenting to the appointment of a receiver, trustee or liquidator of the Person or of all or a substantial part of the Person’s assets which appointment is not discharged within sixty (60) days from the date of such appointment;

(ii)           Filing of a voluntary petition in bankruptcy or for reorganization or for adoption of an arrangement under the United States Bankruptcy Code, as amended, from time to time (or any corresponding provisions of succeeding law);

(iii)          Making a general assignment for the benefit of creditors;

(iv)          The entry of an order for relief in the case of an involuntary petition in bankruptcy; or

(v)           The assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of such Person’s assets.

“Base Management Fee” shall mean a fee equal to two percent (2%) of Gross Revenues with respect to each Fiscal Month during the Term.

“Budgeted EBITDA” shall mean, (i) with respect to the Property, the amount of “Budgeted EBITDA” as set forth in the Approved Annual Plan and Operating Budget; and (ii) with respect to the Combined Properties, the sum of (x) the Budgeted EBITDA for the Property and (y) the aggregate “Budgeted EBITDA” (as defined in the Opco Management Agreement or the Propco Management Agreement, as applicable) for all other properties subject to the Opco Management Agreement or the Propco Management Agreement from time to time.

“Business Day” shall mean a day, other than a Saturday, Sunday, or statutory holiday, on which banks are open for the transaction of business in both New York, New York and Las Vegas, Nevada.

“Business Information” shall mean all files, documents, instruments, papers, books and records relating exclusively to (i) Owner; (ii) the Property; and (iii) the business, operations, condition of (financial or other), results of operations and assets and properties of Owner, including, without limitation: data information generated from or stored in the Technology Systems (e.g., financial statements, tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, contracts, permits, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans, including employee documentation); personnel records; construction and design documentation; legal and contractual documentation; compliance/security/safety documentation; physical plant and engineering documentation, insurance contracts with third parties.  For the avoidance of doubt, Business Information shall not include the Standard Management Programs and Procedures or the FE Proprietary Management Programs and Procedures.

“Cage Cash” shall mean all so-called “cage cash” maintained at the Property in order to compensate casino patrons for their winnings.

“Cage Cash Minimum Balance” shall mean the sum of the (i) minimum Cage Cash required for the operation of “non-restricted” (as such term is defined by applicable Gaming Laws) Gaming at the Property in accordance with applicable Gaming Laws; and (ii) the additional Cage Cash amount expressly approved by Owner pursuant to the Annual Plan and Operating Budget not to exceed $18,000,000 at any one time so long as the GVR Credit Agreement remains in effect.

“Capital Improvements and Replacements” shall mean a capital expenditure, as defined under GAAP, for a modification, refurbishment, alteration, addition, improvement or renovation to any portion of the Property, including the Furniture, Fixtures and Equipment.

“Casino” shall mean that portion of the Property specifically identified as the casino floor where Gaming is conducted.

“Combined Properties” shall mean the Property, together with any and all properties subject to the Opco Management Agreement from time to time and/or the Propco Management Agreement from time to time.

“Commencement Date” shall mean the later of (i) the effective date of the Plan; and (ii) the date Owner has taken possession of the Property in accordance with the Plan which date will be, in either event, memorialized in writing by the Parties within thirty (30) days thereafter.

“Comparable Manager Properties” shall mean the casino/hotel properties operated by Fertitta Entertainment or any Fertitta Controlled Affiliates that are most closely comparable to the Property in quality, price and market.  A list of initial Comparable Manager Properties appears on Schedule “1A”.

“Competitor EBITDA” shall mean, for any period, the “EBITDA” as reported by the properties in the Performance Competitive Set in their public filings; provided that, Competitor EBITDA shall be adjusted and reconciled by the Parties to the extent that the public filings evidence a discrepancy in the calculation of such Performance Competitive Set’s “EBITDA” when compared to the calculation of EBITDA as set forth in this Agreement.

“Consumer Price Index” or “CPI” shall mean the Consumer Price Index (All Cities — All Items) (1982-84 = 100) as published by the United States Department of Labor, Bureau of Labor Statistics.  If such index shall be inapplicable or discontinued, then it shall mean such substitute comparable and recognized index as shall be designated by Owner, subject to Manager’s reasonable approval.

“Copyrights” shall have the meaning set forth in the definition of Intellectual Property.

“Corporate Overhead and Expenses” shall have the meaning set forth in the Manager Allocation Agreement.

“Corporate Services” shall have the meaning set forth in the Manager Allocation Agreement.

“Credit Policy” shall mean the policy for extending credit to guests and/or patrons at the Property as same may be modified pursuant to the provisions of Section 2.12 hereof, which policy will include, without limitation, the maximum amount of credit that Manager may extend to any individual patron without Owner’s consent, the maximum amount of cumulative credit that may be outstanding at the Property at any one time, and the Property’s policy with respect to when credit losses will be recognized on the books of the Owner (as used herein, “credit losses” means a determination that, after reasonable and customary efforts to collect have failed, a patron is not going to repay a “marker” or credit extended to such patron for the purpose of participating in Gaming at the Property).

“Cure Amount” shall mean the amount equal to the difference between eighty-five percent (85%) of the Budgeted EBITDA for the Property for such Measurement Year and actual EBITDA achieved by the Property for such Measurement Year.

“EBITDA” shall mean, for the period in question, Net Income for such period PLUS (without duplication and to the extent and only to the extent actually deducted in the calculation of Net Income): (i) interest expense, net of interest income, (ii) income tax expense, (iii) depreciation and amortization, (iv) non-cash impairment losses, (v) extraordinary, non-recurring losses or expenses as determined by Owner or on the sale of assets for such period, (vi) losses attributable to the early extinguishment of indebtedness, (vii) losses attributable to hedging obligations or other derivative instruments, (viii) expenses actually reimbursed by an Affiliate of Owner (other than a Subsidiary of Owner) pursuant to an expense sharing arrangement, (ix) the expense of any grant of options, warrants, or similar equity-based incentive compensation given by Owner, (x) the cost and expenses of the current bankruptcy restructuring of Station Casinos LLC and its Subsidiaries, (xi) the cost and expenses of due diligence and/or documentation costs associated with any future acquisition or potential acquisition of new hotels and/or casinos, provided that such costs and expenses have been approved in advance (for specified dollar amounts or specified purposes) by Owner, (xii) Pre-Opening Expenses actually incurred, provided that that aggregate amount added back pursuant to this clause (xii) with respect to any period shall not exceed two and one-half percent (2.5%) of EBITDA for such period (before giving effect to any adjustments to EBITDA for such period pursuant to clause (xii)), and (xiii) unallocated corporate expenses incurred by Owner or Manager for (A) D&O insurance for officers and directors of Station Casinos LLC and its Subsidiaries, (B) directors fees payable to directors of Station Casinos LLC or its Subsidiaries, (C) legal costs and expenses incurred in the representation of directors (in such directors’ capacity as such) of Station Casinos LLC and/or its Subsidiaries, (D) the initial rating agency fees with respect to the initial corporate debt of Station Casinos LLC and its Subsidiaries (but expressly excluding any ongoing rating agency fees associated therewith), and (E) all lease payments and the reasonable and customary operating expenses actually incurred in connection with Station Casinos LLC’s corporate office, which is currently located at 1505 S. Pavilion Center Drive, Las Vegas, Nevada, that are not allocable to Fertitta Entertainment under the Manager Allocation Agreement; MINUS (without duplication and to the extent and only to the extent actually included in the calculation of Net Income), (1) non-operating, non-recurring gains on the sale of assets for such period, (2) gains attributable to the early extinguishment of indebtedness, (3) gains attributable to hedging obligations or other derivative instruments, (4) distributions made by Owner to its parent companies to fund payment of the expenses of such parent companies in an amount not to exceed the limitations set forth in the GVR Loan Documents, and (5) extraordinary, non-recurring gains as determined by Owner or on the sale of assets for such period, in each case, determined on a consolidated basis for Owner in accordance with GAAP.

“EBITDA Percentage” shall mean two hundred twenty-one percent (221%), as may be adjusted, from time to time, in accordance with Section 3.2(d)(2), representing the ratio, expressed as a percentage, of (i) the aggregate EBITDA achieved at all of the Combined Properties to (ii) the aggregate Competitor EBITDA achieved at all of the properties in the Performance Competitive Set, both for the most recent twelve (12) month period prior to the Effective Date for which financial reporting is available for the Combined Properties and the Initial Performance Competitive Set.

“EBITDA Percentage Adjustment Event” shall mean the occurrence of any of the following: (i) if there is a material change in the physical composition (e.g., size, quality and/or such property no longer operates a casino or converts to condominiums) of any of the Combined Properties (ii) if there is a material change in the physical composition of the properties in the Performance Competitive Set (whether in accordance with Schedule “1C” with respect to the Initial Performance Competitive Set or otherwise generally with respect to the Performance Competitive Set pursuant to Section 2.16); or (iii) if material capital improvements or replacements are made to any property in the Performance Competitive Set.

“Executive Employees” shall mean and include the General Manager (for both the hotel and casino components of the Property, as applicable) and, if applicable, the following to the extent employed at the level of the Property: chief executive officer, chief operating officer, and/or chief financial officer (or similar positions in lieu thereof).

“FE Proprietary Management Programs and Procedures” shall mean any proprietary (i) operating procedures; (ii) know-how; (iii) financial performance and budgeting processes; (iv) marketing strategies; (v) human resources programs and documentation; (vi) time, attendance, labor management and scheduling systems; and (vii) centralized and/or other services offered by Manager or any Fertitta Controlled Affiliate, in each case, which (A) are wholly developed or acquired by Fertitta Entertainment, any Fertitta Controlled Affiliate or any combination thereof, (B) were developed and/or acquired without utilizing resources or personnel of Owner, Station Casinos LLC or any of their respective Subsidiaries, and (C) were developed and/or acquired wholly-independent of, unrelated and separate and apart from Manager’s operation and management of any of the Combined Properties following the Commencement Date, and during the term of this Agreement, together with any such files, documents, instruments, papers, books and records created or developed by Manager or any Fertitta Controlled Affiliate in connection therewith.  For avoidance of doubt, the FE Proprietary Management Programs and Procedures shall not include all or any portion of the Technology Systems, the Owned IP, the Licensed IP, the Customer Database, the Reservation Systems and/or any derivation of any of the foregoing.

“FE Non-Compete Party” shall mean Fertitta Entertainment, Manager, FE Propco Management LLC, a Delaware limited liability company, FE Opco Management LLC, a Delaware limited liability company, Frank J. Fertitta III, and/or Lorenzo J. Fertitta.

“Fertitta Affiliate” shall mean any Affiliate of Owner in which a Fertitta Family Party has a direct or indirect equity or other beneficial interest.

“Fertitta Controlled Affiliate” means Manager, Fertitta Entertainment, the Fertitta Family Parties, Frank J. Fertitta III, Lorenzo J. Fertitta and any Subsidiary of any of the foregoing or any combination thereof; provided that neither Zuffa, LLC, a Nevada limited liability company, nor any Subsidiaries or joint ventures of Zuffa, LLC, a Nevada limited liability company, shall constitute a Fertitta Controlled Affiliate unless engaged in the investment in, ownership of, or management of a Hospitality Product or any activity (other than online gaming) that requires licensing as a casino gaming company.

“Fertitta Family Entities” shall mean, any trust or entity one hundred percent (100%) owned and controlled by, and established for the benefit of, or the estate of, any of Frank J. Fertitta III, Lorenzo J. Fertitta or their spouses or lineal descendants (including adopted children and their lineal descendants).

“Fertitta Family Parties” shall mean Frank J. Fertitta III or Lorenzo J. Fertitta, such Persons’ spouses and lineal descendants, and any Fertitta Family Entities.

“Fertitta Manager Control Requirements” shall mean each of the following requirements: (i) Manager shall be and remain controlled by Fertitta Entertainment; (ii) Fertitta Entertainment shall be and remain controlled by Frank J. Fertitta III and/or Lorenzo J. Fertitta; (iii) Manager and Fertitta Entertainment shall each be and remain at least fifty-one percent (51%) owned by the Fertitta Family Parties; (iv) Frank J. Fertitta III or Lorenzo J. Fertitta, as applicable, control the voting of the equity interests in Manager and Fertitta Entertainment (provided that, any Fertitta Family Entity holds only an economic interest in Manager and/or Fertitta Entertainment, as applicable); and (v) either Frank J. Fertitta III or Lorenzo J. Fertitta shall be the chief executive officer (or equivalent) of Manager and Fertitta Entertainment and shall dedicate the preponderance of his professional time and attention to the business and affairs of Fertitta Entertainment and devote reasonable time and attention to Manager’s performance of its duties under this Agreement and to the business and affairs of the Property and Owner.

“Fiscal Month” shall mean each calendar month during each Fiscal Year of the Term; provided, however, that if (i) the first calendar month of the Term shall commence on a date that is not the first calendar day of a calendar month, such partial month shall be deemed to constitute a Fiscal Month or (ii) the last calendar month of the Term shall end on a date that is not the last calendar day of a calendar month, such partial month shall be deemed to constitute a Fiscal Month.

“Fiscal Quarter” shall mean each fiscal quarter during each Fiscal Year of the Term, commencing on January 1, April 1, July 1 and October 1 in each calendar year.

“Fiscal Year” shall begin on January 1 and end on December 31 in each calendar year.  Any partial Fiscal Year between the Commencement Date and the commencement of the first full calendar year, or between the end of the last Full Fiscal Year and Termination shall, for purposes of this Agreement, constitute a separate Fiscal Year.

“Full Fiscal Year” shall mean any Fiscal Year commencing on January 1 of a calendar year and ending on December 31.  For the avoidance of doubt, if the initial Fiscal Year commences on or after January 2, the first Full Fiscal Year shall commence on the next January 1.

“Furniture, Fixtures and Equipment” shall mean all furniture, fixtures and equipment reasonably required for the operation of the Property (including, but not limited to, office furniture, computer and communications systems, specialized hotel equipment necessary for the operation of the Property, food and beverage equipment, laundries and recreational facilities)  as well as all specialized casino equipment (including, but not limited to, cashier, money sorting and money counting equipment, slot machines, table games, video gaming equipment, and other similar gaming equipment and surveillance equipment).

“GAAP” shall mean United States generally accepted accounting principles consistently applied, as in effect, from time to time.

“Gaming” shall mean, as such definition is modified, from time to time, in accordance with the Nevada Gaming Control Act (as codified in Chapter 463 of the Nevada Revised Statutes), or other applicable Gaming Laws, to deal, operate, carry on, conduct, maintain or expose for play any game played with cards, dice, equipment or any mechanical, electromechanical or electronic device or machine for money, property, checks, credit or any representative of value (including, without limiting the generality of the foregoing, sports book, faro, monte, roulette, keno, bingo, fan-tan, twenty-one, blackjack, seven-and-a-half, big injun, Klondike, craps, poker chuck-a-luck, Chinese chuck-a-luck (dai shu), wheel of fortune, chemin de fer, baccarat, pai gow, beat the banker, panguingui, slot machine, any banking or percentage game or any other game or device approved by the Nevada Gaming Commission), but does not include games played with cards in private homes or residences in which no person makes money for operating the game (except as a player), or games operated by charitable or educational organizations which are approved by the Nevada State Gaming Control Board pursuant to the Nevada Gaming Control Act (as codified in the Chapter 463 of the Nevada Revised Statutes).

“Gaming Authority” shall mean those federal, state and local governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of Gaming or Gaming activities in any jurisdiction (including, within the State of Nevada, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and applicable county, municipal and local authorities).

“Gaming Laws” shall mean those laws pursuant to which any Gaming Authority possesses regulatory, licensing or permitting authority over Gaming within any jurisdiction (and within the State of Nevada, the Nevada Gaming Control Act, as codified in the Chapter 463 of the Nevada Revised Statutes, and the regulations of the Nevada Gaming Commission and Nevada State Gaming Control Board promulgated thereunder, as amended from time to time).

“General Manager” shall mean, from time to time, the general manager at the Property.

“Governmental Approvals” shall mean all permits, licenses, consents, approvals, declarations, concessions, orders, filings, notices, findings of suitability, entitlements, waivers, variances, certificates and other authorizations granted or issued by any agency(ies) of the City of Henderson, Nevada, Clark County, Nevada, the State of Nevada and the United States necessary for the operation of the Property in accordance with this Agreement (including, without limitation, as required by any Gaming Authority or under any Gaming Laws).

“Governmental Authority” shall mean those federal, state and local governmental, regulatory and administrative authorities or agencies, having jurisdiction over the business or operations of the Property, as applicable, or the matters that are subject to this Agreement including, without limitation, any Gaming Authority.

“Gross Revenues” shall mean with respect to any period, all revenues and income (excluding interest income but including the value of all complimentaries, promotional offers, point play and XPC) of any kind derived by Owner from the use or operation of the Property and, except as expressly set forth in this definition, determined in accordance with GAAP consistently applied, expressly including (i) “gross revenues” from Gaming activities and without duplication; (ii) income from rental of guest rooms; (iii) subject to the limitations in clause (vi) of the definition, income from food and beverage sales; (iv) income from entertainment programs and merchandise sales; (v) telephone, internet, pay-per-view, WiFi, telegraph and telex revenues; (vi) rental or other similar payments from lessees, sublessees and concessionaires and others occupying space or rendering services at the Property (but not (A) reimbursements for utilities, taxes or similar matters, or (B) the gross receipts of such lessees, sublessees or concessionaires except to the extent the same is part of such rental payments); (vii) income from vending machines; (viii) health club fees; and (ix) the actual net proceeds of (x) business interruption or similar insurance and (y) temporary condemnation awards representing compensation for loss of Gross Revenues and, to the extent applicable, after deducting expenses incurred in connection with the adjustment or collection thereof; BUT SPECIFICALLY AND EXPRESSLY EXCLUDING (to the extent included in revenues and income of any kind derived from the use or operation of the Property and without duplication) any and all:

(a)           proceeds from the sale, financing or refinancing or other disposition of the Property or all or substantially all of the assets of Owner;

(b)           proceeds from the sale, financing, refinancing or other disposition of Furniture, Fixtures and Equipment or other capital assets;

(c)           proceeds of any fire, extended coverage or other insurance policies (excluding any proceeds of business interruption or similar insurance representing compensation for loss of Gross Revenues);

(d)           receipts from awards or sales in connection with any condemnation (other than a temporary condemnation) or from other transfers in lieu of and under the threat of condemnation and other receipts in connection with any taking to the extent that such amounts are specifically identified as compensation for alterations or physical damage to the Property;

(e)           refunds, rebates, discounts and credits of a similar nature given, paid or returned in the course of obtaining Gross Revenues or components thereof (other than complimentaries, promotional offers, point play and XPC provided to patrons of the Property in the ordinary course of business and consistent with the Approved Annual Plan and Operating Budget);

(f)            gratuities or service charges or other similar receipts which are paid to Employees or others;

(g)           excise, sales, gross receipts, admission, entertainment, tourist, use or similar taxes or charges collected from patrons or guests or as part of the sale price for goods, services or entertainment, other than taxes imposed on Gaming revenues;

(h)           sum and credits received for lost or damaged merchandise;

(i)            credit card processing or servicing fees not retained by Owner;

(j)            contributions by Owner of any additional Working Capital and any contributions to any reserve fund (and any interest or other investment income earned on such amounts deposited);

(k)           refund of taxes that were overpaid in a prior year;

(l)            proceeds from inter-company transfers of cash or dividends;

(m)          proceeds from the settlement or successful prosecution of any legal claim with respect to an amount that would not have otherwise been included in Gross Revenue;

(n)           revenues derived from the provision of employee meals to the extent of the food costs associated therewith and the costs incurred in the provision thereof;

(o)           security deposits (except as applied or forfeited);

(p)           refunds to any Property guests of any sums previously paid or credits to any Property customer for lost or damaged items, the price of any merchandise given in exchange of other merchandise which does not result in additional income;

(q)           vending machine revenues not payable to Owner or Manager on behalf of Owner;

(r)            uncollectible amounts as determined by Manager in applying its standards and practices in the ordinary course; provided that any recovered bad debts shall again become part of Gross Revenues in the Fiscal Year that they are recovered to the extent of a previous corresponding deduction; and

(s)           interest accrued or paid on any amounts (including, without limitation, amounts in the Reserve Fund or Operating Bank Account) or income derived from securities and similar property acquired and held solely for investment.

“GVR Credit Agreement” shall mean, collectively, that certain (i) First Lien Credit Agreement, dated as of the date hereof, among Owner, as borrower, GVR Holdco 1 LLC, a Nevada limited liability company, as guarantor, and the institutions, from time to time, party thereto, as lender, and Jefferies Finance LLC, as administrative agent, syndication agent and documentation agent, as such agreement may be amended, restated, waived, replaced (whether or not upon termination and whether with the original lenders, agents, arrangers or otherwise), refinanced, restructured, renewed, extended or otherwise modified from time to time; and (ii) Second Lien Credit Agreement, dated as of the date hereof, among Owner, as borrower, GVR Holdco 1 LLC, a Nevada limited liability company, as guarantor, and the institutions, from time to time, party thereto, as lender, and Jefferies Finance LLC, as administrative agent, syndication agent and documentation agent, as such agreement may be amended, restated, waived, replaced (whether or not upon termination and whether with the original lenders, agents, arrangers or otherwise), refinanced, restructured, renewed, extended or otherwise modified from time to time.

“GVR Loan Documents” shall mean, collectively, the “Loan Documents” as defined in each of the agreements comprising the GVR Credit Agreement.

“Hospitality Product” shall mean any hotel, condo-hotel, timeshare, resort property or gaming facility or other transient hospitality product (including any restaurant, bar, tavern or spa and any ancillary uses thereto).

“Impositions” shall mean all taxes, assessments, duties, rates and charges, levies, license fees, permit fees, inspection fees and other authorized fees and charges imposed by any Governmental Authority that at any time may be assessed, levied, confirmed or imposed on the Property its respective operations (specifically excluding income, franchise or similar taxes imposed on Owner).

“Improvements” shall mean all buildings, structures and improvements situated on, in, under or over the Land and all Furniture, Fixtures and Equipment attached to or forming a part thereof (including, without limitation, heating, lighting, plumbing, sanitation, air conditioning, laundry, refrigeration, kitchen, elevator and similar items or systems, guest rooms, restaurants, bars and banquet, meeting and other public areas, commercial space, including concessions and shops, garage and parking space, storage and service areas, recreational facilities and areas, public grounds and gardens, permanently affixed signage, aquatic facilities, and other facilities and appurtenances).

“Incentive Management Fee” shall mean, subject to and calculated in accordance with Section 5.1 of this Agreement, a fee equal to five percent (5%) of EBITDA for each Fiscal Month.

“Indexed EBITDA” shall mean, for any Fiscal Year, the product of (i) the Competitor EBITDA achieved by the properties in the Performance Competitive Set for that applicable Fiscal Year; multiplied by (ii) the then applicable EBITDA Percentage.

“Industry Consultant” shall mean a reputable hospitality and casino industry consultant that is mutually acceptable to both Parties, which consultant (i) shall have not fewer than ten (10) years of experience in the casino/hotel business; (ii) shall not be an Affiliate of or a person who has any past, present, or currently contemplated future business or personal relationship with either Owner or Manager; and (iii) whose compensation is not fixed based upon the results of the issue at dispute.

“Initial Corporate Overhead Budget” shall have the meaning set forth in the Manager Allocation Agreement.

“Initial Gross Revenues Budget” shall have the meaning set forth in the Manager Allocation Agreement.

“Intellectual Property” shall mean all (i) works of authorship (including all copyrights in website content, functionality and infrastructure, artwork, images, text, graphics, photography, advertising content, manuals and other print or textual materials, files, templates, macros, software, databases and other compilations, source code, object code and documentation) (“Copyrights”); (ii) patents and patent applications, all claims and inventions therein, any divisionals, continuations, continuations-in-part, reissues, re-examinations, foreign counterparts and similar rights arising therefrom (“Patents”); (iii) intellectual property rights with respect to any trade secrets or know-how; and (iv) trademarks, service marks, trade names, brand names, logos, domain names or other indicators of source or origin (“Trademarks”).

“IP Holdco” shall mean NP IP Holdings LLC, a Nevada limited liability company and a special-purpose subsidiary of Station Casinos LLC.

“Land” shall mean the lands described in Schedule “3”, together with the benefit of all easements and appurtenant rights thereto.

“Legal Requirements” shall mean any federal, state, or local law, statute, code, rule, ordinance, regulation or order of any Governmental Authority, (including, without limitation, those related to zoning, building, employees, health, safety, environmental matters and accessibility of public facilities, and the Gaming Laws).

“Loan” shall mean those certain loans made and letters of credit extended pursuant to the terms of the GVR Credit Agreement.

“Loan Documents” shall mean (i) the GVR Loan Documents and any subsequent amendments or modifications of the same and (ii) any loan documents entered into as a rearrangement, replacement, renewal, refinancing, consolidation, modification or enlargement of debt, evidenced by the GVR Loan Documents or other debt of Owner, now or hereafter existing, or to secure new debt of Owner.

“Management Fees” shall mean, collectively, the Base Management Fee and the Incentive Management Fee.

“Manager Allocation Agreement” shall mean that certain Manager Allocation Agreement dated as of the date hereof by and between Station Casinos LLC and Fertitta Entertainment (with Manager and certain other Subsidiaries of Fertitta Entertainment joining in the execution and delivery of the same), as the same may be amended modified or restated from time to time.

“Manager LV Properties” shall mean, at any point in time, the Hospitality Products then operated by Manager or any Fertitta Controlled Affiliate other than the Property.

“Manager Overhead and Expenses” shall have the meaning set forth in the Manager Allocation Agreement..

“Manager Unrelated Subsidiaries” shall mean Fertitta Entertainment’s Subsidiaries (excluding Manager) that are single-purpose Subsidiaries which (i) have no recourse obligation to Manager or Fertitta Entertainment; and (ii) are unrelated to Manager’s activities at the Property.

“Manager’s Executive Staff” shall mean those designated senior executive personnel employed by Manager or its Affiliates as more specifically listed in the Manager Allocation Agreement (and any replacement position or position with authority and/or duties similar to the foregoing named positions).

“Manager’s Gross Negligence or Willful Misconduct” shall mean the fraud, gross negligence or willful misconduct of any of Manager, Fertitta Entertainment and their respective officers, directors and members and the successors and assigns of each of the foregoing (which shall be deemed to include the Executive Employees and/or any of Manager’s Executive Staff), including, without limitation, fraud, gross negligence or willful misconduct in the hiring, training or supervising the Employees; provided, however, (i) any fraud, gross negligence or willful misconduct of a member of the Executive Employees and/or Manager’s Executive Staff acting solely for his or her personal benefit (and not, for example, at the direction of Manager or Fertitta Entertainment or any of the Fertitta Family Parties) shall not constitute Manager’s Gross Negligence or Willful Misconduct so long as Manager promptly takes action to terminate or permanently remove the applicable member of the Executive Employees and/or Manager’s Executive Staff from the Property and Manager promptly repays any and all damages sustained by Owner in connection with such fraud, gross negligence or willful misconduct; (ii) the act or omission of an Employee who is not an Executive Employee, which act or omission constitutes fraud, willful misconduct or gross negligence on the part of such Employee, shall not constitute Manager’s Gross Negligence or Willful Misconduct unless Manager’s corporate staff or an Executive Employee acted with gross negligence or willful misconduct in employing, training, supervising or continuing the employment of such Employee; and (iii) the violation of Legal Requirements with respect to wages and hours of labor shall not be deemed to be Manager’s Gross Negligence or Willful Misconduct if Manager’s actions are consistent with generally prevailing industry practices, as long as Manager discontinues the practices if Owner requests Manager to do so.

“Material Default” shall mean any breach or failure by a Party to comply with any of its covenants and agreements contained in this Agreement following the expiration of any applicable cure periods contained herein, other than any such breach or failure that in the context hereof is minor, immaterial or insubstantial or not reasonably likely to prejudice any other Party or any part of the Property in any material way.

“Material Loan Default” shall mean, unless amended or waived, (i) a failure to pay interest required under the Loan Documents when due and payable or failure to pay principal and/or any prepayment premiums or other regularly accruing fees under the Loan Documents when due and payable, at maturity or upon acceleration, each case following the expiration of any applicable grace periods; (ii) a breach of a financial covenant which remains uncured following the expiration of any and all applicable cure periods contained in the Loan Documents; or (iii) Owner becomes Bankrupt or institutes any proceedings of any nature under any law or statute of any jurisdiction as now existing or hereafter amended or becoming effective, for the relief of debtors wherein Owner is seeking relief as debtor on account of its insolvency, which in the event of an involuntary proceeding, is not discharged or dismissed within a period of sixty (60) days after the institution thereof.

“Material Nevada Governmental Approval” shall mean any material Governmental Approval issued by any agency(ies) of the City of Henderson, Nevada; Clark County, Nevada; or the State of Nevada, the denial, revocation or suspension of which would have a material adverse effect on the economics of Owner and/or the Property.

“Mortgage” shall mean any and all mortgages, deeds of trust, security agreements, or similar security instruments now or hereafter encumbering the Property or any part thereof that are (i) evidenced by the Loan Documents or (ii) other debt of Owner and, in each case, the purpose of which are for the sole benefit of the Property together with any subsequent amendment or modification of the same, whether as a rearrangement, replacement, renewal, refinancing, consolidation, modification or enlargement of the same.

“Net Income” shall mean, for the period in question, the net income (loss) of Owner for such period determined on a consolidated basis in accordance with GAAP (after deduction of the Base Management Fee for such period but prior to any deduction of the Incentive Management Fee for such period), excluding, without duplication, (i) the cumulative effect of a change in accounting principles during such period to the extent included in Net Income, (ii) the purchase accounting effects of adjustments to property and equipment, software and other intangible assets and deferred revenue (including the effects of such adjustments pushed down to Owner) as a result of any acquisitions, or the amortization or write-off of any amounts thereof, and (iii) the income (or loss) of any Person that is not Owner or a Subsidiary of Owner (including dividends and distributions paid to Owner by any Affiliate (other than a Subsidiary of Owner) during such period (including pursuant to any tax sharing agreement)).

“Nevada Gaming Licenses” shall mean all licenses, consents, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements, or any waivers thereof or exemptions therefrom, issued by any Gaming Authority necessary for or relating to the conduct of activities under the Gaming Laws within the State of Nevada.

“Non-Compete Agreements” shall mean that certain Non Competition Agreement dated as of the date hereof by and among Station Casinos LLC, Fertitta Entertainment, Manager, FE Propco Management LLC, a Delaware limited liability company, FE Opco Management

LLC, a Delaware limited liability company, Frank J. Fertitta III, Lorenzo J. Fertitta, German American Capital Corporation and JPMorgan Chase Bank, N.A.

“Opco Management Agreement” shall mean that certain Management Agreement dated as of the date hereof by and between NP Opco LLC, a Nevada limited liability company and FE Opco Management LLC, a Delaware limited liability company.

“Operating Bank Account” shall mean the Bank Accounts in the name of Owner for the payment of Operating Costs and any other costs to be paid pursuant to this Agreement and the deposit of monies related to the Property, which accounts shall be (i) separate and distinct from any other accounts, reserves or deposits required by this Agreement, and (ii) interest bearing accounts if such an account is reasonably available (all interest earned shall be retained in the Operating Bank Account).

“Operating Competitive Set” shall mean the casino/hotel properties (expressly excluding any properties owned, operating or licensed by Fertitta Family Entities) which are identified and agreed by the Parties as competing directly in the marketplace with the Property.  A list of the initial Operating Competitive Set appears on Schedule “1B”.

“Operating Consumables” shall mean all food, beverages and other immediately consumable items utilized in operating the Property (including, without limitation, soap, cleaning materials, matches, stationary, brochures, folios, and other similar items).

“Operating Costs” shall mean, to the extent included within the then-current Approved Annual Plan and Operating Budget, or to the extent otherwise approved by Owner at any time and, from time to time, pursuant to the terms of this Agreement, all costs and expenses properly designated as operating costs as determined on a consolidated basis in accordance with GAAP (and expressly excluding Corporate Overhead and Expenses).

“Operating Standard” shall mean with respect to the Property, that the Property shall be managed, operated, serviced (including, without limitation, customer service), maintained, repaired and refurbished (i) to a standard of operation equal to or exceeding the standard of operation at which the Property was operated as of the Effective Date to the extent that funds available pursuant to the Approved Annual Plan and Operating Budget, as amended from time to time, or otherwise provided by Owner, permit the operation, management, service, repair, maintenance and refurbishment of the Property to such standard; (ii) consistent with the terms and conditions of this Agreement; and (iii) in accordance with the standards, policies and programs in effect, from time to time, that are applicable to the operation of the Property; provided that, to the extent that funds available pursuant to the Approved Annual Plan and Operating Budget, as amended from time to time, or otherwise provided by Owner, permit operation of the Property to such standard, the Operating Standard will not be less than the standard of operations for (A) the properties in the Operating Competitive Set, and (B) the Comparable Manager Properties, but in each case taking into account any differences in age, quality, size, location, amenities, amount of meeting space, business mix, and other physical and operation variations for such properties in the Operating Competitive Set and for such properties consisting of Comparable Manager Properties, and specifically with respect to Comparable

Manager Properties, any differences in Manager’s centralized services that are provided to such properties and not provided to the Property.

“Operating Supplies” shall mean all non-capital equipment necessary for the day-to-day operation of the Property (including but not limited to chips, tokens, uniforms, playing cards, glassware, linens, silverware, utensils and dishware).

“Optional Corporate Services” shall have the meaning set forth in the Manager Allocation Agreement.

“Other Manager Property” shall mean, collectively the Manager LV Properties and any other Hospitality Product (other than the Property) which Manager owns, manages or licenses (as licensor).

“Owner Account” shall mean the account(s) in the name of Owner that are designated by Owner to Manager, from time to time, for the remittance of funds by Manager in accordance with the terms of this Agreement.

“Owner IP” shall mean Owned IP and Licensed IP.

“Owner Overhead and Expenses” shall have the meaning set forth in the Manager Allocation Agreement.

“Owner-Related Affiliates” shall mean Station Casinos LLC, GVR Holdco 2 LLC, a Nevada limited liability company, GVR Holdco 1 LLC, a Nevada limited liability company, Station Voteco LLC, a Delaware limited liability company, and Station Holdco LLC, a Delaware limited liability company.

“Parties” shall mean Owner and Manager.

“Patents” shall have the meaning set forth in the definition of Intellectual Property.

“Performance Competitive Set” shall mean the set of casino/hotel properties (expressly excluding any properties owned, operated or licensed by Manager or its Affiliates) which are identified and agreed by the Parties, from time to time, as competing directly in the marketplace with the Property and provide public financial reporting necessary to determine Competitor EBITDA.  A list of the initial Performance Competitive Set appears on Schedule “1C”.

“Person” shall mean any individual, corporation, limited liability company, partnership, trust or other entity.

“Plan” shall mean that certain joint plan of reorganization under chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1532 of Station Casinos, Inc. and certain of its subsidiaries dated as of July 28, 2010.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses classified as “pre-opening expenses” on the applicable financial statements of Owner and its Subsidiaries for that period, prepared in accordance with GAAP consistently applied.

“Promotional Allowance” shall mean the maximum amount of the retail value of transportation, complimentary hotel accommodations, food, beverages, merchandise, chips, tokens, entertainment, or similar products or services provided to guests or patrons for promotional purposes.

“Propco IP Licenses” shall mean that certain IP License Agreement between Station Casinos LLC and Owner, dated as of the date hereof.

“Propco Management Agreement” shall mean that certain Management Agreement dated as of the date hereof by and between Station Casinos LLC and FE Propco Management LLC, a Delaware limited liability company.

“Property” shall mean (i) the Property Facilities; and (ii) the Furniture, Fixtures and Equipment, the Operating Supplies and the Operating Consumables relating thereto and/or used in connection therewith.

“Property Facilities” shall mean (i) the Land; (ii) the Improvements; (iii) the Property Related Facilities; (iv) any related land, buildings and improvements which in the future may be owned or leased by Owner; and (v) all entrances, exits, rights of ingress and egress, licenses and easements related to any of (i) through (iv) above.

“Property Related Facilities” shall mean (i) the common areas of the Property, as the same may, from time to time, be altered, reconstructed or expanded, which are, from time to time, intended, made available and maintained for the use and enjoyment in common of Manager and occupants of the Property; (ii) the parking facilities servicing the Property; (iii) those rooms within the Property to be used for meetings and conferences; (iv) the receiving facilities for the delivery of laundry and other goods and services; (v) the restaurant facilities located within the Property; (vi) any amenities and facilities made available for the use and enjoyment of the occupants of the Property; (vii) any land or improvements not within or located upon the Land, but which provide shared benefits to the Property pursuant to a separate written agreement approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed); (viii) any Improvements or other improvements, whether or not located upon the Land, which Manager is to manage for the benefit of the Property pursuant to a separate written agreement approved by Owner (such approval not to be unreasonably withheld, conditioned or delayed); and (ix) any related land, buildings and improvements which in the future may be owned or leased by Owner.

“Reserve Fund” shall mean the Bank Accounts maintained in the name of Owner for the payment of Capital Improvements and Replacements for the Property, which accounts shall be (i) separate and distinct from any other accounts, reserves or deposits required by this Agreement, and (ii) interest bearing accounts if such an account is reasonably available (all interest earned shall be retained in the Reserve Fund).

“Routine Repairs and Maintenance” shall mean repairs, replacements, corrections and maintenance items to the Property as shall be required in the normal and ordinary course of operation of the Property other than Capital Improvements.

“Specially Designated National or Blocked Person” shall mean either: (i) a person or entity designated by the U.S. Department of Treasury’s Office of Foreign Assets Control, from time to time, as a “specially designated national or blocked person” or similar status; (ii) a person or entity described in Section 1 of U.S. Executive Order 13224, issued on September 23, 2001; or (iii) a person or entity otherwise identified by a government or legal authority as a person with whom Manager or Owner, as applicable, is prohibited from transacting business.

“Standard Management Programs and Procedures” shall mean (i) the general operating procedures; know-how; generic training manuals and procedures; general financial performance and budgeting processes; general marketing strategies; general new hire processes; overall human resources programs and documentation; general time, attendance, labor management and scheduling systems not specific and/or unique to any of the Combined Properties whether developed prior to or after the Commencement Date and during the term of this Agreement; and/or (ii) any such files, documents, instruments, papers, books and records created or developed by Manager or any Fertitta Controlled Affiliate in connection therewith.  For avoidance of doubt, the Standard Management Programs and Procedures shall not include all or any portion of the Technology Systems, the Owned IP, the Licensed IP, the Customer Database, the Reservation Systems and/or any derivation of any of the foregoing.

“Subsidiary” shall mean, with respect to any Person, any other Person at least fifty percent (50%) of the economic or voting interest of which is owned by such Person.

“Termination” shall mean the expiration of the Term or any sooner cessation of this Agreement as permitted herein.

“Termination Fee” shall have the meaning set forth on Exhibit “A”.

“Trademarks” shall have the meaning set forth in the definition of Intellectual Property.

“Transfer” shall mean, as a noun, any voluntary or involuntary transfer, sale, assignment, pledge, hypothecation or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, assign, pledge, hypothecate or otherwise dispose.

“Transition Period” shall have the meaning set forth on Schedule “5”.

“Transition Services” shall have the meaning set forth on Schedule “5”.

“TTMF” shall have the meaning set forth on Exhibit “A”.

“Working Capital” shall mean funds which are reasonably necessary for the day-to-day operation of the Property’s business (including, without limitation, amounts sufficient for the maintenance of change, cage cash and petty cash funds, Operating Bank Account, Reserve Fund, receivables, payrolls, prepaid expenses and funds required to maintain the necessary amounts of Operating Supplies and Operating Consumables).

ARTICLE II
APPOINTMENT OF MANAGER; OPERATION OF THE PROPERTY

2.1          Appointment.  Subject to applicable Gaming Laws, Owner hereby appoints and employs Manager as an independent contractor to supervise, direct and control the management, personnel and operation of the Property until the expiration of the Term or earlier termination of this Agreement pursuant to the terms hereof.  Manager accepts said appointment and agrees to manage the Property during the Term in accordance with all applicable Gaming Laws and the terms, conditions and limitations hereinafter set forth.  Subject to the terms of this Agreement, the sole responsibility and authority for the management of the Property is vested in Manager, and Manager shall have the complete right and authority to manage the Property.  The rights, duties and obligations of Manager hereunder are personal to Manager based on Manager’s unique experience and, except as expressly set forth in this Agreement, may not be transferred or assigned without the prior approval of Owner (which approval may be granted or withheld in Owner’s sole and absolute discretion). Manager acknowledges that the scope of both Manager’s authority and duties hereunder is limited to the authority and duties set forth in this Agreement (and reasonably derived therefrom) and Manager shall not use (and shall use commercially reasonable efforts to not permit third parties to use) the Property for any purpose not contemplated by this Agreement.  Owner agrees that, subject to all rights and remedies of Owner pursuant to the terms and conditions of this Agreement, Owner shall use commercially reasonable, good faith efforts to cooperate with Manager as reasonably requested by Manager in carrying out its duties under this Agreement and in complying with any restrictions or obligations placed on Manager or Owner by any Gaming Authority or under applicable Gaming Laws.

2.2          Delegation of Authority.  Subject to the terms of this Agreement (including, without limitation, Sections 2.1, 2.3, 2.4(a), 2.5, 2.6, 2.7, 2.11 and 2.12 below) and the limitations set forth in the Approved Annual Plan and Operating Budget, Manager shall have the exclusive supervision, control, right, authority, obligation and duty to, except as otherwise specifically provided in this Agreement, operate and manage the Property in accordance with the Operating Standard.  Subject to the Approved Annual Plan and Operating Budget, Section 2.3 below and such other limitations as are specifically imposed in this Agreement or under applicable Gaming Laws, Manager (as an independent contractor) shall have the right and obligation, free from interference, interruption and disturbance, to conduct all matters relating to the management and operation of the Property, including, without limitation, (i) the management and oversight of all Gaming, hotel and resort operations and other day-to-day operations of the Property; (ii) all non-day-to-day supervision and operational and strategic planning of the Property; (iii) customer relations management and revenue management services; (iv) reservation system operation and management; (v) sales and marketing services, promotions, promotional services and publicity (including, without limitation, rewards programs); (vi) Intellectual Property creation, invention, development, patenting, registration, promotion, maintenance, perfection, protection, enforcement and management; (vii) food and beverage services; (viii) human resources; (ix) personnel selection, employment policies and employee fringe benefits; (x) assistance and cooperation with internal audit functions to be performed by the Owner Representative; (xi) purchasing, contracting and leasing, including, without limitation, the procurement of inventories, supplies and services; (xii) maintenance and repairs (including, without limitation, physical plant maintenance); (xiii) security services; (xiv) books and records maintenance; (xv) real estate tax audits and challenges; (xvi) licensing and regulatory matters; (xvii) Technology System services, including maintenance, development, support and Customer Database management and development as part of the marketing, promotions and rewards programs; (xviii) the right to provide complimentary items to guests and patrons of the Property (including complimentary or discounted food, beverages, lodging or other use of the Property’s facilities, subject to the Promotional Allowance set forth in the applicable Approved Annual Plan and Operating Budget (including any permitted Promotional Variance)); (xix) determining charges for rooms and commercial space; (xx) implementing the approved Credit Policy; (xxi) receipt, holding and disbursement of funds, and maintenance of bank accounts; and (xxii) generally, control of all activities necessary for or reasonably related to the operation of the Property.  Except as set forth in Sections 2.3, 2.4(a), 2.5, 2.6, 2.7, 2.11 and 2.12 below or otherwise in this Agreement and subject to the Approved Annual Plan and Operating Budget, Manager shall have the authority to execute on Owner’s behalf and for the account of Owner, in Owner’s name, all agreements relating to the operation of the Property, including, without limitation, contracts for electricity, gas, telephone, cleaning, maintenance, security, pest control, elevator and boiler maintenance, life/safety systems maintenance, air conditioning maintenance, laundry and dry cleaning, television service, rooftop license agreements, use of copyrighted materials (such as music and videos), and other services that Manager, from time to time, considers (in its commercially reasonable business judgment) appropriate and, subject to Section 2.5, Manager shall use commercially reasonable efforts to enforce all such agreements in a manner which is consistent with sound business practices (as if each agreement was entered into by Manager for its own account).

2.3          Limitations on Manager’s Authority.  Notwithstanding anything to the contrary set forth in this Agreement, other than as specifically contemplated in the Approved Annual Plan and Operating Budget (as amended, from time to time pursuant to Section 8.3(c)), including, without limitation, Manager’s right to right to incur costs and expenses as the result of a Permitted Variance, Promotional Variance and/or Emergency Expenditures, Manager shall not, without Owner’s prior written approval (which approval may be granted or withheld in Owner’s sole and absolute discretion):

(a)           except as otherwise permitted under Section 2.3(g), enter into, amend, extend, renew, cancel or terminate any contract or other agreement which provides for (i) payments or potential liability that are, in the aggregate, in excess of the Approval Amount (including any extensions thereof); and (ii) a term exceeding one (1) year, unless the same is terminable at will (without penalty) on no more than sixty (60) days’ notice or less; provided that, notwithstanding the foregoing, Manager may, without Owner’s approval, cause Station

Casinos LLC to enter into (and may amend, extend, renew, cancel or terminate) contracts or agreements that relate to the Property, but which may also relate to one or more of the Manager LV Properties, which contracts or agreements may provide for (A) payments or potential liabilities that are in excess of the Approval Amount, and/or (B) a term exceeding one (1) year; provided, however, that the costs of such contracts or agreements allocated to the Property shall not exceed the Approval Amount for the Property;

(b)           enter into any agreement creating a voluntary lien or encumbrance of any kind affecting the real property upon which the Property is situated;

(c)           purchase items from Affiliates other than purchases in accordance with Section 4.2 below and/or enter into, amend, renew, cancel or terminate any contract or other agreement with an Affiliate; provided, however, that Manager shall have the right, without Owner’s prior approval, to purchase in cash personal property from, or sell for cash personal property to, any of the Combined Properties for the benefit of any of the other Combined Properties at the fair market value of such personal property as of the date of such purchase or sale;

(d)           dispose of assets, whether individually or in the aggregate, worth in excess of the Approval Amount in any Fiscal Year other than the disposition of Furniture, Fixtures and Equipment that are obsolete (i.e., reached the end of their respective useful life), and then, only so long as (i) such items of Furniture, Fixtures and Equipment are concurrently being replaced in accordance with the Approved Annual Plan and Operating Budget; and (ii) such dispositions are made in the ordinary course of business;

(e)           except in connection with trade payables for goods and services and other payments or obligations incurred in accordance with the Approved Annual Plan and Operating Budget, borrow any money or execute any credit obligation in the name and on behalf of Owner or any Owner-Related Affiliates or any of their respective Affiliates and/or Subsidiaries;

(f)            take any action or make any decision which (i) requires approval of any lender, administrative agent or servicer pursuant to the GVR Loan Documents; or (ii) otherwise violates any term or limitation of the GVR Loan Documents (or, with respect to any refinancing of the terms and conditions of the Loan or any other future financing the terms and conditions thereof are provided to Manager, take any action or make any decision which requires approval of any lender, administrative agent or servicer pursuant thereto or otherwise violates any term or limitation thereof so long as the same does not materially increase the obligations of Manager and/or materially decrease the rights and remedies available to Manager under this Agreement);

(g)           enter into, materially amend, extend, renew, cancel or terminate any lease to a single tenant or license, concession or other similar arrangements with respect to other space and facilities, (i) covering more than five thousand (5,000) square feet of rentable area with respect to the Property and having a term of more than ten (10) days; or (ii) with a term of more than ten (10) years;

(h)           except as permitted or required under this Agreement, take any action or make any decision which binds Owner or any Owner-Related Affiliate to a third party; or

(i)            take any action or make any decision which constitutes a Material Item.

2.4          Leases.  All leases and occupancy agreements for any portion of the Property entered into by Manager (i) shall be consistent with the terms of this Agreement; and (ii) shall require the respective third party thereto to operate the subject portion of the Property substantially in a manner consistent with the Operating Standard (to the extent applicable) and the other terms of this Agreement.  Manager shall use commercially reasonable efforts to enforce all leases or other occupancy agreements in a manner consistent with sound business practices, as if such lease or occupancy agreement was entered into by Manager for its own account.  Manager shall use commercially reasonable efforts to comply with and not to default under any and all leases and occupancy agreements unless such action is approved in writing by Owner (which approval may be granted or withheld in Owner’s sole and absolute discretion), to the extent so affected.

2.5          Legal Action.  Manager shall have the obligation to defend, and the right to institute, on behalf of and in the name of Owner, any and all legal actions or proceedings affecting the Property (including, without limitation, to collect charges, rent or other income from the Property or to remove any tenants, terminate a lease, license, or concession agreement, a breach thereof or default entered by any tenant, licensee, concessionaire, supplier, or contractor, or to protect and/or litigate to final decision in any appropriate forum, any violation, rule, regulation or agreement concerning the Property); provided, however, that the prior written approval of Owner (such approval not to be unreasonably withheld, conditioned or delayed) shall be required with respect to the hiring of counsel and/or the institution or defense of one or a series of related actions (or settlement thereof) where there is a reasonable possibility of (i) loss, cost or expense (including all attorneys’ fees and costs) to Owner or the Property in excess of the Approval Amount; or (ii) a material adverse effect on Owner or the operation of the Property (an action under clause (i) or (ii), a “Material Action”), unless such action is incurred during the ordinary course of business at the Property (e.g., so-called “slip and fall” claims where uninsured legal fees and potential claims do not exceed the Approval Amount) in which case Manager shall be required to provide only prior written notice to Owner.  For avoidance of doubt, Manager shall have the right, without Owner’s approval, to defend and/or settle any claim or legal action brought against Manager in connection with the operation of the Property, provided that all liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) incurred in defending and/or settling any such claim or legal action which are not covered by insurance shall be paid by Manager, except to the extent Owner is obligated to indemnify Manager pursuant to Section 10.5.

2.6          Standard for Performance by Manager.

(a)           Manager shall use diligent, commercially reasonable efforts to discharge its obligations hereunder in an expeditious, economical and professional manner in accordance with the terms of this Agreement, the Operating Standards and the Approved Annual Plan and

Operating Budget.  In discharging its obligations hereunder, Manager shall be held to the Operating Standard for the Property; provided, however, and notwithstanding anything to the contrary set forth in this Agreement, Manager’s obligations to meet the Operating Standard for the Property shall be subject to (i) Owner’s funding of the amounts set forth in the Approved Annual Plan and Operating Budget for each Fiscal Year and as otherwise required by the express terms of this Agreement; and (ii) any equitable adjustment to the Operating Standards pursuant to and in accordance with the procedures set forth in Sections 8.3(d).  For avoidance of doubt, notwithstanding any limitation on Manager’s obligations to meet the Operating Standard pursuant to the immediately preceding sentence, Manager shall not be relieved from otherwise performing Manager’s services, duties and responsibilities under this Agreement in an expeditious, economical and professional manner (A) to the extent not adversely impacted by Owner’s failure to fund the amounts under any Annual Plan and Operating Budget approved by Owner pursuant Section 8.3 (or otherwise resolved pursuant to Section 17.16), or (B) as equitably adjusted pursuant to Section 8.3(d).

(b)           Manager shall not be held responsible for the defaults of contractors or other third parties with whom it deals at arms’ length and Manager’s responsibility is limited to being professional and prudent in the selection and supervision of contractors and other third parties.  Owner and Manager agree that if any fiduciary duties are imposed on Manager hereunder, such fiduciary duties shall be deemed modified by the provisions of this Agreement.  Owner and Manager further agree that it is the intent of the parties that this Agreement be interpreted and construed solely in accordance with the laws and principles applicable to commercial contracts.  Owner agrees that Owner’s power and right to terminate this Agreement are solely as expressly provided for in this Agreement.

(c)           Manager shall use its diligent, commercially reasonable efforts, skills and abilities to perform its obligations under this Agreement and to promote the interests of Owner.  If Manager is managing properties other than the Property, Manager shall conduct its affairs so as not to prefer the interests and management of such other properties to the interests and management of the Property.  Owner hereby acknowledges and agrees that Manager and its Affiliates intend to acquire and manage other Hospitality Products of a similar Operating Standard, and Owner agrees that the mere ownership and/or operation of such other Hospitality Products by Manager or any of its Affiliates shall not, to the extent permitted under the Non-Compete Agreements, be deemed to be a breach of this Section 2.6(c) so long as Frank J. Fertitta III or Lorenzo J. Fertitta (or the survivor of the two, if applicable) continues to use his diligent, commercially reasonable efforts, skills and abilities to promote the interests of Owner with respect to the Property.

2.7          Name of the Property.  The Parties agree that the Property shall be operated under the name “Green Valley Ranch Resort, Spa & Casino”, so long as Owner is permitted to use the Licensed IP as described in Section 6.2 below.

2.8          Operating Permits and Licenses.  Manager shall, at Owner’s sole cost and expense, with Owner’s assistance and cooperation, use commercially reasonable efforts to (i) obtain, maintain, renew, and keep in full force and effect, all Governmental Approvals for

Manager, the Property, Owner (including, without limitation, Nevada Gaming Licenses and liquor, bar, restaurant, sign and hotel licenses for all applicable individuals and entities), as may be required for the ownership and operation of the Property pursuant to the Operating Standard and the terms and conditions of this Agreement; and (ii) if applicable, assist Owner with obtaining any Governmental Approvals for the Property as soon as reasonably possible taking into consideration all facts and circumstances; provided, however, that in the event the expenses incurred by Owner in obtaining any Governmental Approvals obtained by Manager (including, without limitation, Nevada Gaming Licenses and liquor, bar, restaurant, sign and hotel licenses for all applicable individuals and entities) pursuant to this Agreement are utilized by or otherwise benefit Manager by reducing or otherwise eliminating the actual out-of-pocket costs which would have been incurred by Manager in obtaining such Governmental Approvals for the benefit of any Other Manager Properties operated by Manager, Manager shall notify Owner and promptly reimburse Owner a fair and equitable portion of Owner’s actual out-of-pocket costs and expenses incurred in connection with obtaining such applicable Governmental Approvals.  Owner shall, with respect to any Governmental Approvals (including, without limitation, Nevada Gaming Licenses and liquor, bar, restaurant, sign and hotel licenses for all applicable individuals and entities) required to be maintained by Owner, in its individual capacity, use commercially reasonable efforts to maintain, renew, and keep in full force and effect all requisite Governmental Approvals (including the timely submission of all applications and disclosures required or requested by the Gaming Authorities and liquor licensing authorities).  Manager shall operate and manage the Property in a manner that will not materially adversely affect the ability of Owner to obtain, renew and maintain all Governmental Approvals necessary for the operation of the Property, but in all events shall use all commercially reasonable efforts to cause the Property to comply with all conditions or requirements set out in any Governmental Approvals.

2.9          Reservation System.  Without limiting the generality of Section 2.2, subject to the Approved Annual Plan and Operating Budget, Manager shall manage, maintain and supervise, directly or indirectly, for the Property and its guests such global reservation system, web site and other reservations services as shall be determined by Manager to be reasonably necessary or advisable in connection with the operation of the Property (the “Reservation Systems”).  Manager acknowledges and agrees that all current and future versions of the Reservation Systems constitute part of the Technology Systems belonging to Owner and such Reservation Systems shall not be shared with, cross-referenced or linked to the reservation systems used by the Other Manager Properties other than the Combined Properties without the prior written approval of Owner (which approval may be granted or withheld in Owner’s sole and absolute discretion).  Notwithstanding the foregoing, Owner hereby grants Manager a perpetual, royalty-free, non-assignable, non-sublicensable license permitting the use of all Intellectual Property owned by Owner (or licensed by Owner, solely to the extent permitted by such license) and, without limiting the generality of and subject to the Technology Services License Agreement set forth in Exhibit “D” attached hereto, included in the Technology Systems for purposes of establishing and maintaining separate reservation systems, web sites and other reservation services for the Other Manager Properties, provided that, such new reservation systems shall (a) in no event use any guest data or other guest information of the Reservation Systems (including, without limitation, any Customer Databases), and (b) be in all respects wholly-independent of the Reservation Systems.

2.10        Sales, Marketing and Advertising.  Subject to the Approved Annual Plan and Operating Budget and the limitations thereof, Manager shall advertise and promote (including, without limitation, the development, implementation and supervision of a sales and marketing program for) the Property, and shall provide for the planning, publicity, internal communications, organizing and budgeting activities to be undertaken in connection therewith (which may include, without limitation, the following to the extent deemed advisable by Manager in connection with operating the Property: (i) production, distribution and placement of promotional materials relating to the Property (including materials for the promotion of employee relations); (ii) development and implementation of promotional offers or programs that benefit the Property (including direct mailings, player development and Owner’s player’s club programs); (iii) selection of and guidance to advertising agency and public relations personnel; (iv) coordination with tour programs marketed by airlines, travel agents and government tourist departments; and (v) preparation and dissemination of news releases for national and international trade and consumer publications).  Additionally, subject to, not only the Approved Annual Plan and Operating Budget, but also the terms and conditions of Article VI hereof, Manager shall be responsible for all database management, brand management, call centers, hotel booking engines and website management.

2.11        Compliance with Legal Requirements.  Manager shall take all commercially reasonable actions necessary to comply in all material respects with, and to cause the Property to comply in all material respects with, all Legal Requirements affecting the Property or the ownership or operations thereof.  Additionally, Manager shall prepare and, upon Owner’s approval, file all statements and reports required under applicable Gaming Laws or by the Gaming Authorities and all other applicable regulatory agencies.  Owner shall, in its sole and absolute discretion, determine whether to contest any tax payment or assessment, or any Legal Requirement; provided, however, Manager may take all such reasonably necessary actions without Owner’s prior approval if the failure to so comply might (i) expose Manager to criminal or material civil liability; (ii) materially and adversely affect the operation of the Property; or (iii) jeopardize any Nevada Gaming License or any other Gaming license held by Manager or Owner or their respective Affiliates.  Manager shall use reasonable efforts to promptly notify Owner in writing of all material allegations of non-compliance with, or violations of, any Legal Requirements (A) with respect to which Manager takes any action pursuant to the proviso contained in the immediately preceding sentence; and (B) with respect to the Property if allegations are made by a reputable Person and which are known to Manager.

2.12        Credit Policy.  Within sixty (60) days following the Effective Date, the initial Credit Policy for all of the Combined Properties shall be prepared by Manager and delivered to Station Casinos LLC for approval.  Subject to applicable Legal Requirements, Manager may extend credit to patrons of the Property as long as individual credit decisions and the cumulative amount of credit outstanding conform to the express terms and conditions set forth in the approved Credit Policy.  Manager may make changes to the Credit Policy, from time to time, provided that any material changes to terms of the Credit Policy shall be subject to Owner’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that if Owner objects to any changes made to the Credit Policy during the then applicable Fiscal Year, Owner and Manager shall revisit such Credit Policy items and discuss

Owner’s objections and Manager shall resubmit a revised Credit Policy for approval as part of the next Fiscal Year’s Annual Plan and Operating Budget.  If Owner notifies Manager that it reasonably objects to a material change in the terms of the Credit Policy and the Parties have not reached agreement on such change within thirty (30) days after the notice of such request has been given, such dispute shall be submitted to the Industry Consultant pursuant to Section 17.16(c) to determine to whether the requested change is consistent with the credit policies in place at the applicable properties in the Operating Competitive Set or is otherwise reasonably required or advisable in connection with the operation of the Property.

2.13        Food and Beverage; Entertainment; Complimentary Services.  Manager shall, subject to limitations set forth in the Approved Annual Plan and Operating Budget, and subject to any applicable terms of any third party leases, licenses or occupancy agreements and all Legal Requirements:

(a)           Establish food and beverage policies (including pricing) with respect to the Property (including the right to conduct catering operations outside the Property for the account of the Property);

(b)           Determine all terms for admittance and charges to be made for guest and function rooms, commercial space privileges, and, subject to any applicable terms of any third party leases, licenses and occupancy agreements, entertainment and food and beverages and establish entertainment and amusement policies (including pricing) with respect to the Property; and

(c)           Subject to the Promotional Allowance (including any permitted Promotional Variance), provide such guest rooms or other facilities, and any food or beverages, on a complimentary or discount basis to any guest or patron as Manager may reasonably determine to be advisable.

2.14        Internal Control Systems; Surveillance System.  In accordance with the applicable Approved Annual Plan and Operating Budget for the Fiscal Year, Manager shall install systems on behalf of Owner for monitoring of all funds (the “Internal Control Systems”) which control systems shall be installed with the intent to comply with all Legal Requirements, and Manager shall make reasonable efforts to give Owner notice prior to any such change, but in any event, promptly thereafter.  Owner shall have the right to select and retain an auditor, at Owner’s sole cost and expense, to review the adequacy of the Internal Control Systems.  In accordance with the applicable Approved Annual Plan and Operating Budget for the Fiscal Year, Manager shall operate and maintain the Property’s surveillance system (including, without limitation, closed-circuit television) and propose, from time to time, any and all suggested upgrades and/or additional systems for monitoring the activities of the customers, employees, supervisors and management personnel, as well as the tracking and movement of all funds into, within and out of the Property as shall be determined by Manager to be reasonably required or advisable in connection with the operation of the Property.  Additionally, the Owner Representative shall have the right to inspect and oversee the Internal Control Systems upon reasonable prior notice and during business hours.

2.15        Exclusivity.  Until the expiration or earlier termination of this Agreement, Owner hereby agrees that Manager and its Affiliates shall have the right to manage any Hospitality Product in which Owner or any Fertitta Affiliate acquires a direct or indirect interest (such interest, an “Owner Property Interest”).  Promptly following Owner or any Fertitta Affiliate entering into an agreement or term sheet to acquire an Owner Property Interest, Owner shall provide Manager with written notice of such agreement or term sheet.  Owner shall meet with Manager as soon as reasonably practicable after entering into such agreement or term sheet but in no event later than fifteen (15) days thereafter, and the Parties shall negotiate in good faith to enter into a management agreement for the management by Manager or any of its Affiliates of the applicable Hospitality Product.  Any such management agreement shall (i) include the same calculations for Management Fees as found herein; (ii) otherwise be on the same terms and conditions as set forth in this Agreement with any necessary changes to account for differences in age, quality, size, location, amenities and other physical and operational variations for such Hospitality Product; and (iii) be effective as of the closing date of the acquisition of such Owner Property Interest, provided that such management agreement may allow for a reasonable transition period for interim management, if applicable, to the extent necessary to avoid unnecessary costs or other economic detriments to the owner of such Hospitality Product during the transition period.

2.16        Change in Competitive Sets.  If Owner or Manager seeks a change in the list of the Comparable Manager Properties, Operating Competitive Set and/or the Performance Competitive Set from those listed on Schedules “1A”, “1B”, and/or “1C” respectively, for the reasons identified in this Section 2.16, (i) with respect to the Comparable Manager Properties (based upon the engagement by Manager or any of its Fertitta Controlled Affiliates to operate properties previously not included in the list of Comparable Manager Properties or otherwise), the Party requesting such change shall notify the other in writing of such request; (ii) with respect to the Operating Competitive Set (based on the commencement of operations of one or more casino/hotel properties in the Property’s market area, or based on any cessation of operations or significant change in operations (such as a change in operator or a change in market positioning) of any of the casino/hotel properties listed in the then current Operating Competitive Set), the Party requesting such change shall notify the other in writing of such request; and (iii) with respect to the Performance Competitive Set (including the corresponding change in the EBITDA Percentage resulting from a change in the Performance Competitive Set and based upon (1) any of the properties in the then current Performance Competitive Set no longer providing public financial reporting necessary to determine Competitor EBITDA; (2) operations commencing at one or more casino/hotel properties in the Property’s market area (provided that such additional casino/hotel properties provide public financial reporting necessary to determine Competitor EBITDA); or (3) any cessation of operations occurring at any of the casino/hotel properties listed in the then current Performance Competitive Set, the Party requesting such change shall notify the other in writing of such request.  In the event that the Parties have not reached agreement as to any such change hereby requested pursuant to clauses (i), (ii) or (iii), within thirty (30) days after the written notice of such request has been given, such dispute shall be submitted to an Industry Consultant in accordance with Section 17.16(c).  The removal of any property from the Performance Competitive Set and/or a change to the Comparable Manager Properties and/or the Operating Competitive Set that are agreed upon by the Parties or are otherwise determined by an Industry Consultant shall be deemed effective as of the date of notice requesting such change or, with respect to the addition of any property to the Performance Competitive Set, as soon as Competitor EBITDA is publicly available.

ARTICLE III
TERM; TERMINATION RIGHT FOR PERFORMANCE

3.1          Term.  The term of this Agreement shall commence on the Effective Date and, subject to the earlier termination hereof in accordance with the terms and conditions of this Agreement, shall expire at 11:59 p.m. on the date which is the twenty-fifth (25th) anniversary of the Effective Date (the “Term”).

3.2          Termination for Failure of the Performance Test.

(a)           Right of Termination.  Subject to Section 3.2(b), (c) and (d), Owner shall have the right to terminate this Agreement with respect to the Property, without payment of any Termination Fee, penalty or other consideration, if, for any two (2) consecutive Fiscal Years (each, a “Measurement Year”) beginning with the eighth (8th) Full Fiscal Year (the first two Measurement Years being the sixth (6th) and seventh (7th) Full Fiscal Years) where, for each Measurement Year:

(1)           EBITDA for the Property is less than eighty-five percent (85%) of Budgeted EBITDA for the Property during any Measurement Year of the applicable Performance Test (the “Budget Test”); and

(2)           The aggregate EBITDA for all of the Combined Properties is less than eighty-five percent (85%) of the Indexed EBITDA achieved by the properties in the Performance Competitive Set (the “Market Test,” and, together with the Budget Test, hereinafter referred to as the “Performance Test”) (the Measurement Years for which the Performance Test is not satisfied shall be deemed to be a “Non-Performing Period”).

For example purposes only, a sample calculation of the Market Test is set forth on Schedule “6” attached hereto.  Owner expressly acknowledges that Manager’s failure to achieve the Performance Test in and of itself, or its election not to cure any such failure pursuant to its rights under Section 3.2(c), shall not constitute a breach of this Agreement.

(b)           Termination.  Owner may exercise its right to terminate this Agreement pursuant to Section 3.2(a) above by delivering written notice to Manager of its intent to terminate this Agreement (“Owner’s Termination Notice”) at any time within one hundred twenty (120) days after Owner’s receipt of (i) the Year End Statements; and (ii) the reported financial statements (or other financial information required for determination of the Performance Test if such reported financial statements are not available) for the Performance Competitive Set (together with the Year End Statements, the “Performance Test Data”).  If Manager fails to timely exercise its right to cure under Section 3.2(c) below, Owner may terminate this Agreement on the date specified in Owner’s Termination Notice (subject to Manager’s obligation to provide Transition Services in accordance with this Agreement) which termination date shall in no event be less than thirty (30) days after Manager’s receipt of Owner’s Termination Notice.  Owner’s Termination Notice shall include a reasonably detailed description and accounting of Manager’s failure to meet the Performance Test.

(c)           Payment of Cure Amount.  Notwithstanding the foregoing, Manager shall have the option (but not the obligation) to cure any Performance Test failure by delivering written notice to Owner within thirty (30) days after Manager’s receipt of Owner’s Termination Notice (“Manager’s Response Notice”) and paying to Owner the Cure Amount; provided, however, in the event Manager shall within such thirty (30) day period dispute in good faith Owner’s description and accounting with respect to Manager’s failure to meet the Performance Test, the matter shall be submitted to arbitration in accordance with Section 17.16 hereof.

(d)           Adjustment of the Performance Test.

(1)           The Parties acknowledge and agree that the Budget Test and/or the Market Test shall each be equitably adjusted in the event that Manager’s ability to satisfy the Performance Test is adversely affected by (i) any Force Majeure that had an impact on EBITDA for any of the Combined Properties after giving effect to the proceeds received from any applicable business interruption insurance or award or other compensation payable in connection therewith; (ii) an Owner Event of Default under this Agreement, by Station Casinos LLC or any property owner thereunder under the Propco Management Agreement or by NP Opco LLC, a Nevada limited liability company, or any property owner thereunder, under the Opco Management Agreement that has an adverse impact on EBITDA for any of the Combined Properties; (iii) disapproval by Owner of an Annual Plan and Operating Budget, or any line item thereof, or any proposed Discretionary Amendment, or any line item thereof, or failure or delay by Owner in providing funds requested by Manager (including as a result of any delay caused by submission of any Dispute to arbitration or the Industry Consultant pursuant to Section 17.16 hereof) or a comparable event occurs with respect to the Propco Management Agreement and/or the Opco Management Agreement that has an adverse impact on EBITDA for any of the Combined Properties; or (iv) with respect to the Market Test only, Capital Improvements and Replacements with respect to any Combined Property; provided that with respect to (iii) and (iv) as they relate to the Property (A) Manager has provided written notice to Owner prior to the commencement of such Capital Improvements and Replacements that such Capital Improvements and Replacements will have an adverse impact on EBITDA, (B) such Capital Improvements and Replacements are nevertheless approved by Owner as part of the Approved Annual Plan and Operating Budget or any Discretionary Amendment and (C) such Capital Improvements and Replacements in fact have an adverse impact on EBITDA; provided that, with respect to (iii) and (iv) as they relate to any other property under the Propco Management Agreement and/or the Opco Management Agreement, Manager shall provide written notice to Owner of such Capital Improvements and Replacements promptly after Manager learns of the same.  In the event of any of the foregoing, following the delivery of the audited Year End Statements for the applicable Measurement Year(s), Manager shall deliver written notice to Owner requesting an adjustment to the Performance Test and setting forth the basis for such adjustment whereupon the Parties shall meet (if necessary) to determine, in good faith, the appropriate equitable adjustment to the Performance Test.  If the Parties fail to agree on such equitable adjustment, either Party may submit the matter to arbitration in accordance with Section 17.16 hereof.

(2)           In the event an EBITDA Percentage Adjustment Event occurs, (i) the EBITDA Percentage shall be recalculated by the Parties when a corresponding twelve (12) month period of financial reporting is available for the Combined Properties and the Performance Competitive Set; and (ii) until such time as the data necessary for the recalculation of the EBITDA Percentage is available, the Parties will endeavor to determine the appropriate equitable adjustment of the EBITDA Percentage for such interim period.  In the event of any of the foregoing, following the delivery of the audited Year End Statements for the applicable Measurement Year(s), Manager shall deliver written notice to Owner requesting an adjustment to the Performance Test and setting forth the basis for such adjustment whereupon the Parties shall meet (if necessary) to determine, in good faith, the appropriate equitable adjustment to the Performance Test.  If the Parties fail to agree on such equitable adjustment or on a new EBITDA Percentage (or the equitable adjustment during any interim period), either Party may submit the matter to arbitration in accordance with Section 17.16 hereof.

ARTICLE IV
WORKING CAPITAL; OPERATING SUPPLIES

4.1          Working Capital.

(a)           Owner shall approve, as part of the Approved Annual Plan and Operating Budget, the maximum aggregate amount of Working Capital that may be retained in the Operating Bank Account on a daily basis for the day-to-day operation of the Property (the “Working Capital Balance”).  Notwithstanding the establishment and funding of the Working Capital Balance, Manager shall promptly notify Owner if funds on deposit in the Operating Bank Account are insufficient to maintain Working Capital at levels reasonably necessary to satisfy the needs of the Property as operations may, from time to time, require and Owner may advance such funds, or not, in its sole and absolute discretion, provided that, to the extent that Owner elects to provide such funds, Owner shall determine the source of funds for such Working Capital requirements, so long as the source of such funds is not reserved for, or otherwise allocated to fund costs or expenses for specific items as set forth in the Approved Annual Plan and Operating Budget for the thirty (30) day period immediately succeeding the date of determination.  In the event that Owner elects not to fund or Owner fails to fund Working Capital within ten (10) Business Days after receipt of Manager’s written request, Manager shall be authorized to draw down on the Line of Credit solely to the extent necessary to pay amounts due and owing and which were previously approved by Owner in the Approved Annual Plan and Operating Budget or are otherwise permitted by the express terms of this Agreement.  Except as otherwise mutually agreed by the Parties, Manager shall remit to the Owner Account, on a daily basis, any funds in the Operating Bank Account in excess of the Working Capital Balance.  So long as the GVR Credit Agreement remains in effect, the Manager shall cause all Operating Bank Account to be subject to a control agreement in accordance with the requirements of the GVR Credit Agreement.

(b)           Owner shall establish a line of credit (“Line of Credit”), readily accessible by Manager without interference from Owner, sufficient in amount to backstop the Working Capital required for the uninterrupted and efficient operation of the Property in accordance with the Approved Annual Plan and Operating Budget in an amount equal to the sum of the estimated funds necessary to satisfy (i) the Operating Costs of the Property for the thirty (30) day period immediately succeeding the date of determination, including, without limitation, sufficient funds to pay current liabilities as they become due, to replace necessary Operating Supplies as they are consumed and otherwise to operate, repair and maintain the Property in accordance with, and in each case consistent with the Approved Annual Plan and Operating Budget; and (ii) the costs and expenses of all Employees for the sixty (60) day period immediately succeeding the date of determination as projected in the Approved Annual Plan and Operating Budget (collectively, the “Working Capital Requirement”).  The Working Capital Requirement shall remain fixed for the immediately successive Fiscal Year (A) with respect to the costs and expenses of all Employees, at the amount estimated for the last sixty (60) days of the Fiscal Year; and (B) with respect to other costs of operating the Property, at the amounts required for the last thirty (30) days of the Fiscal Year, until such time as the Annual Plan and Operating Budget for the immediately succeeding Fiscal Year has been approved by Owner (and subject to change, from time to time), pursuant to and in accordance with Section 8.3.

(c)           Notwithstanding the foregoing, so long as the GVR Credit Agreement remains outstanding and the revolving credit facility thereunder has not been terminated and there are no uncured defaults or events of default thereunder continuing, (i) Manager shall not deposit or otherwise withhold any amounts under Section 4.1(a) as a Working Capital Balance whenever the combination of cash in the Operating Bank Account and the undrawn amount of revolving loans that may be borrowed under the GVR Credit Agreement are equal to or greater than $10,000,000; and (ii) the requirement for a separate Line of Credit under Section 4.1(b) shall be waived.

4.2          Operating Supplies.  The Working Capital Balance shall be inclusive of funds necessary to supply the Property with Operating Supplies, Operating Consumables, operating systems, services and equipment to the extent the same are provided for in the Approved Annual Plan and Operating Budget, or as otherwise approved in advance by Owner.  Manager shall, on behalf of Owner, use commercially reasonable efforts to obtain and maintain such Operating Supplies and Operating Consumables as it deems reasonably necessary for the operation of the Property subject to the provisions of this Agreement and the then-current Approved Annual Plan and Operating Budget.  In purchasing goods, supplies, equipment and services for the Property (including, without limitation, Operating Supplies, Operating Consumables and long distance telephone services and other telecommunications), Manager may utilize purchasing procurement services of Affiliates of Manager and/or other group buying techniques involving other properties managed by Manager, provided that the cost thereof shall be no more than that which would be charged by non-affiliated third-party vendors in an arm’s length transaction for goods and services of comparative quality.  Manager shall afford the Property the benefit of and any savings (without mark-up or fees), rebates, reimbursements or other payments resulting from any purchasing procurement services and/or group buying techniques.  Owner shall have the right, from time to time, to “opt-out” of or “opt-in” to any such purchasing procurement services for any one or more groups or categories of goods and services by delivering written notice to Manager.

ARTICLE V
COMPENSATION OF MANAGER

5.1          Fees.

(a)           In consideration of the services to be performed by Manager, Owner shall pay to Manager (and Manager shall be entitled to retain from the results of operation of the Property) the Base Management Fee and, if applicable, the Incentive Management Fee, payable for each Fiscal Month in arrears promptly after delivery to Owner of the Interim Statements for each Fiscal Month delivered pursuant to Section 8.1(a) below (including an invoice detailing the monthly Management Fees then due and payable) and approval by Owner’s internal auditor, provided that such payment of the Incentive Management Fee, if due and payable pursuant to this Section 5.1(a), shall be made not later than the date that is ten (10) days following the delivery to Owner of such Interim Statements; provided, however, that payment of the Management Fees (i.e., Base Management Fee and/or Incentive Management Fee) shall be subordinate to (i) payment of all amounts taken into account in calculating Net Income and (ii) all items taken into account in calculating EBITDA in the applicable Fiscal Year or portion thereof (any such deferred amounts hereinafter referred to the “Deferred Management Fees”).  Any Deferred Management Fees shall be accrued and shall remain as a deferred liability of Owner, payable by Owner in subsequent Fiscal Years to the extent of net cash flow after paying all amounts referred to in clauses (i) and (ii) above then due and owing for such Fiscal Year; provided, however, any Deferred Management Fees due and owing to Manager shall not bear interest and shall be extinguished, released and deemed satisfied upon the maturity of the Loan (whether such maturity is the result of the terms of the GVR Loan Documents or pursuant to any acceleration of the maturity date permitted thereunder).  Any Deferred Management Fees shall be payable immediately after the Management Fees for the then current Fiscal Year have been paid in full by Owner.

(b)           Notwithstanding the foregoing, if EBITDA is negative in any Fiscal Month, the amount of negative EBITDA shall be carried forward to immediately successive Fiscal Month(s) (whether in the current or any successive Fiscal Years) and no Incentive Management Fee shall be earned for any successive Fiscal Month unless and until, and Incentive Management Fee shall be payable only to the extent that, cumulative EBITDA for all Fiscal Months from and after such Fiscal Month in which EBITDA was first negative is greater than the amount of cumulative negative EBITDA (beginning in such Fiscal Month in which EBITDA was first negative); provided, further, in no event shall Manager be required to repay any Incentive Management Fee received during Fiscal Months of positive EBITDA on account of subsequent Fiscal Months with negative EBITDA (for example, if EBITDA is positive for the first six (6) Fiscal Months following the Effective Date, but EBITDA is negative in the cumulative amount of $1,000,000 for Fiscal Months seven (7) through nine (9) following the Effective Date, and EBITDA is positive in the amount of $1,500,000 for Fiscal Month ten (10) following the Effective Date, (i) no Incentive Management Fee paid to Manager in Fiscal

Months one (1) through (6) shall be repaid on account of the negative EBITDA in Fiscal Months seven (7) through nine (9), (ii) no Incentive Management Fee shall be payable to Manager for Fiscal Months seven (7) through nine (9), and (iii) an Incentive Management Fee shall be paid to Manager on EBITDA of $500,000 for Fiscal Month ten (10)).

(c)           The amount of the Management Fees paid to Manager shall be reconciled annually by Manager after receipt of the Year End Statements pursuant to Section 8.1(c) below.  Upon Owner’s receipt of the audited Year End Statements, Owner shall have until December 31 of the immediately following Fiscal Year to audit the proposed reconciliation of Management Fees and notify Manager of any disputes thereof (the “Reconciliation Dispute Notice”); provided, however, Owner shall have access to and the right to audit the Year End Statements, and bring a claim for gross negligence or fraud in the preparation of the Year End Statements, for three (3) Full Fiscal Years following the Fiscal Year in question.  Manager shall cooperate with Owner and promptly provide Owner with all reasonably requested supporting documentation required by Owner to conduct the audit.  Upon receipt of the Reconciliation Dispute Notice, Manager shall, within fifteen (15) Business Days, either, notify Owner that it accepts Owner’s reconciliation of Management Fees as set forth in the Reconciliation Dispute Notice, or require the matter to be submitted to arbitration in accordance with Section 17.16 below.  Any adjustments (overpayment or underpayment) thereto shall be made (i) with respect to the Base Management Fee, on the next monthly installment of Base Management Fees due after the final reconciliation of the Base Management Fee (whether by Manager’s acquiescence or upon the final ruling of the arbitrator in accordance with Section 17.16); and (ii) with respect to the Incentive Management Fee, on the next monthly installment of Incentive Management Fees due after the final reconciliation of the Incentive Management Fee (whether by Manager’s acquiescence or upon the final ruling of the arbitrator in accordance with Section 17.16).

5.2          Coverage of Manager’s Cost; Owner’s Corporate Overhead.

(a)           In consideration for the Management Fees payable hereunder, and otherwise at Manager’s sole cost and expense, Manager shall provide and maintain, and shall be responsible for the payment of Manager Overhead and Expenses.  Manager hereby acknowledges and agrees that Manager shall be liable for the Manager Overhead and Expenses as allocated under the Manager Allocation Agreement.  All Manager Overhead and Expenses or other amounts allocated to the Manager and/or Fertitta Entertainment and/or its Subsidiaries pursuant to the Manager Allocation Agreement shall be paid by Manager (and/or Fertitta Entertainment and/or its Subsidiaries, as applicable) from its (or their, as applicable) own funds (and not from Gross Revenues) and Manager shall be deemed to have breached this Agreement if Manager uses Gross Revenues knowingly and improperly to pay any Manager Overhead and Expenses; provided, however, that if any such amounts are inadvertently (or in breach of this Agreement are) paid or incurred by Owner or through the use of Gross Revenues (rather than paid directly by Manager, or reimbursed by Manager to Owner from Manager’s own funds and not from Gross Revenues (any such reimbursement to be excluded from Gross Revenues)), Owner shall have the right (notwithstanding any prohibition on offset otherwise provided in this Agreement) to reimbursement of such amounts payable pursuant to and in accordance with the provisions of the Manager Allocation Agreement.  Manager has used commercially reasonable efforts based upon information Manager reasonably believes to be current and reliable to formulate the Corporate Overhead Budget and Manager and Owner acknowledge that (i) the projections contained in the Corporate Overhead Budget may be affected by changes in financial, economic, market, competitive, natural and other conditions and circumstances beyond Manager’s control; (ii) in formulating the Initial Corporate Overhead Budget, Manager has used commercially reasonable efforts to (A) include any and all necessary corporate responsibility and/or functionality necessary for the ownership of the Property and (B) allocate to Manager Overhead and Expense in accordance with the requirements of the Manager Allocation Agreement.  Manager covenants that in no event shall Manager attempt to reduce or minimize Manager Overhead and Expenses and increase Owner Overhead and Expenses (as defined in the Manager Allocation Agreement) or otherwise circumvent its (or Fertitta Entertainment’s or its Subsidiaries, as applicable) obligations and covenants contained in this Section 5.2 and the Manager Allocation Agreement by knowingly and improperly allocating any employee and/or responsibilities to the Property level or any other means of allocation which would result in such costs and expenses attributable thereto to be treated as Operating Costs or Owner Overhead and Expenses.  For the avoidance of doubt, Manager shall (directly or indirectly through Fertitta Entertainment and/or its Subsidiaries, as applicable) maintain its levels of operating capacity, functionality and senior management personnel devoted to the operation of the Property (including all Corporate Services) that are consistent with those reflected in the allocations of Corporate Overhead and Expenses and the functionality, cost centers, personnel and other items to Manager (and Fertitta Entertainment and/or its Subsidiaries, as applicable) as described in the Manager Allocation Agreement.  The Manager Allocation Agreement is supplemental to this Agreement and incorporated herein by reference and made a part hereof as if fully set forth herein.  In the event of a conflict or inconsistency between this Section 5.2 and the Manager Allocation Agreement, the Manager Allocation Agreement shall control.

(b)           In consideration for the Management Fees payable hereunder and otherwise at Manager’s sole cost and expense, Manager shall (i) coordinate and supervise corporate personnel of Station Casinos LLC, which personnel will provide services to the Owner and the Property and Owner will enter into a Corporate Cost Allocation Agreement (as such term is defined in the GVR Credit Agreement) with Station Casinos LLC to reimburse Owner for (A) the costs and expenses associated with such personnel, and (B) the allocable portion of overhead expenses that can be attributed to corporate functions performed at or for the benefit of the Property and/or Owner; (ii) provide, or shall cause any Fertitta Controlled Affiliate to provide, for the Property the full benefit of all centralized services existing as of the Effective Date and as may be included or updated as part of the Standard Management Programs and Procedures during the term of this Agreement, together with, at Owner’s option (which may be exercised in Owner’s sole and absolute discretion) any centralized services provided by Manager or its Affiliates to any Other Manager Properties as part of the FE Proprietary Management Programs and Procedures; and (iii) offer to provide to Owner, for Owner to adopt at Owner’s option (which may be exercised in Owner’s sole and absolute discretion) any FE Proprietary Management Programs and Procedures which may be of material benefit to the operation of the Property.  For avoidance of doubt, Owner shall not be required to pay any additional fee for such FE Proprietary Management Programs and Procedures.

5.3          Reimbursements.  If a specific circumstance arises which necessitates the direct payment by Manager, on behalf of Owner, of costs and expenses which are set forth in the applicable Approved Annual Plan and Operating Budget (including Emergency Expenditures as permitted hereunder), and such direct payment by Manager is necessary for the continuous and uninterrupted operation and management of the Property in accordance with the Operating Standard, then in addition to the Management Fees payable to Manager, Owner shall reimburse Manager and its Affiliates therefor.  In addition, Owner shall reimburse Manager for all other actual out-of-pocket costs incurred by Manager or its Affiliates (without mark-up or profit by Manager or its Affiliates) in the performance of this Agreement (“Reimbursable Expenses”), including, without limitation, reasonable costs of travel, telephone, postage, air express and other incidental expenses (but expressly excluding Manager Overhead and Expenses), so long as such Reimbursable Expense (i) is reasonable, (ii) made for the benefit of the Property, and (iii) has been approved in advance and in writing by Owner if not otherwise included in the Approved Annual Plan and Operating Budget.  Any Reimbursable Expense permitted under this Section 5.3 may be paid by Manager directly from Gross Revenues consistent with the priority set forth on Exhibit “A.”

ARTICLE VI
INFORMATION TECHNOLOGY; INTELLECTUAL PROPERTY;
CUSTOMER DATABASE

6.1          Information Technology.  Owner owns and/or licenses certain technology platforms which are integral to the management, operation and performance of the Property, including, without limitation, the Reservation Systems; standard property management systems; sales, catering and accounting systems; player tracking systems; slot and table games accounting systems; hotel reservations systems; ticket-in/ticket-out systems and all other transaction-based systems; “Front of house ops systems” such as: casino accounting, cage and count; franchising and merchandising operation systems; performance management (live, syndicated, televised, pay-per-view); value-added guest services systems (Wi-Fi, guest internet, lodgenet, pay-per-view, telephone); convention and conference contract development and management systems; safety, security, surveillance systems and CCTV infrastructure; hotel marketing and reservation channels (including, without limitation, call centers, Internet, interfaces with external travel brokers); point of sale, kitchen and restaurant management systems; payroll accounting systems; and all inventory tracking systems; all related proprietary hardware and software and any other items as more particularly described in the Plan (the “Initial Technology Systems”).  Manager may, from time to time, develop certain necessary and desirable improvements, modifications, enhancements, upgrades, derivative works, additions to and replacements of the Initial Technology Systems (collectively, the “Technology Systems Upgrades”) in which case Manager shall, to the extent practicable, cause the Technology Systems Upgrades to be integrated into the then existing Initial Technology Systems.  The Initial Technology Systems and any Technology Systems Upgrades (collectively, the “Technology Systems”) shall at all times be made available to and constitute the property of Owner regardless of whether made by Manager on behalf of Owner, Owner or an entity controlled by either of them.  The Technology Systems shall be used by Manager for the operation and management of the Property in accordance with this Agreement and Owner shall license the Technology Systems to Manager or an Affiliate of

Manager designated by Manager on a royalty free basis for such purpose and certain additional purposes pursuant to a separate license agreement in the form annexed hereto as Exhibit “D” (the “Technology Systems License”), and pursuant to which Manager and/or an Affiliate of Manager shall have the right to use the Technology Systems at Other Manager Properties.  The Technology Systems License shall not be assigned, pledged or encumbered, or sub-licensed by Manager or its Affiliate, as applicable, and the Technology Systems License shall not extend to any improvements, modifications, enhancements, upgrades, derivative works or additions made to the Technology Systems after the Termination of this Agreement; provided, however, that if such improvements, modifications, enhancements, upgrade, derivative works or additions would have the effect of precluding Manager’s ability to continue using the Technology Systems as they existed at Termination, then Manager shall have a license, on the same terms and conditions as the Technology Systems License, to use any such improvements, modifications, upgrades, derivative works or additions that are necessary for such continued use of the Technology Systems as they existed at Termination.  Manager shall have no right, title or interest in or to the Technology Systems except for use rights as aforesaid or more specifically granted under the Technology Systems License.  Manager acknowledges and agrees that the Technology Systems shall be treated in all respects as proprietary information of Owner to be used by Manager for no purpose other those described in this Section 6.1 or as otherwise permitted under the Technology Systems License and that the Technology Systems and any Business Information embedded in the Technology Systems are subject to the provisions of Section 17.20 herein.  To the extent that any rights in any of the Technology Systems are deemed to accrue to Manager, Manager hereby irrevocably and automatically assigns and transfers to Owner any and all such rights at such time as they may be deemed to accrue.  Manager shall not contest the rights of Owner or its Affiliates in respect of the Technology Systems.  The parties hereto expressly agree that, to the fullest extent allowed by law, any copyrightable material contained in the Technology Systems developed by Manager shall be considered a “work made for hire,” as that term is defined in Section 101 of the United States Copyright Act, as amended, but, if any such works are not considered “works made for hire” for any purpose, then they are deemed automatically covered by the assignment provisions set forth in this Section 6.1.

6.2          Intellectual Property.

(a)           Owner represents that it is the owner of and has the exclusive rights to certain Intellectual Property (including all Intellectual Property previously owned by Station Casinos, Inc., or its affiliates and used exclusively in the operation of the Property but excluding, in each case, Intellectual Property constituting Licensed IP) (collectively, the “Initial Owned IP”).  Owner also is the owner of and has the exclusive right to use any and all Intellectual Property containing or derived from the Initial Owned IP (collectively, the “Owned IP Upgrades” and together with the Initial Owned IP, hereinafter referred to as the (the “Owned IP”), whether developed by Owner or Manager in connection with its performance of its duties hereunder.  The Parties acknowledge and agree that Manager may, from time to time, develop and propose certain necessary and desirable Owned IP Upgrades in which case Manager shall, to the extent practicable, cause the Owned IP Upgrades to be integrated into the then existing Owned IP.  Manager acknowledges and agrees that Manager shall not acquire any right, title or interest of any kind or nature whatsoever in or to the Initial Owned IP and/or any Owned IP Upgrades or the goodwill associated therewith.  To the extent that any rights in any of the Initial

Owned IP and/or the Owned IP Upgrades are deemed to accrue to Manager, Manager hereby irrevocably and automatically assigns and transfers to Owner any and all such rights at such time as they may be deemed to accrue.  Manager shall not contest the rights of Owner or its Affiliates in respect of the Initial Owned IP or the Owned IP Upgrades.  The parties hereto expressly agree that, to the fullest extent allowed by law, any copyrightable material contained in the Owned IP Upgrades developed by Manager shall be considered a “work made for hire,” as that term is defined in Section 101 of the United States Copyright Act, as amended, but, if any such works are not considered “works made for hire” for any purpose, then they are deemed automatically covered by the assignment provisions set forth in this Section 6.2.

(b)           Owner is the licensee, pursuant to the Propco IP Licenses, of a non-exclusive license to: (i) use the trademarks “Station,” “Station Casinos,” “Boarding Pass,” and “Jumbo” and all brands, trade names, service marks, logos and/or certain other intellectual property associated therewith as more particularly described in the Plan (including, without limitation, any improvements, enhancements, upgrades and additions thereto) (the “Licensed Trademarks”); (ii) certain Patents related to player tracking systems (including, without limitation, any improvements, modifications, enhancements, upgrades and derivative works thereto) (the “Licensed Patents”); and (iii) certain Copyrights (including, without limitation, any improvements, modifications, enhancements, upgrades and derivative works thereto) (the “Licensed Copyrights” and, together with the Licensed Trademarks, Licensed Patents and any other Intellectual Property licensed to Owner from Persons other than IP Holdco, the “Licensed IP”).  If Owner’s license to use any of the Licensed IP expires or terminates, Manager shall, without limiting the generality of its obligations in clause (vi) of Section 2.2 of this Agreement, use commercially reasonable efforts to cause replacement Licensed IP to be developed and registered to be used in connection with the Property and develop and implement a marketing plan for the promotion of such new Licensed IP in connection with the Property.

(c)           Owner shall license the Owned IP and sublicense the Licensed IP to Manager or an Affiliate of Manager designated by Manager on a royalty-free basis, solely for the purpose of operating and managing the Property, pursuant to a separate license agreement in the form attached hereto as Exhibit “B” (the “IP License”).  The IP License shall not be assigned, pledged or encumbered, or sub-licensed by Manager or its Affiliate, as applicable and the IP License shall not extend to any improvements, modifications, enhancements, upgrades, derivative works or additions made to the Licensed IP or Owned IP after the Termination of this Agreement.  Manager shall have no right, title or interest in or to the Licensed IP or Owned IP except for use rights as aforesaid or more specifically granted under the IP License.  Manager acknowledges and agrees that the Owned IP and the Licensed IP shall be treated in all respects as proprietary information of Owner or its licensor to be used by Manager for no purpose other than the operation and marketing of the Property except as otherwise permitted under the IP License and shall be subject to the provisions of Section 17.20 herein.  Manager further acknowledges and agrees that Owner and its Subsidiaries have the right to control the quality of the goods and services offered under the Trademarks owned by them and the manner in which such Trademarks are used in order to maintain the validity and enforceability and its ownership of such Trademarks.

(d)           Manager acknowledges and agrees that all confidential or non-public Owner IP and the Licensed IP shall be treated in all respects as proprietary information of Owner to be subject to Section 17.20 herein and to be used by Manager for no purpose other than the operation and marketing of the Property.

(e)           Owner acknowledges and agrees that Manager may, at Manager’s sole cost and expense and solely in connection with its permitted management and operation of properties other than the Property, create Intellectual Property that is separate from, and not used in connection with the Property (together with any improvements, enhancements, upgrades and additions thereto, the “Manager IP”).  The Manager IP shall be Manager’s exclusive property and not the property of Owner.  Owner shall not contest, dispute or challenge Manager’s right, title and interest in and to any Manager IP.  In the event that the Manager IP may be used or useful in connection with the operation of the Property, Manager or the applicable Fertitta Controlled Affiliate hereby grants Owner a perpetual, royalty-free license permitting the use of the applicable Manager IP for use in connection with the ownership and operation of the Property or any of the Combined Properties, provided that (i) in the event of a Termination, such license shall terminate as to any thereafter arising Manager IP; and (ii) Owner shall have no right to sub-license such Manager IP to third-parties for any purpose other than a replacement manager subject to the same restrictions on use required of Owner under this Section 6.2(e).

(f)            In addition to the foregoing duties, and without limiting any of Manager’s duties set forth in the IP License, Manager shall, subject to the availability of funds pursuant to the Approved Annual Plan and Operating Budget, be responsible for the performance of the following services related to the ongoing maintenance of the Intellectual Property:

(1)           using commercially reasonable efforts to search, screen and clear any Intellectual Property developed by Manager to assess the risk of potential infringement;

(2)           using commercially reasonable efforts to file, prosecute and maintain applications and registrations for any Intellectual Property in Owner’s name (including, without limitation, timely filing of evidence of use, applications for renewal and affidavits of use and/or incontestability, applications to register after-arising Trademarks, timely payment of all registration and maintenance fees, responding to third-party oppositions of applications or challenges to registrations, and responding to any office actions, reexaminations, interferences or other office or examiner requests or requirements);

(3)           using commercially reasonable efforts to monitor third-party use and registration of Intellectual Property and taking appropriate actions to oppose or contest the use and any application or registration for Intellectual Property that could reasonably be expected to infringe, dilute or otherwise violate such Intellectual Property or Owner’s rights therein;

(4)           confirming Owner’s legal title in and to the Intellectual Property, including using commercially reasonable efforts to obtain written assignments of Intellectual Property to such Owner and, if applicable, record transfers of title in the appropriate Intellectual Property registry;

(5)           with respect to Owner’s rights and obligations with respect to any Intellectual Property licensed to third parties, using commercially reasonable efforts to monitor the licensee’s use of each licensed Trademark and the quality of its goods and services offered in connection with such Trademarks, rendering approvals (or disapprovals) that are required under the applicable license agreement(s), and ensuring that any use of such Trademarks by any such licensee satisfies the quality control standards and usage provisions of the applicable license agreement and is in compliance with all applicable laws and the requirements of the Propco IP Licenses;

(6)           with respect to any Licensed IP, using commercially reasonable efforts to ensure that Owner’s use of such Licensed IP does not violate the terms of the applicable license agreements; and

(7)           using commercially reasonable efforts to protect, police, and, in the event that Manager becomes aware of any unlicensed copying, imitation, infringement, dilution, misappropriation, unauthorized use or other violation of the Intellectual Property, or any portion thereof, enforce such Intellectual Property, including, (i) preparing and responding to and further prosecuting cease-and-desist, demand and notice letters, and requests for a license; and (ii) commencing, prosecuting and/or resolving claims or suits involving imitation, infringement, dilution, misappropriation, the unauthorized use or other violation of the Intellectual Property, and seeking all appropriate monetary and equitable remedies in connection therewith; provided that, subject to Owner’s rights in Section 2.3 and 2.6, Owner shall, and hereby agrees to, join as a party to any such suits, at Owner’s expense, to the extent necessary to maintain standing.

6.3          Customer Database and Business Information.  Without limiting Section 6.1 and Section 6.2, the Parties hereby acknowledge and agree to the following:

(a)           Owner owns and/or co-owns certain customer and player databases (together with (i) any and all information obtained or collected by Manager at the Property from guests or customers); (ii) all related proprietary hardware and software; and (iii) any necessary and desirable improvements, enhancements, modifications, upgrades, derivative works and additions thereto regardless of whether made by Manager on behalf of Owner, Owner or an entity controlled by either of them (collectively, the “Customer Databases”).  The Customer Databases shall at all times be made available to and constitute the exclusive property of Owner.  The Customer Databases shall be used by Manager solely for the operation and marketing of the Property in accordance with this Agreement and applicable Gaming Laws.  Manager shall maintain and regularly update in electronic form for Owner as part of the books and records of the Property, the Customer Databases with customer and guest profiles, contact information including any such information relating specifically to such guest’s stay at the Property that Manager tracks from such guest’s folio (including, to the extent reasonably available, guest name, address, telephone numbers, email address, frequency of visit to the Property, room type, room rate, amenities and/or in-room services purchased, restaurant, nightclub or other entertainment reservations and spa appointments, as applicable), Gaming or device play and other customer histories, preferences and other information necessary or desirable for the operation of the Property, in each instance, whether initially available on the Effective Date or thereafter obtained by Manager or Owner.  Any new customers or guests that are identified by Manager as participating in Gaming at the Property shall be added to the Customer Database by Manager so that the Customer Database includes a reasonably current and complete list of all customers and guests for the Property.  Manager shall have no right, title or interest in or to the Customer Databases (except a non-exclusive right to use the same, solely as necessary to perform its duties, obligations and responsibilities under this Agreement) and the Customer Databases shall not be included in the Technology Systems License to Manager.  Manager covenants that the Customer Databases shall be treated in all respects as proprietary information of Owner to be used by Manager during the Term only and for no purpose other than the operation and management of the Property and shall be subject to Section 17.20 herein.

(b)           Owner owns the Business Information and such Business Information, to the extent obtained by Manager on Owner’s behalf, shall at all times be made available to and constitute the exclusive property of Owner.  Manager shall have no right, title or interest in or to the Business Information (except a non-exclusive right to use the same, solely as necessary to perform its duties, obligations and responsibilities under this Agreement) and the Business Information shall not be included in the Technology Systems License to Manager.  All Business Information shall be held by Manager as property of Owner and any reports, records or other information developed by Manager utilizing the Technology Systems shall similarly be deemed the exclusive property of Owner and not Manager and be deliverable to Owner in electronically readable format upon Owner’s request.

(c)           All Business Information and the information contained in the Customer Databases or Technology Systems is subject to Section 17.20 herein.  Without limiting the foregoing, Manager agrees that it may not: (i) resell or transfer such information for any reason and may not use, share or store the foregoing in any commercial manner or other purpose, except as necessary to perform its duties, obligations and responsibilities under this Agreement; (ii) make any unauthorized copies of any proprietary or Confidential Information; or (iii) destroy or cause the destruction of any proprietary or Confidential Information.  Manager shall have no right, title or interest in or to the Business Information (except for the Standard Management Programs and Procedures) or the Customer Databases.  Manager acknowledges and agrees that the Business Information and the Customer Databases shall be treated in all respects as proprietary information of Owner subject to Section 17.20 herein and will be used by Manager for no purpose other than the operation and management of the Property.  Manager acknowledges and agrees that its use of Business Information, including, without limitation, information in the Customer Database and personnel records, shall be subject to the privacy policies and commitments applicable to the Property and applicable Legal Requirements

(d)           Standard Management Programs and Procedures shall constitute the joint property of Owner, on the one hand, and Manager or a Fertitta Controlled Affiliate, as applicable, on the other hand, and may be used by such parties as they see fit, subject to Section 17.20 herein with respect to disclosure to other Persons, without an accounting to the other party.  FE Proprietary Management Programs and Procedures shall constitute the sole property of Manager or a Fertitta Controlled Affiliate.  Notwithstanding the foregoing, Manager hereby grants Owner a perpetual, royalty-free license for Owner to use and exploit all FE Proprietary

Management Programs and Procedures at the Property during the Term of this Agreement and following Termination; provided, however, that (i) upon the conclusion of the Transition Period, such license shall terminate solely as to any thereafter arising FE Proprietary Management Programs and Procedures; (ii) Owner shall only be allowed to use such FE Proprietary Management Programs and Procedures in connection with the operation of the Property or other properties owned by Owner or its Subsidiaries; and (iii) Owner shall have no rights to sub-license such FE Proprietary Management Programs and Procedures to third-parties for any purpose other than to a replacement manager for purposes of operating the properties described in the preceding cause (ii), and (iv) any replacement manager’s rights to use the FE Proprietary Management Programs and Procedures shall be limited to the specific rights and uses set forth in the preceding clauses (i) through (iii).

6.4          Administration and Management of IP Holdco.  To the extent that any Licensed IP is owned by IP Holdco (such Licensed IP, the “Subsidiary-Owned IP”), Manager shall perform, in accordance with and subject to Section 2.3 and Section 2.6 herein, for the benefit of IP Holdco, all duties and observe all obligations with respect to such Subsidiary-Owned IP that Manager would be obligated to perform under this Article VI for the benefit of Owner if such Subsidiary-Owned IP were Owned IP (including, without limitation, the duties to maintain the registration and policing of such Subsidiary-Owned IP to the same extent as if Owner owned such Licensed IP), and IP Holdco shall be a third-party beneficiary hereof solely for such purposes.  Manager hereby acknowledges that it has no right, title or interest in or to the Subsidiary-Owned IP and any confidential or non-public Subsidiary-Owned IP shall be treated in all respects as proprietary information of IP Holdco consistent with Manager’s obligations in respect of the Owned IP and Licensed IP generally.  In addition to the foregoing, Manager shall, at the sole cost and expense of Owner, to the extent funds are provided for such purpose, and to the extent Owner has any of the following rights or duties, be responsible for the following actions of Owner, on Owner’s behalf with respect to IP Holdco:

(a)           selecting and appointing any managers or directors required to be appointed under, and in accordance with the requirements of, IP Holdco’s organizational documents;

(b)           negotiating on behalf of, and performing IP Holdco’s obligations as licensor under, each of the license agreements to which it is a party as licensor (including, without limitation, any reporting obligations);

(c)           exercising IP Holdco’s rights under such license agreements (including, without limitation, in connection with any termination of such license agreements);

(d)           maintaining proper books of account and complete records of all transactions undertaken or performed by or on behalf of IP Holdco as well as all other books and records required to be maintained by IP Holdco under applicable law or the license agreements to which it is a party (including financial statements), cooperating in all audits of IP Holdco, and providing access to such books and records on behalf of Owner to any third parties to the extent required under the Loan Documents or any documents to which IP Holdco is a party;

(e)           preparing, or causing its third-party tax advisors to prepare, any tax returns or tax reporting statements of IP Holdco required under applicable law;

(f)            convening meetings of IP Holdco’s beneficial interest holders and or directors, from time to time, as may be required under the laws of State of Nevada or IP Holdco’s organizational documents and to prepare, circulate and publish the agenda for any such meetings and any papers to be considered at such meetings;

(g)           generally attending to all routine matters touching or concerning the affairs of IP Holdco including the making and keeping of all returns and records required to be made and kept under IP Holdco’s organizational documents to the extent not maintained by the owner trustee on its behalf;

(h)           providing facilities for the safekeeping of all documents, securities and other valuable instruments and taking due care of all such documents, securities and other valuable instruments;

(i)            dealing with and replying to all correspondence and other communications directed to IP Holdco;

(j)            causing IP Holdco to (i) keep in full effect its existence, rights and franchises as a Nevada limited liability company; and (ii) observe and comply in all material respects with (1) all laws applicable to it, and (2) all requisite and appropriate organizational and other formalities in the management of its business and affairs and the conduct of the transactions contemplated thereby (including, without limitation, arranging for the payment of all franchise taxes and doing business taxes as may be required to be paid by IP Holdco under applicable law), and taking all other steps as are necessary to maintain IP Holdco in good standing under the laws of the State of Nevada;

(k)           ensuring that IP Holdco is operated in accordance with all provisions designed to maintain its separate existence from Owner and Owner’s other Affiliates and refraining from taking any actions that would cause IP Holdco to engage in any business other than that permitted under its organizational documents;

(l)            keeping confidential all Confidential Information relating to the business of IP Holdco and not disclosing any of the aforesaid without the prior consent of IP Holdco and Owner unless Manager shall be required so to disclose pursuant to any law or regulation; and

(m)          taking any and all ancillary actions as may be necessary to effect the foregoing obligations of Manager for the benefit of IP Holdco;

provided, however, notwithstanding the foregoing, (i) Manager’s rights remain subject to all of the terms, conditions and limitations set forth in this Agreement, (ii) Manager and Owner hereby agree that Manager’s right to implement any decision or recommendation shall expressly remain subject to Owner’s prior written approval, and (iii) Owner may revoke any one or more of the rights granted to Manager pursuant to this Section 6.4; provided, however, that Owner shall not revoke Manager’s rights granted herein to such a degree that Manager is unable to perform its duties as described herein in accordance with the Operating Standard.

ARTICLE VII
REPAIRS, MAINTENANCE AND RESERVE FUND

7.1          Routine Repairs and Maintenance.  Each year, as part of the Annual Plan and Operating Budget delivered to Owner, Manager shall propose and prepare a budget for expected and reasonably necessary Routine Repairs and Maintenance.  In conjunction therewith and subject at all times to this Agreement and the limitations set forth in the Approved Annual Plan and Operating Budget, Manager shall use its commercially reasonable efforts to make all such Routine Repairs and Maintenance, and except as otherwise limited under Section 2.3 (including, without limitation, the delivery to Owner of plans and specifications, if any are required or contemplated, prior to the commencement of any material Routine Repairs and Maintenance that require material Capital Expenditures), Manager is authorized to make and enter into in the name of, and for the account of, Owner, all such contracts and agreements as in Manager’s opinion are reasonably necessary (and prudent to enter into for such applicable Fiscal Year) for the repair and maintenance of the Property.  The cost of such Routine Repairs and Maintenance shall be paid from Gross Revenues.  The cost of Capital Improvements and Replacements (other than as described in this Section 7.1), either to the Property or their Furniture, Fixtures and Equipment, shall be paid for in the manner described in Section 7.2.

7.2          Capital Improvements; Reserve Fund.

(a)           Each year, as part of the Annual Plan and Operating Budget delivered to Owner, Manager shall propose and prepare a budget for expected and reasonably necessary Capital Improvements and Replacements (if any are required or contemplated, including the design and specifics thereof).  If Owner approves such Capital Improvements and Replacements (including a budget therefor), Manager shall use its commercially reasonable efforts to make all such Capital Improvements and Replacements to the extent reasonably required or prudent in such applicable year and, in furtherance thereof but subject to Section 7.2(c) below, Manager is authorized to make and enter into in the name of, and for the account of, Owner, all such contracts and agreements as in Manager’s opinion are reasonably necessary for approved Capital Improvements and Replacements. All such Capital Improvements and Replacements approved by Owner shall, to the extent reasonably feasible, be made in a manner that does not unreasonably interfere with Manager’s operation of the Property in compliance with the Operating Standard and which will minimize any adverse impact on the normal operation of the Property.

(b)           Manager shall establish a Reserve Fund for the Property to fund Capital Improvements and Replacements.  During the Term, Manager shall, to the extent funds are available following the disbursement of funds in accordance with the Disbursement Priority Schedule set forth on Exhibit “A”, set aside concurrently with the delivery of the Interim Statements with respect to any Fiscal Month an amount equal to three percent (3%) of Gross Revenues for each such Fiscal Month, which amounts shall be deposited into the Reserve Fund and spent only in accordance with the Approved Annual Plan and Operating Budget.  In the event there is a balance in the Reserve Fund at the end of any Fiscal Year, such balance shall be carried over to the next Fiscal Year; provided that the Reserve Fund shall not exceed six percent (6%) of Gross Revenue for the immediately preceding twelve (12) Fiscal Months (the “Reserve Cap”) and Manager shall not deposit or otherwise withhold any amounts in excess of the Reserve Cap for the Reserve Fund.  Notwithstanding the foregoing, this Section 7.2(b) shall be waived and Manager shall not deposit or otherwise withhold any amounts as a Reserve Fund so long as (x) the GVR Credit Agreement remains outstanding and the combination of unrestricted cash and the undrawn amount of revolving loans that may be borrowed under the GVR Credit Agreement are not less than the amounts required for the Capital Improvements and Replacements projected to be spent in the next Fiscal Month as set forth in the Approved Annual Plan and Operating Budget so long as there are no uncured defaults or events of default thereunder continuing under the GVR Credit Agreement (or that would be caused by the incurrence of such indebtedness and the application of the proceeds of such borrowings for the purchase of Capital Improvements and Replacements), or (y) Manager otherwise has unrestricted funds and/or the ability to borrow under lines of credit readily accessible to Owner (under which there are no uncured defaults or events of default thereunder continuing, or that would be caused by the incurrence of such indebtedness and the application of the proceeds of such borrowings for the purchase of Capital Improvements and Replacements), in an amount equal to or greater than the difference between the current amounts held in the Reserve Fund and the amount that would have otherwise been required to be held in the Reserve Fund pursuant to this Section 7.2(b) (e.g., three percent (3%) of Gross Revenue for the immediately preceding twelve (12) Fiscal Months, as may be increased to an aggregate maximum of the Reserve Cap in accordance with this Section 7.2(b)).  For avoidance of doubt, the Reserve Fund shall be in addition to and not in lieu of the Working Capital Requirements required under Section 4.1.  So long as amounts remain outstanding under the GVR Credit Agreement and the commitments thereunder have not been terminated, Manager shall cause the Reserve Fund to be subject to a control agreement in accordance with the requirements of the GVR Credit Agreement.

(c)           Any expenditures for Capital Improvements and Replacements during any Fiscal Year which have been budgeted in the Approved Annual Plan and Operating Budget or otherwise approved by Owner in writing may be made by Manager without additional Owner approval, subject to the applicable limitations set forth in Section 2.3 (including, without limitation, the delivery to Owner of plans and specifications prior to the commencement of any Capital Improvements and Replacements that require material Capital Expenditures), and, to the extent funds are available, such payments shall be made by Manager from the Reserve Fund; provided that Owner shall have the right to approve the plans and/or specifications (if any are required or contemplated), vendors and vendor contracts to be used with respect to the Capital Improvements and Replacements that require material Capital Expenditures.

(d)           To the extent the Reserve Fund is insufficient at a particular time, or to the extent the Reserve Fund plus anticipated contributions for the existing Fiscal Year are less than the amount required by the Approved Annual Plan and Operating Budget for the ensuing Fiscal Year, then additional expenditures shall be subject to the prior written approval of Owner (which approval may be granted or withheld in Owner’s sole and absolute discretion) and, if such expenditures are approved, Owner shall determine the source of funds for such Capital Improvements and Replacements.

(e)           Manager shall not be separately compensated for any technical services in connection with supervising, consulting and/or completing any Capital Improvements and Replacements at the Property and Manager shall provide such services, if applicable, as part of Manager’s services hereunder (it being the intent of the parties that the Management Fees are intended to cover any such technical services); provided, however, Manager’s duties hereunder shall not extend to architectural planning, construction management and similar technical services for capital improvements for new buildings, expansions to existing buildings or any major renovations to accomplish a comprehensive repositioning of the Property that has been approved by Owner.

7.3          Liens.  Owner and Manager shall use their respective commercially reasonable efforts to prevent any liens from being filed against the Property as the result of any maintenance, repairs, alterations, improvements, renewals or replacements in, to or of the Property.  Both Parties shall cooperate fully in obtaining the release of any such liens.

ARTICLE VIII
BOOKS AND RECORDS; BANK ACCOUNTS; ANNUAL PLAN AND OPERATING BUDGET

8.1          Books and Records.

(a)           On or before the twenty-fifth (25th) day of each Fiscal Month during the Term, Manager shall prepare and deliver to Owner (and Owner’s lender, if requested by Owner) the following statements (or such different statements and at such different times as may be required by (i) Owner’s lender all as set forth in Loan Documents copies of which are from time to time delivered by Owner to Manager; and/or (ii) the Manager Allocation Agreement)(collectively, the “Interim Statements”):

(1)           a profit and loss statement in reasonable detail showing the results of operations of the Property for such immediately preceding Fiscal Month and for the portion of the Fiscal Year to date;

(2)           a variance report showing any variances (including any Permitted Variance and/or Promotional Variance) that have occurred or that are anticipated between the applicable Approved Annual Plan and Operating Budgets and the Property’s actual results;

(3)           the balance of all Bank Accounts and the Owner Account; and

(4)           a reasonably detailed statement of all complimentary hotel accommodations, food, beverage, merchandise, chips, tokens, entertainment provided and/or other similar services provided to guests or patrons for promotional purposes at the Property.

(b)           Within forty-five (45) days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter of each Fiscal Year) beginning with the Fiscal Quarter ended immediately after the Effective Date, Manager shall prepare (or cause to be prepared) and deliver to Owner (and Owner’s lender, if requested by Owner), a consolidated balance sheet of Owner and the related (i) consolidated statements of income or operations for such Fiscal Quarter and for the portion of the Fiscal Year then ended setting forth in each case in comparative form (A) the figures for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, and (B) comparisons to the Approved Annual Plan and Operating Budget for such Fiscal Quarter and the portion of the Fiscal Year then ended, for the elapsed portion of the Fiscal Year then ended, all in reasonable detail; (ii) consolidated statements of cash flows for the portion of the Fiscal Year then ended; and (iii) all such other information required to be prepared and delivered on a Fiscal Quarter basis under the Manager Allocation Agreement (the “Quarterly Statements”).  The Quarterly Statements shall be prepared in accordance with GAAP and also include a computation of Gross Revenue, EBITDA, the Base Management Fee and Incentive Management Fee for each Fiscal Month of such preceding Fiscal Quarter and the Fiscal Year to date and an itemization of Emergency Expenditures and Reimbursable Expense incurred during the Fiscal Quarter in question, if any.

(c)           Within one hundred twenty (120) days after the end of each Fiscal Year beginning with the Fiscal Year ended December 31, 2011, Manager shall prepare (or cause to be prepared) and deliver to Owner (and Owner’s lender, if requested by Owner) (i) an audited, and consolidated balance sheet of Owner; (ii) the related consolidated statements of income or operations for such Fiscal Year and consolidated statements of cash flows for such Fiscal Year, setting forth in each case in comparative form after the first Full Fiscal Year (A) the figures for the previous Fiscal Year, and (B) comparisons to the Approved Annual Plan and Operating Budget for such Fiscal Year; and (iii) all such other information required to be prepared and delivered on a Fiscal Year basis under the Manager Allocation Agreement (the “Year End Statements”).  The Year End Statements shall also include a computation of Gross Revenues, EBITDA, the Base Management Fee, the Incentive Fee and, to the extent such information is available, Indexed EBITDA, in each case for such Fiscal Year.

(d)           At Owner’s election, Manager shall cause an audit of the Year End Statements to be performed by and accompanied by a report and opinion of a “Big Four” accounting firm with expertise in Gaming following the end of each Fiscal Year (and upon termination of this Agreement if not coincident with the end of the Fiscal Year).  Owner and Manager shall cooperate with and assist the auditor as necessary in the preparation of the Year End Statements (which auditor shall report directly to the board of directors of Owner).

(e)           The books and records reflecting the operations of the Property shall be kept by Manager in accordance with (i) GAAP; (ii) the Securities Act of 1933; (iii) the Securities Exchange Act of 1934 and/or any other requirements of the United States Securities and Exchange Commission; (iv) any applicable Gaming Laws; or (v) any other Federal or state agency regulating the sale, registration or other handling of securities and shall be maintained in the Las Vegas, Nevada metropolitan area, provided that, Manager shall also provide Owner, if available, with electronic access to daily “flash” reports or similar financial reports and material operating information reflecting the day-to-day operations of the Property.  Owner and its accounting firms shall have the right to examine and copy the books and records of the Property on reasonable prior notice to Manager.  Manager shall provide the Owner Representative with a copy of such daily rate and occupancy report as it may prepare and deliver to its home office.

(f)            Notwithstanding the foregoing, upon at least thirty (30) days prior written notice from Owner, Manager shall prepare and deliver to Owner (and Owner’s lender, if requested by Owner) any and all additional books, records, financial statements and/or reports in form and substance as required under the Loan Documents.

8.2          Bank Accounts; Disbursement of Funds.

(a)           Subject to the terms and conditions of this Agreement and applicable Gaming Laws, all funds received from operation of the Property and all sums advanced by Owner for purposes other than Capital Improvements and Replacements shall be deposited in the Operating Bank Account.  Withdrawals from the Operating Bank Account shall be made by representatives of Manager whose signatures have been authorized by both Manager and Owner; provided, however, Manager’s signing authority shall be limited solely to the specified purposes designated in writing by Owner and Manager and, provided further, Owner shall have the right to rescind, from time to time, in its sole and absolute discretion, the representatives holding such signing authority so long as Manager can appoint a replacement representative simultaneously therewith.  Manager shall be entitled to maintain at the Property (i) the Cage Cash Minimum Balance; and (ii) reasonable change and petty cash funds in amounts consistent with the Approved Annual Plan and Operating Budget.  With respect to each Fiscal Month, Manager shall, on behalf of Owner, disburse funds from the Operating Bank Account in the order of priority and to the extent available in accordance with the Disbursement Priority Schedule set forth on Exhibit “A” with any and all amounts remaining in the Operating Bank Account following such disbursements being promptly swept to the Owner Account.

(b)           All payments made by Manager hereunder shall be made from authorized Bank Accounts or petty cash funds.  Manager shall not be required to make any advance or payment to or for the account of Owner except out of such funds, and Manager shall not be obligated to incur any liability or obligation for Owner’s account without sufficient assurances (as reasonably determined by Manager) that necessary funds for the discharge thereof will be provided by Owner.  The Management Fees, Reimbursable Expenses and/or other amounts payable by Owner to Manager under this Agreement shall be promptly paid by Owner to the extent funds are not available for that purpose from the operation of the Property.

8.3          Annual Plan and Operating Budget.

(a)           Owner and Manager acknowledge and agree to adopt the annual plan and operating budget attached hereto as Schedule “4” as the Approved Annual Plan and Operating Budget for the first Fiscal Year for the Property.  Not fewer than sixty (60) days prior to the commencement of each Full Fiscal Year thereafter (i.e., on or before November 1st of each Fiscal Year), Manager shall submit a proposed Annual Plan and Operating Budget to Owner for Owner’s review and approval.  Manager shall use commercially reasonable efforts to base each

Annual Plan and Operating Budget upon current and reliable information then available, taking into account the location of the Property and Manager’s experience in operating other comparable hotels, casinos and resorts.  Each proposed Annual Plan and Operating Budget shall include the following:

(1)           Monthly and annual projections of the following: (i) estimated results of operations (including estimated Gross Revenue, Operating Costs and Budgeted EBITDA), together with estimates of total labor costs; projected monthly balance sheets; and estimates of the Management Fees and Reimbursable Expenses; (ii) a description of proposed Routine Repairs and Maintenance to be made during such Fiscal Year pursuant to and in accordance with Section 7.1; (iii) a description of proposed Capital Improvements and Replacements to be made during such Fiscal Year; (iv) a statement of cash flow and description of Working Capital requirements; and (v) the initial Cage Cash Minimum Balance;

(2)           In accordance with the Manager Allocation Agreement, (i) the proposed allocation of Corporate Overhead and Expenses to the Property for such Fiscal Year; and (ii) with respect to the Annual Plan and Operating Budget for the 2011 Fiscal Year, the Initial Gross Revenues Budget and Initial Corporate Overhead Budget, excluding bonuses payable to Employees and employees of Manager (and/or Fertitta Entertainment and/or its Subsidiaries), for the first Full Fiscal Year;

(3)           The proposed Promotional Allowance; and

(4)           Any other items required to be included in the Annual Plan and Operating Budget pursuant to the terms and conditions of this Agreement and such other materials reasonably requested by Owner, from time to time.

(b)           Manager shall make its representatives available during normal business hours to meet with Owner, from time to time, at Owner’s reasonable prior written request made no later than ten (10) Business Days prior to the proposal meeting date to review and discuss the proposed Annual Plan and Operating Budget.  Owner shall have the right to approve or disapprove the proposed Annual Plan and Operating Budget (including, without limitation, each and every line item or the amount thereof contained therein), and/or to direct Manager to make whatever changes thereto Owner elects, in Owner’s sole and absolute discretion; provided, however, notwithstanding anything to the contrary contained herein, subject further to Manager’s rights to make expenditures pursuant to and in accordance with Sections 8.4 and 8.5 below, Owner shall not withhold its approval with respect to: (i) Manager’s reasonable projections of Gross Revenues or the components thereof; and (ii) subject to Manager’s obligation to use commercially reasonable efforts to estimate and include all such amounts in the applicable Annual Plan and Operating Budget, Impositions, reservation fees, utilities, insurance premiums, license and permit fees as well as amounts necessary to fund the cost and expense of food safety, life safety, and compliance with Gaming Laws; provided, further, in the event Owner does not approve in writing any specific item or items or the amounts thereof referenced in clause (ii) immediately above set forth in the Annual Plan and Operating Budget and the Parties are unable to resolve such monetary dispute prior to the commencement of the Fiscal Year in question, either Manager or Owner may submit the same for resolution as set forth in Section 17.16(c) below and pending the same, the specific item or items of expense (not revenue) shall be suspended and replaced for the Fiscal Year in question by an amount equal to the lesser of (1) that proposed by Manager for such Fiscal Year or (2) such budget items as set forth in the immediately prior Approved Annual Plan and Operating Budget (subject to escalation per item by the percentage increase in the CPI over the twelve (12) Fiscal Month period immediately preceding the start of the Fiscal Year in question).  In the event that Owner shall approve or disapprove, and/or direct Manager to make whatever changes to the proposed Annual Plan and Operating Budget (including, without limitation, each and every line item or the amount thereof contained therein) in Owner’s sole and absolute discretion, Manager shall revise such Annual Plan and Operating Budget in accordance therewith and resubmit the same to Owner for approval and, other than the limitations on Owner’s approval rights referenced in clauses (i) and (ii) above, Manager shall have no right to object thereto except that Owner shall not have the right to disapprove, and/or direct Manager to make changes thereto, that would effectively prevent Manager from operating the Property (for example, Owner shall have the right to disapprove and/or direct Manager to make changes to the security payroll line item in Owner’s sole and absolute discretion but Owner shall not have the right to disapprove the payroll line item in its entirety or to make such other changes that would prevent Manager from employing a sufficient number of security personnel that are necessary to ensure public safety, to monitor Gaming operations in an effort to prevent theft and fraud, and to comply with all Legal Requirements (subject to Owner’s right to contest any Legal Requirement as permitted pursuant to and in accordance with Section 2.11), or if the failure of Owner to approve a security payroll line item in the amount thereof would necessitate a closing of the Property and effectively prevent Manager from operating the Property) and, in any such event, Manager shall have the right to dispute such disapproval or such changes as Owner may direct Manager to make and submit the same for resolution as set forth in Section 17.16(c) below.

(c)           Owner acknowledges that the projections contained in the Approved Annual Plan and Operating Budget for any particular Fiscal Year may be affected by changes in financial, economic, market, competitive, labor, natural and other conditions and circumstances beyond Manager’s control.  If, by reason of any of such changes, Manager determines that, in its reasonable judgment, (i) amounts set forth in the Approved Annual Plan and Operating Budget are not sufficient to satisfy the Operating Standard or otherwise permit Manager to perform its responsibilities in the manner required hereunder, Manager shall notify Owner with respect to such deficiencies (accompanied by a narrative summary detailing the reasons for the request for additional funds) and propose revisions to the Approved Annual Plan and Operating Budget for Owner’s approval; or (ii) that a major renovation of the Property is required, which renovation is not contained in the Approved Annual Plan and Operating Budget and is not otherwise permitted under this Section 8.3, Manager shall notify Owner with respect to such major renovation (accompanied by a narrative summary detailing the reasons for such major renovation) and propose revisions to the Approved Annual Plan and Operating Budget for Owner’s approval (each an “Discretionary Amendment”).  If Owner fails to approve any Discretionary Amendment within thirty (30) days after the date of such submission, the Property shall continue to be operated in accordance with the then-current Approved Annual Plan and Operating Budget; provided, however, Owner’s approval shall be subject to the same standards and limitations as set forth herein with respect to the initial Annual Plan and Operating Budget for such Fiscal Year and, further, Owner shall not unreasonably withhold its approval with respect to variable changes in line items of expense (unless otherwise required under this Agreement) which are related to and necessitated by changes in the projected occupancy rate (a “Variable Expense”), provided that such Variable Expense may be increased or decreased to the extent such increases or decreases are warranted and the re-projected occupancy rate of the Property (to which such allocation is sought) for any Full Fiscal Year exceeds or falls below the projected occupancy and Gross Revenue (for avoidance of doubt, the Variable Expenses shall not automatically increase proportionately with increases in occupancy rate or Gross Revenues but shall only increase to the extent such increases in occupancy rate reasonably require greater expenditures with respect to the line item in question; for example, an increase in occupancy rate will require greater and perhaps proportionate expenditures for housekeeping but will not require greater expenditures for the General Manager) and, in any such event, Manager shall have the right to dispute such disapproval or such changes as Owner may direct Manager to make and submit the same for resolution as set forth in Section 17.16(c) below.  If Owner approves any such Discretionary Amendment, the Annual Plan and Operating Budget, as amended and approved pursuant to the Discretionary Amendment, shall be the Approved Annual Plan and Operating Budget for the remainder of the Fiscal Year to which the Approved Annual Plan and Operating Budget, as amended by the Discretionary Amendment, relates; provided, however, such amended and restated Approved Annual Plan and Operating Budget shall neither result in a change to the Budgeted EBITDA set forth in the initial Approved Annual Plan and Operating Budget for such Fiscal Year nor Manager’s obligations to meet the Performance Test pursuant to the thresholds set forth in the initial Approved Annual Plan and Operating Budget for such Fiscal Year.

(d)           Other than those disputes with respect to which Manager shall have the right to submit the same for resolution under Section 17.16(c) as expressly set forth in paragraph (b) or (c) above, no proposed Annual Plan and Operating Budget or any proposed Discretionary Amendment shall be subject to dispute nor subject to arbitration under Section 17.16; provided, however, if (i) in any Fiscal Year, Owner disapproves of the proposed Annual Plan and Operating Budget or any Discretionary Amendment thereto prepared by Manager in accordance with Sections 8.3(a) or (c), as applicable, with expenditures at levels reasonably required in order to comply with the Operating Standard; and (ii) Manager can reasonably demonstrate that Owner’s refusal to approve such proposed Annual Plan and Operating Budget and/or Discretionary Amendment will have an adverse effect on the Operating Standard for such Fiscal Year, then Manager shall not be in breach of the Operating Standard for such Fiscal Year (but Manager shall not be relieved from the performance of Manager’s services duties and responsibilities under this Agreement and the Performance Test shall be equitably adjusted in accordance with Section 3.2) to the extent Manager was effectively prevented from complying with such Operating Standard as a result of differences between those expenditures in the proposed Annual Plan and Operating Budget and/or Discretionary Amendment and those permitted under the Approved Annual Plan and Operating Budget.  Notwithstanding the foregoing, under no circumstances shall Manager be relieved from its obligations to maintain the Operating Standard in any Fiscal Year on account of amounts budgeted for Capital Improvements if Owner approves an Annual Plan and Operating Budget providing for at least five percent (5%) of Gross Revenues to be made available for Capital Improvements in the

Approved Annual Plan and Operating Budget.  NOTWITHSTANDING THE FOREGOING OR ANYTHING TO THE CONTRARY SET FORTH HEREIN, OTHER THAN (A) THOSE ITEMS FOR WHICH OWNER IS EXPRESSLY PROHIBITED FROM WITHHOLDING ITS APPROVAL OVER PURSUANT TO SECTION 8.3(b) ABOVE; (B) MANAGER’S RIGHTS TO REIMBURSABLE EXPENSES PURSUANT TO SECTION 8.2(b); (C) EMERGENCY EXPENDITURES AS PERMITTED UNDER SECTION 8.4; (D) EXPENDITURES REQUIRED TO COMPLY WITH LEGAL REQUIREMENTS AS PERMITTED UNDER SECTION 8.5; AND/OR (E) OWNER’S OBLIGATIONS TO FUND WORKING CAPITAL SHORTFALLS UNDER SECTION 4.1, OWNER SHALL HAVE NO OBLIGATION TO ADVANCE OR APPROVE ANY ADDITIONAL FUNDS FOR THE OPERATION, MANAGEMENT AND MAINTENANCE OF THE PROPERTY AND NOTWITHSTANDING OWNER’S DETERMINATION NOT TO ADVANCE SUCH FUNDS, MANAGER SHALL NEVERTHELESS REMAIN OBLIGATED TO PERFORM ANY AND ALL OBLIGATIONS AND DUTIES SET FORTH HEREIN.

(e)           Manager makes no assurances that the actual performance of the Property shall correspond to estimates in the Annual Plan and Operating Budget.  Manager shall use diligent, commercially reasonable efforts (but without the obligation to incur any additional cost to Manager which is not reimbursable by Owner hereunder) to operate the Property within the Approved Annual Plan and Operating Budget; provided, however, Manager shall not be required to obtain Owner’s prior approval for additional expenditures which: (i) will cause the total expenses in the Approved Annual Plan and Operating Budget to be exceeded by less than five percent (5%); (ii) will cause the total expenses for an applicable department of the Property or each category of undistributed expenses to be exceeded by seven percent (7%) of the Approved Annual Plan and Operating Budget for such department or category; or (iii)  relate to any category of cost or expense beyond the reasonable control of Manager including, without limitation, utility charges, insurance premiums, license and permit fees, legal judgments and/or taxes which shall be deemed increased to the actual cost levels incurred (provided, however, that items for which variable usage contributes to cost or for which alternative providers, coverage amounts and competitive bidding are available, in each case shall be subject to reasonable objection and cooperation by Owner as to such usage or coverage matters, and any dispute in respect thereof shall be resolved in accordance with Section 17.16(c) below) (each, a “Permitted Variance”).  For avoidance of doubt, Manager shall not be in default of Manager’s express obligations to operate in accordance with the Approved Annual Plan and Operating Budget as set forth throughout this Agreement to that extent that Manager in its good faith, reasonable discretion exceeds the Approved Annual Plan and Operating Budget by the Permitted Variance.

(f)            Manager shall use its commercially reasonable efforts to expend funds for Promotional Allowances and otherwise provide complimentary or discount goods and services in an amount not to exceed the amount set forth in the Approved Annual Plan and Operating Budget (excluding any Permitted Variance which the Parties acknowledge shall not apply to Promotional Allowances).  In the event Manager believes in good faith that expenses in excess of the Promotional Allowance as provided in any Approved Annual Plan and Operating Budget are reasonably required or advisable to compete effectively with other hotel-casinos similarly to the Property, Manager shall have the right to exceed the approved Promotional Allowance by an amount not to exceed twenty-five percent (25%) for each Fiscal Quarter (“Promotional Variance”); provided, however, Manager shall give notice to Owner of any such Promotional Variance and such Promotional Variances will be subject to review by Owner at the end of the Fiscal Quarter.  Any Promotional Variance exceeding twenty-five percent (25%) shall be subject to Owner’s prior written approval in its sole and absolute discretion.  For avoidance of doubt, Manager shall not be in default of this Agreement for any Promotional Variance, not exceeding twenty-five percent (25%) and made by Manager in its good faith, reasonable discretion.

8.4          Emergency Expenditures.  In the event a condition should exist with respect to the Property of an emergency nature, including structural repairs, which requires that immediate repairs are necessary to protect the health and safety of its guests or Employees (an “Emergency Expenditure”), Manager is authorized to take all steps and to make all Emergency Expenditures reasonably necessary to repair and correct any such condition, whether or not provisions have been made in the applicable Approved Annual Plan and Operating Budget for any such emergency expenditures, up to a maximum of $500,000 for any single emergency.  Manager agrees that it shall make such repairs and replacements only after it has made a reasonable attempt (if circumstances permit) to inform Owner of the existence of such emergency, the repairs and replacements it proposes to make, and the estimated amount of expenditures to be incurred.  If Manager has been unable to advise Owner in advance, it shall promptly notify Owner after taking any necessary action.  Expenditures made by Manager in connection with an emergency shall be paid for first from the Reserve Fund to the extent funds are available, and then from the Operating Bank Account.

8.5          Legal Requirements.  In the event that repairs to, or additions, changes or corrections in the Property of any nature shall be required by reason of any purported violation of or change in any Legal Requirements, Manager shall inform Owner of the existence of the applicable Legal Requirement and the repairs, additions, changes or corrections it believes are required to be made and the estimated expenditures to be incurred.  Owner shall, in its sole and absolute discretion, determine whether to contest the validity or application of any such Legal Requirements or to make such repairs; provided, however, that Manager shall be authorized and empowered to (i) take all actions it reasonably believes are necessary to comply with applicable Legal Requirements if the failure to so comply might expose Manager to criminal liability or material civil liability; (ii) materially and adversely affect the operation of the Property; or (iii) jeopardize any Nevada Gaming License or any other Gaming license held by Manager or Owner or their respective Affiliates.  Manager shall promptly notify Owner in writing of (A) all such orders and notices or requirements that are received by Manager; and (B) any such action taken by Manager pursuant to the preceding sentence.  The cost of any expenditures provided for in this Section 8.5 shall be paid for first from the Reserve Fund or the Operating Bank Account and, if sufficient funds are not available, Manager shall request such necessary amounts from Owner.

8.6          Consultation.  When requested to do so, representatives of Manager and the General Managers shall meet with the Owner Representative to discuss the performance of the Property and of Manager of its obligations hereunder and Manager’s plans and expectations for the Property for the remaining Fiscal Year.  Upon request by Owner and at Owner’s expense

Manager will arrange for necessary personnel to attend meetings of the board of directors of Owner.

ARTICLE IX
POSSESSION AND USE OF THE PROPERTY AND RELATED ASSETS

9.1          Owner’s Right to Inspect.  Owner, the Owner Representative and/or any existing or prospective lender or their respective accountants, attorneys and agents shall have access to the Property at any and all reasonable times for the purpose of inspecting the Property, reviewing Manager’s operation of the Property or showing the Property to prospective purchasers or mortgagees.  Owner, the Owner Representative and/or any existing or prospective lender or their respective accountants, attorneys and agents shall not, however, unreasonably interfere with Manager’s exercise of its rights and duties hereunder or otherwise displace or unreasonably interfere with the rights of tenants or guests of the Property.  Manager shall make available to Owner, the Owner Representative and/or any equity holders of Owner that are not Affiliates of Manager in a useable manner and format, upon Owner’s request, the Owned IP, the Technology Systems, the Customer Database, and the other books, records, contracts, licenses, permits and any other information or data pertaining to the Property reasonably requested by Owner (other than information not otherwise owned by Owner or its Affiliates that is subject to a conflicting obligation of confidentiality to a third party, attorney client privilege or is otherwise proprietary in favor of a third party) at any and all times during the regular business hours of Manager.

ARTICLE X
INSURANCE; RESPONSIBILITY FOR CLAIMS

10.1        Insurance Coverages.  Subject to the terms and limitations of the Loan Documents, Manager shall procure and maintain, or shall cause another Fertitta Controlled Affiliate or Station Casinos LLC to procure and maintain, at terms and rates and providing the types of coverage reasonably acceptable to Owner, and with insurance companies reasonably acceptable to Owner, the following levels of insurance for the Property, which levels of insurance may be provided by blanket insurance policies covering one or more of the Combined Properties and Manager LV Properties with aggregate limits not less than the amounts set forth below:

(a)           Insurance on the Property and contents against loss or damage by fire, lightning, flood, earthquake (to the extent earthquake coverage is commercially reasonable), terrorism (covering foreign and domestic acts to the extent the same is commercially reasonable), ordinance and law and all other risks covered by the Special Form Property Insurance, and in such amounts and with such deductible limits as are determined by Owner;

(b)           Boiler and machinery and mechanical breakdown coverage providing for loss or damage from explosion of boilers, pressure vessels, pressure pipes and sprinklers installed in the Property;

(c)           Business interruption insurance against interruptions caused by any occurrence covered by the insurance referred to in Sections 10.1(a) and (b), of a type and in amounts sufficient to cover loss of profits and rent, any mortgage payments, real estate taxes, hazard insurance premiums and adequate cleaning, lighting and maintenance of the Property for a period of at least eighteen (18) months with an extended period of indemnity clause of one hundred eighty (180) days, and with a waiting period of no more than seven (7) days;

(d)           Workers’ compensation and employer’s liability insurance as required by the Legal Requirements of the state in which the Property is located;

(e)           Commercial general liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Property and with provisions for liquor liability, with a per occurrence limit for personal injury, death and property damage in an amount which is not less than that generally provided in policies of insurance procured by operators of other hotels/casinos in the county where the Property is located, but in no event less than $1,000,000 per occurrence and $2,000,000 general aggregate;

(f)            Automobile Liability Insurance on all owned, hired and non-owned vehicles used for business at the Property to a limit of not less than $1,000,000 for any one (1) accident or occurrence;

(g)           Garage keeper’s legal liability insurance for vehicles under the Property’s and/or employee’s responsibility to a limit of not less than $1,000,000 for any one (1) accident;

(h)           Crime insurance covering (i) robbery, burglary and theft of property belonging to the Property or any guest, invitee or licensee; (ii) loss of money belonging to the Property or in transit; and (iii) a fidelity loss sustained by the Property by reason of any act of fraud or dishonesty on the part of any employee, servant or agent of Owner or Manager for a minimum of $5,000,000 per loss; and

(i)            Umbrella liability insurance coverage to a limit of not less than $100,000,000 which shall provide excess coverage of all underlying insurance required hereunder.

Notwithstanding the foregoing and except for commercial liability insurance under clause (e) above, Owner may, in its reasonable discretion, change (i.e., increase or decrease) the limits of insurance coverage and/or deductibles and/or change the types of coverages set forth clauses (a) through (i) of this Section 10.1 and may reasonably require Manager to carry other additional insurance of the types and in the amounts generally carried on other Comparable Manager Properties.  Additionally, Manager shall obtain, at Manager’s sole cost and expense, (A) such industry standard professional liability coverage in respect of Manager’s liabilities pursuant to this Agreement (including, without limitation, errors and omissions insurance) that is otherwise generally carried on other comparable facilities in the marketplace and at commercially reasonable terms; and (B) an additional policy or rider for all business interruption insurance against interruptions caused by any occurrence covered by the insurance referred to in Sections 10.1(a) and (b), of a type and in amounts to be determined by Manager in its sole discretion (the “BI Policy/Rider”).

10.2        Coverage.  All insurance described herein may be obtained by endorsement or equivalent means under blanket insurance policies covering one or more of the Combined Properties and the Manager LV Properties, and provided further that such blanket policies substantially fulfill the requirements specified in this Article X and shall be issued by reputable companies authorized to do business in the state where the Property is located and rated A-IX or better in the most recent AM Best’s Insurance Guide or otherwise reasonably acceptable to Owner.  Upon Owner’s request, Manager shall provide Owner with copies of the policies and procedures for Manager’s blanket insurance policies.  Upon Owner’s request, Manager shall also provide Owner with evidence that the terms, conditions and costs of such policies and procedures are comparable to those available from a competitive outside source.  Deductible limits shall be provided in the blanket policies covering the properties managed by Manager or the Fertitta Controlled Affiliates, subject to approval by Owner.  If Owner does not approve the deductible limits under one or more blanket policies, Manager shall obtain insurance coverage under policies with deductible limits approved by Owner.

10.3        Costs and Expenses.  Subject to Owner’s approval, Manager may elect to maintain all or part of the insurance policies required to be maintained under Section 10.1, directly or indirectly through a Fertitta Controlled Affiliate or Station Casinos LLC, under a policy or policies covering one or more of the risks referred to and covering one or more of hotel/casino properties in addition to the Property in which Owner maintains an ownership interest.  When insurance coverage is obtained by Manager by endorsement or equivalent means under its or its Affiliates’ blanket insurance policies, the insurance charges shall be fairly allocated among all hotel/casino properties covered by such policies.  Any reserves, losses, costs, damages or expenses which are insured, or fall within deductible limits, together with any costs of administration of the insurance program allocated to the Property by Manager or its Affiliates, shall be treated as a cost of insurance.

10.4        Policies and Endorsements.

(a)           All insurance policies (other than workers’ compensation, fidelity bond and/or Manager’s professional liability coverage which shall be in the name of Manager and name Owner, Owner’s lenders and their appropriate Affiliates as an additional insured), provided under this Article X shall name Manager, Owner, and Owner’s lenders and their appropriate Affiliates as additional insureds and shall name Owner’s lenders as mortgagee and loss payee for building, contents and business interruption insurance (but specifically excluding Manager’s own business interruption insurance).  The Party procuring such insurance shall deliver to the other Party certificates of insurance evidencing all policies so procured and, in the case of insurance about to expire, shall deliver certificates of insurance with respect to the renewal concurrent with the expiration of such policies.  Any losses shall be paid to the insureds as their respective interests may appear.  All policies of insurance provided for under this Article X shall have attached thereto an endorsement that such policy shall not be canceled or materially changed without at least thirty (30) days’ prior written notice to each named insured.  Manager shall provide Owner with evidence of renewal of each policy at least thirty (30) days prior to the expiration thereof.

(b)           Any insurance policy which does not name as an insured Owner, Manager and other parties entitled to be additional insureds or loss payees pursuant to the provisions of this Article X shall provide that the insurance company issuing said policy shall have no rights of subrogation against those parties specified above which are not so named on the policy.

10.5        Responsibility for Claims.

(a)           Except as otherwise expressly provided herein, all debts and liabilities arising in the course of business of the Property or otherwise in connection with the use, occupancy or operation thereof (including, without limitation, all such liabilities under or with respect to environmental laws, hazards or claims, and all losses relating to property damage, personal injury or death) during the Term are and shall be the obligation of Owner, and Manager shall not be liable or otherwise responsible for any such debts or liabilities by reason of its management, supervision and operation of the Property during said Term, except and to the extent any such debt or liability arises because of Manager’s Gross Negligence or Willful Misconduct.  Manager shall defend, indemnify and hold harmless Owner and its Affiliates, and their respective agents, officers, employees, directors, members, trustees, partners, managers, employees and shareholders and the successors and assigns of each of the foregoing (collectively, the “Owner Indemnitees”), from and against any and all losses, costs, liabilities, expenses and claims (whether administrative or judicial), including, without limitation, reasonable attorneys’ fees and expenses (all of the foregoing being referred to as “Losses”), arising from Manager’s Gross Negligence or Willful Misconduct (excluding, however, any such Losses to the extent of the amounts received pursuant to the insurance required to be maintained in accordance with this Agreement).

(b)           Except as to specific acts or omissions for which Manager has agreed to indemnify Owner in paragraph (a) above, Owner hereby agrees to defend, indemnify and hold harmless Manager and its Affiliates, and their respective agents, officers, employees, directors, members, trustees, partners, managers, employees and shareholders and the successors and assigns of each of the foregoing, from and against any Losses occurring out of or by reason of Manager’s performance of its duties and obligations under this Agreement or otherwise arising in connection with the ownership, use, occupancy or operation of the Property to the extent arising or occurring after the Commencement Date.

(c)           Except as may be set forth in any subordination agreement with a holder of a Mortgage and as otherwise expressly set forth herein, no Person shall be deemed to be a third-party beneficiary of any term or provision of this Agreement (including, without limitation, the terms and provisions of this Section 10.5), and no Person shall have any rights of subrogation or similar rights under this Section 10.5, other than Affiliates of Owner and Manager, respectively, entitled to indemnification pursuant to the provisions of this Section 10.5.  All indemnification obligations under this Agreement and the provisions of this Section 10.5 shall survive the expiration and any termination of this Agreement.  Notwithstanding anything to the contrary herein, Owner and Manager acknowledge that Owner’s and Manager’s right, title and interest under this Agreement and all other agreements related hereto shall be and hereby are subject to the valid first priority liens of the administrative agent (on behalf of the applicable secured parties) under the GVR Loan Documents.  Notwithstanding anything to the contrary herein, Owner and Manager acknowledge that Owner’s and Manager’s right, title and interest under this Agreement and all other agreements related hereto shall be subject to the valid first priority liens of the administrative agent under the GVR Loan Documents.

ARTICLE XI
TAXES

11.1        Payment of Taxes.  Except as otherwise agreed upon by the Parties, during the Term, all taxes, assessments and other fees and charges otherwise qualifying as Operating Costs as defined herein shall be paid by Manager as Operating Costs in accordance with the Disbursement Priority Schedule set forth on Exhibit “A”, before any fine, penalty or interest is added thereto or lien placed upon the Property or this Agreement, unless contested by Owner pursuant to Section 2.11.  Owner shall promptly provide Manager with copies of any evidence of its contest of any tax or assessment and any proceedings related thereto.  Manager shall, within the earlier of thirty (30) days after payment or three (3) days following written demand by Owner, furnish Owner with copies of official tax bills and assessments and evidence of payment or contest and stay thereof.

ARTICLE XII
EMPLOYEES

12.1        Employees.

(a)           All personnel employed at the Property, including the General Manager and the corporate staff of Owner to the extent engaged for the operation of the Property (collectively, “Employees”), shall at all times be the employees of Owner, and all costs of every kind and nature arising out of the employer-employee relationship (including costs incurred in connection with governmental laws and regulations and insurance rules), shall be a direct expense of the Property or equitably allocated to the Property, as applicable.  The salary (including any bonuses) and employee benefits (including costs of attendance at required Manager training and other meetings) of the Employees shall be reimbursed to Manager by Owner, whether the claim or amount for which such reimbursement is sought arises during or after the Term.  Subject to the Approved Annual Plan and Operating Budget and the limitations on Manager’s authority as set forth in this Section 12.1(a) and Sections 2.1, 2.3, 12.1(b) and 12.2, Manager shall have absolute discretion to recruit, hire, promote, supervise, direct, train and terminate all Employees, to fix their compensation, fringe benefits, pension, retirement, bonus and employee benefits plans and collective bargaining agreements, and, generally, to establish and maintain all policies relating to employment.  The general hiring policies and the discharge of employees at the Property shall in all material respects comply with all “Equal Employment Opportunity” laws and regulations, and Manager shall take (or cause to be taken) all reasonably necessary actions to comply with all applicable Legal Requirements with respect to the recruiting, hiring, promoting, training, supervising and terminating Employees on behalf of Owner.  Owner may consult, advise or communicate with Manager or the General Manager and or Executive Employees regarding Employees or problems related to Employees at any time, but Owner shall not interfere with or give orders or instructions to any Employees.

(b)           Manager shall be required to obtain Owner’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed) with respect to the hiring, terminating, and replacement of the General Manager for both the hotel and casino components of the Property, as applicable, and all other Executive Employees.  Prior to appointing any General Manager or Executive Employee, Manager shall inform Owner of its recommended candidate for any prospective General Manager or Executive Employee position and provide Owner with a written summary of such individual’s professional experience and qualifications and shall offer Owner the opportunity to interview the candidate at the Property or another mutually acceptable location.  In the event Owner fails to approve or disapprove any such candidate within fifteen (15) days after Owner’s receipt of a resume or written summary of such individual’s professional experience and qualifications and opportunity to interview such individual, Manager shall resubmit the written summary for the proposed candidate along with a notice stating in bold block letters that “THIS IS A SECOND SUBMITTAL, FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS WILL RESULT IN THE DEEMED REJECTION BY OWNER OF THE PROPOSED EXECUTIVE EMPLOYEE CANDIDATE,” provided that if Owner fails to approve or disapprove such candidate within such five (5) Business Days after Owner’s receipt of the second submittal, Owner shall be deemed to have rejected such candidate; provided, however, Owner shall not reject and/or be deemed to reject more than three (3) consecutive candidates, which Manager, in its reasonable judgment, determines are qualified to fill such General Manager or Executive Employee position; and in the event of three (3) such rejections and/or deemed rejections, Manager shall have the right to hire a candidate of its choice that it believes is qualified to fill such General Manager or Executive Employee position (so long as the same is not one of the three (3) candidates rejected by Owner).  Additionally, the salary, bonuses and other compensation and benefits of the General Manager and other Executive Employees shall be approved by Owner as part of the applicable Approved Annual Plan and Operating Budget.

12.2        Labor Relations.  Manager shall keep Owner informed of all negotiations with labor unions representing Employees and not enter into any union contracts covering Employees without the prior approval of Owner (which approval may be granted or withheld by Owner in its sole and absolute discretion), unless required by law to do so (which contracts, in all cases, shall be furnished to Owner as soon as reasonably possible after receipt by Manager but in any event before the execution thereof).  Manager shall not agree to, or execute, any agreement, side letter or collective bargaining agreement with a labor organization unless written approval has been received from Owner (which approval may be granted or withheld by Owner in its sole and absolute discretion).  Subject to the foregoing, at Owner’s request, Manager shall negotiate for the best interests of Owner with any labor unions representing the Employees, but any collective bargaining agreement or labor contract resulting therefrom shall be executed by Owner or its Affiliate as the employer of the Employees.  In addition, it is understood that the Parties shall mutually agree on labor counsel for labor negotiations involving the Property or involving multi-employer bargaining arrangements applicable to the Property and other hotel properties not owned or managed by Owner.  If the Parties are unable to mutually agree on labor counsel,

Owner shall have the right to select labor counsel.  Prior to hiring any labor counsel, Owner shall inform Manager of its recommended counsel and provide Manager with a written summary of such counsel’s professional experience and qualifications and shall offer Manager the opportunity to interview such counsel at the Property or another mutually acceptable location.  Manager shall forego its right to interview any such counsel if it or its authorized representative is unwilling or unable to participate in the interview within fifteen (15) Days following receipt of Owner’s written offer.  Manager shall consult with Owner in advance of, and during the course of, negotiations with any labor union.  Manager shall use its commercially reasonable efforts to promptly notify Owner of any material defaults under collective bargaining agreements, proceedings involving material union disputes and other similar proceedings and otherwise provide Owner the same level of information and protection provided to Owner in the negotiation of new agreements as provided in the proviso of the first sentence of this Section 12.2.

12.3        Non-Solicitation.  Manager agrees that it shall not (and hereby agrees on behalf of the Fertitta Controlled Affiliates that none of them shall) directly or indirectly solicit or hire for employment any Employees at any time during the Term or within the period that is the later of (i) eighteen (18) months following the expiration or termination of this Agreement or (ii) six (6) months following the date Manager has completed transition to replacement management and vacated the Property upon completion of the Transition Services as contemplated under Schedule “5” without Owner’s prior written approval (which approval may be granted or withheld by Owner in its sole and absolute discretion) unless such Employee voluntarily resigns without any solicitation, promise or inducement from Manager, Fertitta Entertainment and/or any of their respective Affiliates, or any Person for which Manager or its Affiliates operates any Other Manager Property on behalf of, and any individual acting directly for or on behalf of any of them; provided that any general solicitation that is not targeted specifically to Employees of Owner shall not constitute solicitation for purposes of this Section 12.3.

ARTICLE XIII
DAMAGE, CONDEMNATION AND FORCE MAJEURE

13.1        Casualty.

(a)           If, during the Term, the Property incurs damage by fire, casualty or other cause and the cost of restoration at the Property is:

(1)           twenty percent (20%) or less of the replacement cost of the Property (excluding land), Owner shall with all reasonable diligence, repair or replace the damaged portion of the Property (including the Casino) to a complete architectural unit which can be operated as a hotel and casino of substantially the same type and class as existed before, provided that Owner shall have no obligation to incur costs of restoration in excess of the total proceeds of any insurance policies payable to Owner (excluding applicable insurance deductibles and any self-insurance maintained by, or on behalf of, Owner and further subject to any limitations imposed on Owner by any lender), to repair, rebuild or replace the Property; or

(2)           more than twenty percent (20%) of the replacement cost of the Property (excluding land), Owner shall have the option (but not the obligation), in its sole discretion, to commence and complete repairing, rebuilding or replacement of the Property (including the Casino) to substantially the same character as existed prior to the damage or destruction.  In the event Owner chooses to not undertake the repairs, rebuilding or replacements specified above, Manager or Owner may terminate this Agreement upon sixty (60) days’ advance written notice to the other Party.

(b)           Actions as to casualty as set forth in this Section 13.1 shall be taken only in a manner that is consistent with the terms and conditions of the Loan Documents and in the event of any conflict between those terms and conditions and the provisions of this Agreement, the Parties hereby acknowledge and agree that the Loan Documents shall control to the extent that such Loan Documents do not materially increase the obligations of Manager and/or materially decrease the rights and remedies available to Manager under this Agreement.  No Termination Fee (or partial Termination Fee), penalty, fee or other consideration shall be owed by one Party to the other upon any termination of this Agreement pursuant to this Section 13.1.

13.2        Condemnation.

(a)           In the event all or substantially all of the Property shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of the Property shall be so taken, but the result is that it is infeasible, in the reasonable opinion of Owner or Manager, to restore and continue to operate the remaining portion of the Property for the purposes and in accordance with the Operating Standard contemplated herein (as adjusted to the extent necessary to reflect any changes to the operation of the Property covered by such taking and restoration), then upon the date that Owner shall be required to surrender possession of the Property (or portion thereof), this Agreement shall terminate with respect to the Property (or portion thereof) and neither Party shall have any further obligation to the other Party in connection therewith.  Notwithstanding the foregoing, in the event of any taking of the Property (or portion thereof) and the Parties elect not to terminate under the immediately preceding sentence, but (i) Owner’s lender fails or refuses to make available to Owner sufficient proceeds of such eminent domain proceedings in order to permit Owner to make appropriate alterations, restorations or repairs to the remainder of the Property so that it would continue to be operable for the purposes herein contemplated; or (ii) Owner cannot, despite the exercise of diligent efforts to do so, substantially complete restoration within a timeframe that the Parties mutually agreed upon (in good faith) at the time of such taking, then Owner or Manager shall have the right to terminate this Agreement with respect to the Property (or portion thereof) upon written notice to the other Party whereupon this Agreement shall terminate with respect to the Property (or portion thereof) upon the date that Owner shall be required to surrender possession of the Property (or portion thereof) to the condemning authority, and neither Party shall have any further obligation to the other Party with respect to the Property (or portion thereof surrendered).  Owner and Manager shall each have the right to initiate such proceedings as they deem advisable to recover any damages to which they may be entitled; provided, however, that except as expressly set forth in Section 13.2(b) below, any and all proceeds resulting from such eminent domain, condemnation, compulsory acquisition or similar proceeding shall belong solely to Owner at the time of award, excepting any portion of an award made expressly to Manager for loss of (A) any personal property owned by Manager or relocation costs and (B) lost Management Fees.

(b)           In the event a portion of the Property shall be taken by the events described in Section 13.2(a) or the entire Property is affected but on a temporary basis, and the result is not to make it infeasible, in the reasonable opinion of Owner, to continue to operate the Property for the purposes and in accordance with the Operating Standard contemplated herein, this Agreement shall not terminate and Owner may elect to repair any damage to the Property or to alter or modify the Property and so much of any award for any such partial taking or condemnation as shall be necessary to render the Property a complete architectural unit which can be operated as a hotel and casino of substantially the same type and class as before shall be used for such purpose (and the balance of such award, if any, shall be paid to Owner).  If Owner elects not to repair any damage to the Property or to alter or modify the Property, or Owner cannot, despite the exercise of diligent efforts to do so, substantially complete restoration within a timeframe that the Parties mutually agreed upon (in good faith) at the time of such taking, then Manager shall have the right to terminate this Agreement with respect to the Property (or portion thereof) upon written notice to Owner whereupon this Agreement shall terminate with respect to the Property (or portion thereof) upon the date that Owner shall be required to surrender possession of the Property (or portion thereof) to the condemning authority, and neither Party shall have any further obligation to the other Party with respect to the Property (or portion thereof) surrendered.  Notwithstanding the foregoing, if Owner, by reason of a Force Majeure event (other than the condemnation), shall be unable to commence or substantially complete the repairs or restoration thereof, the time during which Owner shall be able to commence or substantially complete the repairs or restoration shall be extended (on a day-by-day basis) by the number of days of delay caused by such Force Majeure event.

(c)           If the Property is taken by the power of eminent domain, Owner and Manager shall each have the right, subject to applicable Legal Requirements, to initiate separate claims for any award and to cooperate with the other to enable the other to pursue any available administrative proceedings as they deem advisable to recover any damages to which they may be entitled; provided, however, that except as expressly set forth in Section 13.2(b) any and all awards and/or proceeds resulting from such eminent domain, condemnation, compulsory acquisition or similar proceeding shall belong solely to Owner at the time of award, excepting any portion of an award made expressly to Manager for loss of any personal property owned by Manager or relocation costs.

(d)           Subject to Section 13.2(a), in the event all or any portion of the Casino at the Property shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of the Casino shall be so taken, Owner shall restore the remaining portion of the Casino and Manager shall continue to operate the Casino within the Operating Standard contemplated herein (as adjusted to the extent necessary to reflect any changes to the operations of the Casino caused by such taking and restoration); provided, that such restoration and operation is reasonably feasible within the opinion of Owner or Manager.

(e)           Actions as to condemnation as set forth in this Section 13.2 shall be taken only in a manner that is consistent with the terms and conditions of the Loan Documents and in the event of any conflict between those terms and conditions and the provisions of this Agreement, the Parties hereby acknowledge and agree that the Loan Documents shall control to the extent that such Loan Documents do not materially increase the obligations of Manager and/or materially decrease the rights and remedies available to Manager under this Agreement.

(f)            For avoidance of doubt, no Termination Fee (or partial Termination Fee), penalty, fee or other consideration shall be owed to one Party by the other upon a termination of this Agreement by either Party with respect to the Property pursuant to and in accordance with this Section 13.2.

13.3        Emergencies; Force Majeure.

(a)           Except as otherwise provided in Sections 13.1 and 13.2 above, if at any time it becomes necessary in Manager’s reasonable judgment to cease operations of all or any part of the Property to protect the Property from material and adverse consequences and/or to protect the health, safety or welfare of the guests, invitees or Employees of the Property, then Manager may close and cease operations of that portion of the Property, reopening the same when Manager reasonably believes that such event has passed; provided, however, that Manager shall (i) immediately notify Owner of such event; and (ii) shall keep that portion of the Property closed for the minimum reasonable period of time necessary to avoid such emergency and the adverse affects associated therewith.

(b)           With respect to any obligation to be performed by a Party during the Term, such Party shall in no event be liable for failure to perform such obligation when prevented by any Force Majeure.  The time within which such obligation shall be performed shall be extended for a period of time equivalent to the delay resulting from such Force Majeure cause.  As used herein, the term “Force Majeure” shall mean war, insurrection, strikes, walkouts, riots, floods, earthquakes, fires, casualties, acts of God, acts of the public enemy, epidemics, quarantine restrictions, freight embargoes, lack of transportation, unusually severe weather, inability to secure necessary labor, materials or tools, delays of any contractor, subcontractor or supplier outside the reasonable control of the affected Party; provided, however, that such event actually affects such Party’s ability to perform and only for so long as it does affect such Party’s ability to perform.

13.4        Manager’s Compensation.

(a)           At any time during a closure or partial closure of the Property as a result of damage, condemnation or Force Majeure, Manager shall continue to be paid Management Fees that would have been paid to Manager during such period of closure based on the average monthly Management Fees paid during the period of time provided for under the BI Policy/Rider prior to such casualty had such damage or loss not occurred, provided that (i) Manager has paid the portion of the business interruption insurance costs attributed to the payment of interim Management Fees out of Manager’s own funds as provided in the last sentence of Section 10.1 above; and (ii) such business interruption proceeds are actually received by Owner, Manager or their respective Affiliates, as applicable, and all proceeds of such insurance shall be paid to Manager upon receipt by Owner notwithstanding the same is included in a lump sum or other amounts received by Owner in settlement of all such claims.  For avoidance of doubt, if Owner settles any insurance claim and there is no separate allocation made by the carrier with respect to business interruption and/or the lost Management Fees, so long as Manager has paid the portion of the business interruption insurance costs attributed to the payment of interim Management Fees, Owner shall promptly pay to Manager an amount equal to the lost Management Fees for the applicable period pursuant to and in accordance with the policy or rider actually obtained by Manager pursuant to Section 10.1.

(b)           Notwithstanding anything to the contrary contained herein, (i) Manager shall receive one hundred percent (100%) of all proceeds of insurance from the BI Policy/Rider if a separate award is received from any insurance company following a casualty or condemnation of all or any part of the Property, (ii) if such insurance company(ies) pays one amount in settlement of all claims arising under any insurance policy maintained hereunder in lieu of separate awards to such Parties, Manager shall receive its pro rata share of such amount based on the percentage that the Management Fees bear to the aggregate amount of the claim made by Owner and Manager and (iii) Manager shall have the sole right to negotiate, settle or adjust any claims arising from or relating to the BI Policy/Rider.

13.5        Manager’s Reinstatement.  If this Agreement is terminated in accordance with Section 13.1, 13.2 or 13.3 and at any time during the twenty-four (24) month period following such termination, Owner or any of its Affiliates elects to repair, rebuild or replace the Property to a complete architectural unit which can be operated as a hotel and casino of substantially the same type and class as existed before, Owner shall promptly give notice to Manager in writing of such determination or commencement, and, at Manager’s election (which shall be exercised by written notice given to Owner within sixty (60) days of receipt by Manager of the written notice given by Owner or, if no such notice is given by Owner, Manager’s actual knowledge of such commencement), this Agreement shall be reinstated with respect to the Property (with only such amendments as are required due to changes in the type, scope or design of the Property).  This Section 13.5 shall survive the termination of this Agreement.

ARTICLE XIV
TERMINATION

14.1        Termination Rights of Owner.  In addition to Owner’s rights to terminate this Agreement as set forth in Sections 3.2, 13.1(b), 13.2(a) and 15.2, Owner shall have the right to terminate this Agreement in the event any of the following occur:

(a)           The occurrence and continuance of (i) a Material Loan Default on the part of Owner that remains uncured following the expiration of any applicable cure period under any

Mortgage encumbering the Property or the Loan Documents related thereto; or (ii) any actual acceleration of the Loan or any future replacement secured loans;

(b)           (i) Owner becomes Bankrupt; or (ii) Manager, Fertitta Entertainment or its Subsidiaries, other than the Manager Unrelated Subsidiaries, become Bankrupt; or (iii) any Owner-Related Affiliates become Bankrupt;

(c)           The institution by (i) Owner; (ii) Manager, Fertitta Entertainment or its Subsidiaries, other than the Manager Unrelated Subsidiaries; or (iii) any Owner-Related Affiliates, of proceedings of any nature under any law or statute of any jurisdiction as now existing or hereafter amended or becoming effective, for the relief of debtors wherein such Person is seeking relief as debtor on account of its insolvency, which proceedings are not discharged or dismissed within a period of sixty (60) days after the institution thereof;

(d)           (i) The denial, revocation, suspension  or non-renewal of (A) any Nevada Gaming License of Manager or Fertitta Entertainment; (B) any Nevada Gaming License of Owner which is caused, directly or indirectly, by any action or inaction of Manager, Fertitta Entertainment or their respective Affiliates; (C) any Material Nevada Governmental Approval of Manager or Fertitta Entertainment; or (D) any Material Nevada Governmental Approval of Owner which is caused, directly or indirectly, by any action or inaction of Manager, Fertitta Entertainment or their respective Affiliates; or (ii) the commencement of any action by the applicable Gaming Authority seeking such a revocation, suspension or non-renewal that, if adversely determined, would be more likely than not to result in the denial, revocation, suspension or non-renewal of (w) any Nevada Gaming License of Manager or Fertitta Entertainment; (x) any Nevada Gaming License of Owner which is caused, directly or indirectly, by any action or inaction of Manager, Fertitta Entertainment or their respective Affiliates; (y) any Material Nevada Governmental Approval of Manager or Fertitta Entertainment; or (z) any Material Nevada Governmental Approval of Owner which is caused, directly or indirectly, by any action or inaction of Manager, Fertitta Entertainment or their respective Affiliates; provided, however, Manager shall have the lesser of (1) one hundred eighty (180) days from the commencement of such action, (2) such other time period as may be granted by the applicable Gaming Authority and (3) such time period required by Owner (as reasonably determined based upon the advice of outside legal counsel) to avoid the denial, revocation or suspension of any Nevada Gaming License or Material Nevada Governmental Approval held by Owner, as applicable, to cure any event giving rise to the commencement of such action described in clause (ii) hereof.

(e)           Manager shall have failed to remedy a Material Default on the part of Manager within thirty (30) days after notice thereof given by Owner; provided, however, if (i) the Material Default is not susceptible of cure within such thirty (30) day period; (ii) the default cannot be cured solely by the payment of a sum of money; and (iii) the default would not expose Owner to an imminent and material risk of criminal liability or of material damage to its business reputation, the thirty (30) day cure period shall be extended for up to an additional ninety (90) days (for an aggregate cure period of up to one hundred twenty (120) days if Manager commences to cure the default within such thirty (30) day period and thereafter proceeds with reasonable diligence to complete such cure);

(f)            Manager engages in an act or omission that constitutes Manager’s Gross Negligence or Willful Misconduct and such action or omission has a material adverse effect on the Property or Owner;

(g)           If, at any time, Manager and Fertitta Entertainment are no longer controlled by Frank J. Fertitta III and/or Lorenzo J. Fertitta;

(h)           The Fertitta Manager Control Requirements are otherwise no longer satisfied (including, without limitation, as the result of the death or disability of both Frank J. Fertitta III and Lorenzo J. Fertitta);

(i)            If, at any time prior to the consummation of an initial public offering of Station Casinos LLC, (i) Frank J. Fertitta III, Lorenzo J. Fertitta and the Fertitta Family Entities collectively beneficially own less than fifty-one percent (51%) of the split-adjusted membership interests in Station Casinos LLC held by Frank J. Fertitta III, Lorenzo J. Fertitta and/or the Fertitta Family Entities on the Commencement Date (after giving effect to (A) the Plan and (B) any Transfers to Colony Capital, LLC and/or its permitted designees occurring on or after the Commencement Date resulting from the exercise of options held by Colony Capital, LLC as of the Commencement Date), on a fully diluted basis; and (ii) any person other than Frank J. Fertitta III, Lorenzo J. Fertitta and the Fertitta Family Entities beneficially owns common equity interests in Station Casinos LLC with a greater percentage interest than is represented by the common equity interests beneficially owned by Frank J. Fertitta III, Lorenzo J. Fertitta and the Fertitta Family Entities collectively;

(j)            If any FE Non-Compete Party breaches the material terms of the Non-Compete Agreements and such breach continues beyond all applicable grace periods set forth therein;

(k)           Manager fails to disburse any amounts, subject to the restrictions set forth in the Loan Documents, as provided for in this Agreement within ten (10) Business Days following the date on which written notice of such failure has been delivered to Manager by Owner; or

(l)            If Fertitta Entertainment commits a monetary default pursuant to the terms and conditions of the Guaranty and/or Fertitta Entertainment breaches any of the material representations and warranties set forth therein and such monetary default or breach continues beyond all applicable grace periods set forth therein.

14.2        Termination Rights of Manager.  In addition to Manager’s rights to terminate this Agreement as otherwise expressly set forth in this Agreement, including under Sections 13.1(b) and 13.2(a), Manager shall have the right to terminate this Agreement without penalty upon not fewer than thirty (30) days’ prior written notice (subject to Manager’s obligation to provide the Transition Services, provided Manager’s obligation to provide Transition Services is subject to

Manager being paid the Base Management Fee, Reimbursable Expenses and/or other sums payable or owed to Manager (expressly excluding any Incentive Management Fee or Termination Fee), on a current basis, under this Agreement and in accordance with the provisions of Schedule “5”) if any of the following occur:

(a)           Owner fails to make any payment of Management Fees or Reimbursable Expenses or other amounts due and owing to Manager (unless such payment shall be the subject of a bona fide dispute, with that portion of such fees which are not subject to a bona fide dispute being paid when due) within ten (10) Business Days following written notice thereof given by Manager;

(b)           The institution by (i) Owner; or (ii) the Owner-Related Affiliates, of proceedings of any nature under any law or statute of any jurisdiction as now existing or hereafter amended or becoming effective, for the relief of debtors wherein such Person is seeking relief as debtor on account of its insolvency, which proceedings are not discharged or dismissed within a period of sixty (60) days after the institution thereof;

(c)           The denial, revocation, suspension or non-renewal of Owner’s Nevada Gaming License, or any other material licenses of Owner related to the Property, the denial, revocation, suspension or non-renewal of which would have a material adverse affect on Manager or the Property except to the extent caused, directly or indirectly, by any action or inaction of Manager, Fertitta Entertainment or their respective Affiliates; or

(d)           Owner shall have failed to remedy a Material Default on the part of Owner within thirty (30) days after written notice thereof given by Manager; provided, however, if (i) the Material Default is not susceptible of cure within such thirty (30) day period; (ii) the default cannot be cured solely by the payment of a sum of money; and (iii) the default would not expose Manager to an imminent and material risk of criminal liability or of material damage to its business reputation, the thirty (30) day cure period shall be extended for up to an additional ninety (90) days (for an aggregate cure period of up to one hundred twenty (120) days if Owner commences to cure the default within such thirty (30) day period and thereafter proceeds with reasonable diligence to complete such cure).

14.3        Termination Notice.

(a)           Notwithstanding anything to the contrary contained herein, if either Owner or Manager elects to terminate this Agreement (as applicable, the “Terminating Party”) in accordance with its rights under Section 14.1 or Section 14.2 above, respectively, it shall give the other Party notice of its desire to terminate this Agreement (a “Termination Notice”) within ninety (90) days after such Terminating Party has actual knowledge of the events giving rise to the right to terminate this Agreement.  If the Terminating Party does not give such written notice to the other Party within such ninety (90) day period, then except as required under applicable Gaming Laws or by the Gaming Authorities, such Terminating Party shall not have a right to terminate this Agreement based on the grounds for which it had such actual knowledge; provided, however, that nothing herein shall prevent the Terminating Party from terminating this Agreement if it subsequently has actual knowledge of further ground(s) for termination;

provided, further, that in the event that Owner fails to deliver written notice to Manager within ninety (90) days after Owner has actual knowledge of the events giving rise to the right of Owner to terminate this Agreement pursuant to Section 14.1(g) or (i), Owner hereby waives its right to then terminate this Agreement under Section 14.1(g) or Section 14.1(i), as applicable, unless and until the ownership interests of Frank J. Fertitta III, Lorenzo J. Fertitta and/or the Fertitta Family Entities in Manager or Owner, as applicable, are further diluted by five percent (5%) or more of then current ownership interests held by Frank J. Fertitta III, Lorenzo J. Fertitta and/or the Fertitta Family Entities (for example, if this Agreement is not terminated for any reason following the dilution of the ownership interests of Frank J. Fertitta III, Lorenzo J. Fertitta and/or the Fertitta Family Entities from fifty-one percent (51%) to forty-nine percent (49%), Owner’s termination would again be triggered if the ownership interests of Frank J. Fertitta III, Lorenzo J. Fertitta and/or the Fertitta Family Entities transferred two and forty-five hundredths percent (2.45%) or more their collective ownership interests (e.g., five percent (5%) of the forty-nine percent (49%) ownership interest then held)).  In connection therewith, if Sections 14.1(g) and/or (i) are breached, regardless of whether this Agreement is terminated as a result thereof, Manager hereby covenants and agrees to provide Owner with immediate written notice of any and all direct or indirect transfers of ownership interests in Manager and/or Owner made by Manager or any Affiliate.

(b)           Owner’s right to terminate this Agreement under Sections 3.2, 13.1(a)(ii), 13.2(a), and Sections 14.1(b), (c), (g), (h) or (i) shall be Owner’s sole remedy and shall not be subject to any claim by Owner for damages, other penalty or liability of Owner or the obligation to pay any Termination Fee (or partial Termination Fee) in connection therewith other than the payment of all unpaid amounts in accordance with Section 14.4.

(c)           Manager’s right to terminate this Agreement under Sections 13.1(a)(ii) and 13.2(a) shall be Manager’s sole remedy and shall not be subject to any claim by Manager for damages, other penalty or liability of Manager in connection therewith other than the payment of all unpaid amounts in accordance with Section 14.4.

(d)           Notwithstanding anything to the contrary set forth in this Agreement, (i) in the case of Owner, if Manager breaches Section 14.1(a), (d), (e), (f), (k) or (l); and (ii) in the case of Manager, if Owner breaches Sections 14.2(a) through (c) (each an “Event of Default”), neither the right of termination nor the right to sue for damages nor any other remedy available to Owner or Manager, as applicable, hereunder shall be exclusive of any other remedy given hereunder or now or hereafter existing at law and/or in equity and (A) with respect to Owner, the termination of this Agreement pursuant to Section 14.1(b), (c), (g), (h) or (i) shall in no event act to limit or waive any claims Owner may have against Manager for an Event of Default which occurs simultaneously therewith or directly results in the termination of this Agreement pursuant to Section 14.1(b), (c), (g), (h) or (i).  In avoidance of doubt, in the event that either Party commits an Event of Default and, as a result, a claim is made by a third party against the other Party, the Party against whom such claim is made may include in its damage claim against the Party that committed such breach or default any and all attorneys’ and other fees and costs and all amounts paid to such third party and other damages suffered thereby.  Except as expressly stated otherwise, this Agreement shall terminate upon the date specified in the applicable Termination

Notice, which date shall not be less than thirty (30) days (or such shorter time as may be required to avoid an adverse impact on the Terminating Party (e.g., fraud, misappropriation, etc.) and/or any Nevada Gaming Licenses held by such Terminating Party) nor more than one hundred twenty (120) days after such Termination Notice is delivered.

(e)           No dispute regarding either Party’s right to terminate this Agreement under this Article XIV shall be submitted to the dispute resolution process pursuant to Section 17.16 hereof.

14.4        Events on Termination.  If this Agreement is terminated, expired, or is deemed to have been terminated pursuant to the provisions hereof, the following provisions shall apply:

(a)           Manager shall render a final accounting within sixty (60) days after the end of the month of termination, regardless of the reason for such termination, which final accounting shall set forth any amounts due and payable to either Party hereunder.  If Owner objects to all or any matter set forth in the final accounting (i) Owner shall pay the amount which is not in dispute Owner and the remaining disputed amount shall be placed by Owner into escrow; and (ii) the Parties shall work in good faith to resolve such dispute, failing which either Party may submit the matter to arbitration in accordance with Section 17.16 for the determination of such disputed amounts.  Upon the resolution of such dispute, the proceeds in escrow shall be paid to the prevailing party.  Manager shall again render a final accounting in accordance with this Section 14.4(a) within sixty (60) days of the end of any Transition Period that may occur in accordance with this Agreement (which, for avoidance of doubt, may be disputed by Owner as provided in the immediately preceding sentence);

(b)           except as may be set forth in any subordination agreement with a holder of a Mortgage, all amounts due and owing between the Parties under this Agreement accrued to the Termination shall become due and payable (including any accrued, unfunded or underfunded liabilities under any pension plans, disability, worker compensation or other benefit plans benefiting the Employees and any unpaid Management Fees and other charges and reimbursements due Manager hereunder) within ten (10) Business Days following receipt of the final accounting described in Section 14.4(a);

(c)           Manager shall transfer to Owner all of Owner’s books and records which are in the custody and control of Manager, so as to ensure the orderly continuance of the operation of the Property, but such books and records shall thereafter be available to Manager as reasonably necessary to perform the Transition Services, as applicable, and otherwise at all reasonable times, upon reasonable notice, for inspection, audit, examination and transcription for a period of three (3) years;

(d)           Manager shall, to the extent permitted by applicable laws, and at the end of any Transition Period, assign and transfer to Owner Manager’s right, title and interest (if any) in and to all liquor, restaurant and other licenses and permits (if any) used by Manager in the operation of the Property, and shall cooperate with Owner, at the sole cost of Owner, in obtaining all consents necessary therefor;

(e)           Manager shall peaceably and quietly surrender and deliver up to Owner possession of the Property in accordance with its obligations contained herein, with the specific intent to effectuate a smooth transition of management of the Property to Owner or a third party so as to minimize any potential disturbance of customers and guests, and in connection with the foregoing, if requested by Owner in writing, Manager shall, in consideration for the fees set forth in Schedule “5” (subject to the restrictions set forth in such Schedule “5”), provide the Transition Services for the duration of the Transition Period;

(f)            upon the Termination of this Agreement and upon payment to Manager of all amounts due and owing to Manager hereunder, all remaining amounts in the Property’s accounts shall be transferred to Owner at the end of any Transition Period; and

(g)           In consideration for the fees set forth in Schedule “5” (subject to the restrictions set forth in such Schedule “5”), Manager shall provide the holder of any Mortgage with the Transition Services to the extent requested by such holder, provided that such assistance shall not materially increase Manager’s obligations under this Section 14.4 or Manager’s potential liability as result of the actions contemplated under this Section 14.4.

This Section 14.4 shall survive the expiration or Termination of this Agreement.

ARTICLE XV
MORTGAGES, SALE AND ASSIGNMENT;
OWNERSHIP REQUIREMENTS OF MANAGER

15.1        Mortgages.  Owner shall have the right to grant, either in connection with original financing and/or renewals, replacements, refinancings and extensions thereof, a Mortgage encumbering all of the assets that comprise the Property (any part thereof or any interest therein) and, in furtherance thereof, to assign to any mortgagee (as collateral security for any loan or other extension of credit secured by a Mortgage) and/or all of Owner’s right, title, and interest in and to this Agreement.  Manager’s interests hereunder (and all Management Fees and/or the Termination Fee) shall be subordinate to any Mortgage placed on the Property by Owner pursuant to any Loan Documents and to any and all advances made or to be made thereunder, to the interest thereon and all other amounts owing in respect thereof or thereunder, all renewals, replacements, refinancings and extensions thereof.  The provisions of this Section 15.1 shall be self-operative and shall not require the execution of any further documentation; provided, however, Manager shall upon the request of such holder of such Mortgage, subordinate its rights under this Agreement, including its rights to be paid the Management Fees and the Termination Fee and its rights under Sections 13.1 and 13.2 with respect to a casualty or condemnation (but expressly excluding Manager’s rights under Section 13.4 in connection therewith), respectively, to such Mortgage, and shall deliver a subordination and attornment agreement to each holder of a Mortgage satisfactory to such holder of a Mortgage.  For avoidance of doubt, Manager shall not be required to return or reimburse Owner or any holder of a Mortgage for all or any portion of the Management Fees, Termination Fees and/or Reimbursable Expenses paid to and received by Manager pursuant to and in accordance with the terms of this Agreement and not otherwise prohibited to be paid by the terms of any subordination agreement; provided, however, that

Manager shall not accept any payments of the Management Fees or Termination Fees in advance of being earned or, in the case of Reimbursable Expenses, actually incurred; provided, further, that if any Management Fees and/or Reimbursable Expenses due and owing to Manager are withheld pursuant to the terms of any Mortgage, the Base Management Fees and/or Reimbursable Expenses due and owing, but expressly excluding any Incentive Management Fees, shall accrue to the benefit of Manager (but may remain unpaid) and Manager’s sole recourse for any non-payment of the Base Management Fee and/or any Reimbursable Expenses shall be as provided under Section 14.2(a) (including, without limitation, the right to terminate this Agreement as provided therein and seek remedies against Owner in accordance with Section 14.3).  Subject to the terms and provisions hereof, Manager shall use commercially reasonable efforts to cooperate with Owner and any current or prospective holder of a Mortgage, and shall execute and deliver such commercially reasonable documents as may be required by any such holder of a Mortgage, including, without limitation, a cash management agreement and a collateral assignment of Owner’s rights under this Agreement and under all contracts and permits relating to the Property to the holder of a Mortgage.  In addition, such subordination and attornment agreement shall provide such holder of such Mortgage with a separate right to terminate this Agreement, without fee or penalty, upon the occurrence of (i) a foreclosure or deed-in-lieu of foreclosure of the Property; (ii) in the event Owner becomes Bankrupt; (iii) pursuant to any right Owner would have otherwise had under the terms of this Agreement; and/or (iv) any acceleration of the obligations under the GVR Loan Documents.  Owner shall pay the reasonable out-of-pocket costs and expenses of Manager and Manager’s counsel pertaining to the negotiation, execution and delivery of any agreements to be entered into by Manager in connection with any Mortgage.

15.2        Sale Termination Rights.  In addition to the termination rights contained in Article XIV, upon any voluntary sale by Owner to a bona fide third-party purchaser of (i) the Property or any substantial interest therein; or (ii) all or substantially all of Owner’s assets or all or substantially all of the direct or indirect equity interests in Owner (as applicable, a “Third Party Sale”), Owner shall have the right to terminate this Agreement upon thirty (30) days’ written notice to Manager.  In connection with any such termination of this Agreement by Owner pursuant to a Third Party Sale, as a condition to the effectiveness thereof, Owner shall (subject to the terms of any subordination agreement with a holder of a Mortgage) pay to Manager the Termination Fee calculated in accordance with the formula set forth on Exhibit “A” (provided that, for avoidance of doubt, no such Termination Fee shall be payable if, in connection with such Third Party Sale, this Agreement is not terminated and the successor to Owner assumes this Agreement or the successor to Owner executes a new management agreement with Manager).  If for any reason the Third Party Sale is not consummated, Owner shall be deemed to have revoked its election to terminate under this Section 15.2 and shall no longer be obligated to pay the Termination Fee (or any portion thereof) in connection with the failed Third Party Sale and any such revocation shall in no event constitute a waiver of, or otherwise impact, Owner’s future right to terminate this Agreement upon the occurrence of a Third Party Sale under the provisions of this Section 15.2.  Notwithstanding the foregoing or anything to the contrary set forth herein, if at any time prior to the date which is twelve (12) calendar months following the effective date of termination of this Agreement pursuant to this Section 15.2, an operation, management, license, franchise or other agreement of any kind for the Property that are subject to the Third Party Sale is entered into under which Manager or a Fertitta Controlled Affiliate or their respective successors or assigns (acting in its sole and absolute discretion) realizes any economic benefit therefrom (the “New Fertitta Agreement”), such party shall promptly notify Owner in writing and in any event shall remit to Owner within ten (10) days after entering such New Fertitta Agreement the Termination Fee actually paid to Manager with respect to the Property as calculated in accordance with Exhibit “A”.  Any successor owner’s decision to retain Manager and the proposed terms of any New Fertitta Agreement shall be at such successor owner’s sole and absolute discretion and Manager’s decision to accept such New Fertitta Agreement and the terms thereof shall be at Manager’s sole discretion.

15.3        Assignment by Owner.  Subject to the terms of Section 15.2, Owner, without the consent of Manager, shall have the right to transfer its interests in this Agreement or any ownership interests in Owner to any Party whatsoever as determined by Owner in its sole and absolute discretion.

15.4        Assignment by Manager.  Manager shall not assign or in any manner sell, Transfer, encumber or pledge as security for any indebtedness (or other obligation) any of its rights and interests as Manager hereunder to any Person whatsoever without the prior written consent of Owner (which approval may be granted or withheld in Owner’s sole and absolute discretion), provided that Manager may make any direct or indirect Transfer of ownership or other beneficial interests in Manager so long as such Transfer does not constitute a breach of the Fertitta Manager Control Requirements or violate applicable Gaming Laws or the terms of any Nevada Gaming License.  Notwithstanding the generality of the foregoing:

(a)           Manager may request in connection with an organizational restructuring of Manager that Owner consent to an assignment and assumption of this Agreement by the successor to Manager’s business, and Owner’s consent shall not be unreasonably withheld; provided that (i) assignment and assumption documentation reasonably satisfactory to Owner is completed by Manager and the successor to Manager’s business; (ii) such successor obtains and maintains a Nevada Gaming License and the other material licenses of Manager set forth herein that are required for the operation of the Property; (iii) the Fertitta Manager Control Requirements shall be and continue to be satisfied by the successor to Manager’s business; and (iv) Fertitta Entertainment shall remain liable under this Agreement and the Guaranty; and

(b)           Manager shall have no right to encumber and pledge, as security for any loan or other indebtedness (or obligation) incurred by Manager and/or its Affiliates, Manager’s interest in the Management Fees and any other proceeds of Manager and its Affiliates under this Agreement without the prior written approval of Owner (which approval may be granted or withheld in Owner’s sole and absolute discretion); provided, however, Manager shall have the right to collaterally assign up to fifty percent (50%) of its interest in the Management Fees without Owner’s approval.

15.5        Binding Effect.  Subject to the restrictions on assignment set forth elsewhere in this Agreement, this Agreement shall be binding upon and inure to the benefit of Owner and its successors and assigns, and shall be binding upon and inure to the benefit of Manager and its successors and assigns.

15.6        Public Offering.  Neither any Transfer of publicly traded stock nor any public offering of equity ownership interests (whether partnership interest, corporate stock, shares or otherwise) in Owner or by its parent company, or other owner of Owner, or entity that itself or through its ownership of legal or beneficial interests in one or more other entities holds legal or beneficial interests or voting power in such an owner shall be deemed to be a Transfer under this Article XV.

15.7        Manager Cooperation.  In addition to the Transition Services, Manager shall reasonably cooperate with Owner and any prospective purchaser, lessee, holder of a Mortgage or other lender in connection with any proposed Transfer, lease or financing of or relating to the Property but shall not be required to release any information that is confidential or proprietary to Manager or its Affiliates unless such prospective purchaser, lessee or mortgagee or other lender executes a commercially reasonable confidentiality agreement upon terms and conditions acceptable to each party thereto. Owner shall reimburse Manager for any associated out of pocket expenses (including reasonable attorneys’ fees) actually and reasonably incurred by Manager in connection therewith.

ARTICLE XVI
REPRESENTATIONS AND WARRANTIES

16.1        Representations and Warranties.  As of the Effective Date, Owner and Manager, hereby make each of the representations and warranties applicable to Owner or Manager as set forth in this Article XVI, and such representations and warranties shall survive the execution of this Agreement, and be for the benefit of Owner and Manager:

(a)           Due Incorporation or Formation; Authorization of Agreement.  Such Person is a limited liability company, it is duly organized or duly formed, validly existing, and in good standing under the laws of the jurisdiction of its organization or formation and has the corporate, limited liability company, or partnership power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby.  Such Person is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder.  Such Person has the limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary limited liability company action.  This Agreement constitutes the legal, valid, and binding obligation of such Person enforceable in accordance with its respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditor’s rights generally, and except that the availability of equitable remedies is subject to judicial discretion).

(b)           No Conflict With Restrictions; No Default.  Neither the execution, delivery, and performance of this Agreement nor the consummation by such Person of the transactions contemplated hereby (i) will conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to such Person; (ii) will conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of the articles of organization or operating agreement of such Person or of any material agreement or instrument to which such Person is a party or by which such Person is or may be bound or to which any of its material properties or assets is subject; (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization, or approval under any indenture, Mortgage, lease agreement, or instrument to which such Person is a party or by which such Person is or may be bound; or (iv) will result in the creation or imposition of any lien upon any of the material properties or assets of such Person.

(c)           Governmental Authorizations.  Any registration, declaration or filing with or consent, approval, license, permit or other authorization or order by, any Governmental Authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance, and performance by such Person under this Agreement or the consummation by such Person of any transaction contemplated hereby has been completed, made, or obtained on or before the Effective Date, except as set forth in this Agreement.

(d)           No Broker.  Such Person has not sought the services of a broker or agent in this transaction, and neither has employed nor authorized any persons to act in that capacity.

(e)           Litigation.  Except for the pending bankruptcy cases of Station Casinos, Inc., and its affiliated debtors, to such Person’s actual knowledge, there is no litigation or proceeding pending or threatened against such Person or any Affiliate of such Person that could adversely affect the validity of this Agreement or the ability of such Person to comply with the obligations under this Agreement.

(f)            Specially Designated National or Blocked Person.  To such Person’s actual knowledge: (i) neither it (including its directors and officers), nor any of its Affiliates, subsidiaries, respective shareholders, beneficial owners of non publicly traded shareholders or, to such Person’s knowledge, the funding sources for any of the foregoing is a Specially Designated National or Blocked Person; (ii) neither it nor any of its Affiliates, subsidiaries, respective shareholders, or beneficial owners of non publicly traded shareholders is directly or indirectly owned or controlled by the government of any country that is subject to an embargo or economic or trade sanctions by the United States government; (iii) neither it nor any of its Affiliates, subsidiaries, respective shareholders, or beneficial owners of non publicly traded shareholders is acting on behalf of a government of any country that is subject to such an embargo; and (iv) neither it nor any of its Affiliates, subsidiaries, respective shareholders, or beneficial owners of non publicly traded shareholders is involved in business arrangements or otherwise engaged in transactions with countries subject to economic or trade sanctions imposed by the United States government.  From and after the Effective Date, such Person shall notify the other Party in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties of this Section 16.1(f) incorrect; provided that, notwithstanding such Person’s obligations herein, it’s inadvertent or unintentional failure to disclose such information shall not be a breach of this Section 16.1(f).

ARTICLE XVII
MISCELLANEOUS

17.1        Right to Make Agreement.  Each Party warrants, with respect to itself, that neither the execution of this Agreement nor the performance of the obligations contemplated hereby shall violate any provision of law or any judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or require any consent, vote or approval which has not been obtained.  Each Party covenants that it has and will continue to have throughout the Term and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

17.2        Actions by Manager; Owner Representative.

(a)           Where by a provision of this Agreement an approval, consent or agreement of a Party (individually or collectively, an “Approval”) is required, the request for such Approval shall be in writing, shall be accompanied by reasonable detail if the circumstances require and shall refer to the Section pursuant to which such approval is requested, and, unless a different time period in which to respond is expressly provided, (i) the Party whose Approval is requested shall, within five (5) calendar days after receipt of a request for approval, notify the requesting Party in writing either that it grants or that it withholds its Approval, setting forth in reasonable detail its reasons for withholding its approval; (ii) if the notification referred to in clause (i) is not given within the applicable period of time, the Party whose Approval is requested shall be deemed to have disapproved the proposed request as submitted; and (iii) a dispute as to whether or not an Approval has been unreasonably withheld shall be resolved by arbitration as provided in Section 17.16.

(b)           Manager has received a copy of the limited liability company agreement and other governing documents of Station Casinos LLC (the “Equity Holders Agreement”) and hereby acknowledges that the same contain provisions requiring the approval of applicable thresholds of the direct and/or indirect equity holders of Owner for certain actions specified therein (each a “Material Item”).  Without limiting any restrictions on Manager’s authority set forth herein, Manager agrees that it will use commercially reasonable efforts to avoid taking any action pursuant to this Agreement which is the subject of a Material Item unless it receives evidence in writing from Owner that the appropriate approvals of the direct and/or indirect equity holders of Owner have been obtained.

(c)           Notwithstanding Section 17.2(a), all of the rights and remedies of Owner under this Agreement, including, without limitation, the right of Owner to consent to certain matters as described more fully herein, shall be exercised on behalf of Owner by a representative(s) of Owner as appointed, from time to time, by Owner (the “Owner

Representative”) and designated to Manager in writing by Owner.  Simultaneously with the execution of this Agreement, Owner shall notify Manager in writing of the identity of the initial Owner Representative.  The Owner Representative shall be responsible for the internal audit, monitoring and administration of this Agreement on behalf of Owner, including, without limitation, monitoring of Corporate Overhead and Expenses and the corresponding allocation procedures set forth in the Manager Allocation Agreement.  In connection therewith, Manager shall use its commercially reasonable efforts to assist and cooperate with the Owner Representative and provide the Owner Representative with reasonable access to (i) the Property; (ii) the executive officers of Manager; and (iii) the books and records and any other information or data pertaining to the Property in accordance with Section 9.2 as may be reasonably requested by the Owner Representative.  Manager may conclusively rely on, and shall be protected from acting or refraining from acting on, any instruction or direction of the Owner Representative.  In the event that Manager disagrees with any determination made by the Owner Representative, such matter shall be submitted to the board of directors of Owner and determined in accordance with the provisions of the Equity Holders Agreement.

17.3        No Lease, Partnership, Joint Venture or Agency Relationship.  Manager and Owner are independent contractors.  Nothing contained in this Agreement shall be construed to be or create a lease, partnership, agency or joint venture between Owner, its successors or assigns, on the one part, and Manager, its successors and assigns, on the other part.  Notwithstanding the terms and conditions of this Agreement, nothing in this Agreement, nor the actions of the Parties pursuant to the provisions of this Agreement, shall, directly or indirectly, expressly or impliedly, create, establish or impose any principal agent relationship between Owner, its successors or assigns, as principal, and Manager, its successors or assigns, as agent, nor create, establish or impose any fiduciary duty under the laws governing principal agent relationships or otherwise; provided, however, that Manager shall be a limited agent for purposes of executing documents on Owner’s behalf to the extent expressly permitted under this Agreement.

17.4        Applicable Law.  This Agreement shall be construed and interpreted under and shall be governed by the laws of the State of New York without regard to such jurisdiction’s principals of conflicts of law.

17.5        Construction of Agreement.  The Article and Section headings used in this Agreement are for reference purposes only, and are not intended to be used in construing this Agreement.  The Exhibits and Schedules attached hereto are incorporated herein by reference and expressly made a part of this Agreement for all purposes.  References to any Exhibit or Schedule in this Agreement shall be deemed to include this reference and incorporation.  As used in this Agreement, the masculine gender shall include the feminine and neuter, and singular number shall include the plural, and vice versa.  Each Party hereto acknowledges, represents and warrants that (i) each Party hereto is of equal bargaining strength; (ii) each such Party has actively participated in the drafting, preparation and negotiation of this Agreement; (iii) each such Party hereto and such Party’s independent counsel have reviewed this Agreement; and (iv) any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply in the interpretation of this Agreement, any portion hereof, any amendments hereto, or any Exhibits or Schedules attached hereto.  Unless otherwise specified in this Agreement, references to any number of days set forth in this Agreement shall refer to calendar days.

17.6        Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be delivered or sent, as the case may be, by any of the following methods: (i) personal delivery; (ii) overnight commercial carrier or delivery service; (iii) registered or certified mail (with postage prepaid and return receipt requested); (iv) facsimile; or (v) e-mail.  Any such notice or other communication shall be deemed received and effective upon the earlier of (A) if personally delivered, the date of delivery to the address of the Party to receive such notice; (B) if delivered by overnight commercial carrier or delivery service, one (1) Business day following the receipt of such communication by such carrier or service from the sender, as shown on the sender’s delivery invoice from such carrier or service, as the case may be; (C) if mailed, three (3) Business Days after being deposited in the United States mail, postage prepaid, return receipt requested; (D)  if given by facsimile, when sent; or (E) if given by e-mail, when sent.  Any notice or other communication sent by facsimile or e-mail must be confirmed within forty-eight (48) hours by letter mailed or delivered in accordance with the foregoing.  Any reference herein to the date of receipt, delivery or giving, as the case may be, of any notice or other communication shall refer to the date such communication becomes effective under the terms of this Section 17.6.  Rejection or other refusal to accept, or the inability to deliver because of a changed address of which no notice was given, shall be deemed to constitute receipt of the notice or other communication sent.  The addresses for giving notice are as follows:

If to Owner, to:	Station GVR Acquisition, LLC
c/o Station Casinos LLC
1505 S. Pavilion Center Drive
Las Vegas, Nevada 89135
Attn: Thomas M. Friel
Fax No.: (702) 495-4245
E-mail: tom.friel@stationcasinos.com

with a copy to:	German American Capital Corporation
60 Wall Street, 10th Fl.
New York, New York 10005
Attn: Robert W. Pettinato, Jr.
Fax No.: (212) 797-4489
E-mail: robert.pettinato@db.com

and to:	Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attn: Charles E. Schrank
Fax No.: (312) 853-7036
E-mail: cschrank@sidley.com

and to:	Paul, Hastings, Janofsky & Walker LLP
515 S. Flower Street, 25th Fl.
Los Angeles, California 90071
Attn: Rick S. Kirkbride
Fax No.: (213) 996-3261
E-mail: rickkirkbride@paulhastings.com

and to:	JP Morgan Chase, N.A.
383 Madison Avenue, 31st Fl.
New York, New York 10179
Attn: Scott Dauer
Fax No.: (917) 463-0946
E-mail: Scott.Dauer@jpmorgan.com

and to:	Cadwalader, Wickersham & Taft
700 Sixth Street, N.W.
Washington, DC 20001
Attn: Peter M. Dodson
Fax No.: (202) 862-2400
E-mail: peter.dodson@cwt.com

If to Manager, to:	FE GVR Management LLC
c/o Fertitta Entertainment LLC
10801 W. Charleston Blvd.
Suite 600
Las Vegas, Nevada 89135
Attn: Frank J. Fertitta, III
Fax No.: (702) 362-5889
E-mail: ffertitta@fertitta.com

with a copy to:	Fertitta Entertainment LLC
10801 W. Charleston Blvd.
Suite 600
Las Vegas, Nevada 89135
Attn: Marc J. Falcone
Fax No.: (702) 362-5889
E-mail: mfalcone@fertitta.com

and to:	Milbank, Tweed, Hadley & McCloy LLP
601 S. Figueroa St., 30th Fl.
Los Angeles, California 90017
Attn: Peter Benudiz
Fax No.: (213) 892-4714
E-mail: pbenudiz@milbank.com

Additionally, Owner may, from time to time, designate in writing additional officers or employees of Owner (including the Owner Representative) or the members of Owner, who shall be entitled to receive copies of all notices delivered by Manager pursuant to this Agreement.

17.7        Waiver of Covenants, Conditions or Remedies.  The waiver by one Party of the performance of any covenant, condition or promise under this Agreement shall not invalidate this Agreement, nor shall it be considered a waiver by it of any other covenant, condition or promise under this Agreement.  The waiver by either or both Parties of the time for performing any act under this Agreement shall not constitute a waiver of the time for performing any other act or an identical act required to be performed at a later time.  The exercise of any remedy provided in this Agreement shall not be a waiver of any consistent remedy provided by law, and the provision in this Agreement for any remedy shall not exclude other consistent remedies unless they are expressly excluded.

17.8        Severability.  If any provision of this Agreement or application to any Party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such Person or circumstances, other than as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision shall be valid and shall be enforced to the fullest extent permitted by law.

17.9        Financial Projections.  Financial projections, budgets or similar forecasts as may have been prepared or in the future are prepared by Manager or its Affiliates do not take into account, nor make provisions for, any rise or decline in local or general economic conditions or other factors beyond the control of Manager.  Manager and its Affiliates cannot and do not warrant or guaranty in any way said financial projections, budgets or other forecasts; provided, however, Manager shall utilize its expertise and professional judgment in preparing the same.  Owner hereby acknowledges that in entering into this Agreement, Owner has not relied on any projection of earnings, statements as to the possibility of future success, or other similar information which may have been prepared by Manager or its Affiliates.  Owner further understands and acknowledges that no guaranty is made or implied by Manager or its Affiliates as to the cost, or the future financial success or profitability, of the Property.

17.10      Obligations of Manager to Owner.  Subject to the approval rights vested in Owner and/or Owner’s board of directors, and in consideration for, and as an inducement to Owner entering into this Agreement, at Owner’s sole cost and expense (which for avoidance of doubt, shall not be an Operating Cost) but for no additional consideration except for the Management Fees payable hereunder, Manager on behalf of itself and its Affiliates (including, without limitation, Fertitta Entertainment), hereby covenants and agrees to diligently, continuously and proactively manage the corporate business and affairs of Owner and the Owner-Related Affiliates.  In furtherance thereof, Manager is hereby delegated the following actions:

(a)           advise Owner’s board or directors with respect to the existing and future capital structure evidenced by the Loan Documents and any subsequent financing and/or refinancing of Owner and/or any Owner-Related Affiliates including, without limitation, to identify new equity sources and recommending modifications, amendments and/or alternative financing opportunities;

(b)           subject to the terms and conditions of this Agreement, implement all decisions and resolutions approved by Owner’s board of directors;

(c)           cause to be prepared and filed all required federal, state and local income tax returns and related documentation for Owner and the Owner-Related Affiliates;

(d)           maintain copies of the federal, state and local income tax or information returns and reports, if any, for the six (6) most recent taxable years of Owner and the Owner-Related Affiliates;

(e)           use commercially reasonable efforts to cause to be sent to each member of Owner and the Owner-Related Affiliates (within one hundred twenty (120) days after the end of each Fiscal Year or at such later time as is necessary taking into account Manager’s receipt of information), a copy of Schedule K-1 (or any successor form) indicating such member’s share of income in Owner and the applicable Owner-Related Affiliate, and any other information reasonably requested by Owner in connection therewith;

(f)            recommend to Owner and the Owner-Related Affiliates, all applicable elections, determinations and other decisions under the Internal Revenue Code of 1986, as amended, from time to time, and under applicable state and local tax law, including the positions to be taken on the federal, state and local information returns of Owner and the Owner-Related Affiliates, as applicable, provided such elections, determinations and other decisions are consistent with the allocation provisions contained in Owner’s organizational documents and are reasonably intended to legitimately reduce the taxable income of Owner and the Owner-Related Affiliates, as applicable, and thus the taxable income allocable to all members thereto, for the Fiscal Years in question;

(g)           maintain the corporate existence of Owner and the Owner-Related Affiliates;

(h)           schedule and manage shareholder meetings for each of Owner and the Owner-Related Affiliates;

(i)            maintain copies of Owner’s organizational documents;

(j)            cause to be prepared and maintained all books and records and financial statements as required under Section 8.1 and/or as otherwise required under the Loan Documents;

(k)           prepare and submit to Owner for Owner’s approval, any and all filings as required under the Securities Act of 1933 and/or the Securities Exchange Act of 1934 and/or any other requirements of the United States Securities and Exchange Commission or any other Federal or state agency regulating the sale, registration or other handling of securities (including, without limitation, any notices required under the Sarbanes—Oxley Act of 2002), as requested by the board of directors of Owner and the Owner-Related Affiliates, as applicable;

(l)            prepare and submit to Owner for Owner’s approval, any and all filings as may be required to obtain or maintain any Government Approvals for any Person with respect to Owner and/or the Owner-Related Affiliates in connection with the ownership and operation of the Property;

(m)          recommend and cause to be maintained corporate employee benefit plans and welfare plans for Owner and the Owner-Related Affiliates;

(n)           maintain or cause to be maintained copies of all material contracts and agreements of Owner and the Owner-Related Affiliates, including any amendments thereto, including, without limitation, all Loan Documents;

provided, however, notwithstanding the foregoing, (i) Manager’s obligations under this Section 17.10 remain subject to all of the terms, conditions and limitations set forth in this Agreement; (ii) Manager shall not be in breach of this Section 17.10 if Owner and/or the Owner-Related Affiliates, as applicable, refuse to reasonably cooperate with Manager and/or otherwise prevent Manager to comply with this Section 17.10; (iii) Manager and Owner hereby agree that Manager’s right to implement any decision or recommendation under this Section 17.10 shall expressly remain subject to Owner’s prior written approval; and (iv) Owner may revoke any one or more of the rights granted to Manager pursuant to this Section 17.10.

17.11      Counterparts and Execution.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.  The signature page or any counterpart may be detached therefrom without impairing the legal effect of the signature thereon so long as such signature page is attached to any other counterpart of this Agreement identical thereto.

17.12      Entire Agreement.  This Agreement, together with the Manager Allocation Agreement, contains the entire agreement between the Parties and all prior negotiations and agreements are merged herein.  Neither this Agreement nor any provision hereof may be changed, waived, altered or modified, except by written instrument signed by the Party against which enforcement of the change, waiver, discharge or termination is sought.  The failure of either Party to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed to be a waiver of such provision.

17.13      Interest.  Any amount payable to Manager or Owner by the other which has not been paid when due shall accrue interest at the lesser of: (i) the highest legal limit in the state in which the Property is located, which limit shall remain fixed; or (ii) two percent (2%) over the published base rate of interest charged by Citibank, N.A., New York, New York (or successor thereto), which rate shall float based on such published base rate, to borrowers on ninety (90) day unsecured commercial loans, as the same may be changed, from time to time.

17.14      Time of the Essence.  Time is of the essence with respect to each of the material provisions of this Agreement.

17.15      Further Assurances.  The Parties agree to execute such further documents and take such other actions as may be reasonably necessary to implement the purposes, objectives, terms and provisions of this Agreement.

17.16      Resolution of Disputes.

(a)           General.  Except as otherwise prohibited in this Agreement, if any dispute, controversy, claim or disagreement arising out of or relating to this Agreement (collectively, “Disputes”), the Parties shall use all reasonable endeavors to resolve the matter amicably.  If one Party gives the other written notice that a Dispute exists and the Parties are unable to resolve the Dispute within thirty (30) days of service of notice, the such Dispute shall be referred to the American Arbitration Association for binding arbitration under the then existing Commercial Arbitration Rules of the American Arbitration Association pursuant to and in accordance with Section 17.16(b).  Without prejudice to a Party’s rights under Section 17.16(b), neither Party shall resort to arbitration against the other under this Agreement until thirty (30) days after the referral.  This shall not affect a Party’s right, where appropriate, to immediately seek equitable relief in an appropriate federal or state court which relief may consist of a temporary restraining order, preliminary injunction, an order compelling specific performance or similar order enforcing the obligations under this Agreement.  The Parties expressly waive any right or entitlement they may otherwise have to a jury trial in the event such action is filed.

(b)           Arbitration.

(1)           The Parties agree that, except those Disputes which are expressly required to be resolved by an Industry Consultant pursuant to Section 17.16(c) and those matters expressly excluded from arbitration pursuant to the terms and conditions of this Agreement (e.g., Annual Plan and Operating Budget Disputes and/or Disputes over a Party’s right to terminate this Agreement), all other Disputes with respect to this Agreement or any other agreement between Owner and Manager shall be resolved by arbitration administered by the American Arbitration Association as provided in this Section 17.16(b) and the then existing Commercial Arbitration Rules of the American Arbitration Association, except that to the extent the Commercial Arbitration Rules of the American Arbitration Association are inconsistent with the provisions of this Section 17.16(b), the terms hereof shall control.  The arbitration shall be governed by the United States Federal Arbitration Act and this Section 17.16(b), and judgment upon the award entered by the arbitrator may be entered in any court having jurisdiction.  Such arbitration shall be conducted by a single arbitrator be selected in accordance with such rules to conduct the arbitration; provided, however, that such single arbitrator shall have not fewer than ten (10) years of experience in the casino/hotel business in the market area where the Property is located, and shall not be an Affiliate of or a person who has any past, present, or currently contemplated future business or personal relationship with either Owner or Manager.  The arbitrator shall be instructed to apply the internal laws of the State of New York (without regard to conflict of laws principles) in resolving the subject dispute, controversy or claim.  The decision of the arbitrator shall be made within thirty (30) days of the close of the hearing with respect to the arbitration (or such longer time as may be agreed to, if necessary, which agreement shall not be unreasonably withheld, conditioned or delayed) and when such decision is reduced to writing and signed by the arbitrator shall be final, conclusive and binding upon the Parties hereto, and may be enforced in any court having jurisdiction.  The arbitration shall be held in New York, New York, and, except for those procedures specifically set forth in this Section 17.16(b), including, without limitation, the application of the internal laws of the State of New York (without regard to conflict of laws principles), shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date thereof.  The arbitrator shall be directed to establish (i) a schedule for the conduct of the arbitration which shall yield a conclusion within one hundred twenty (120) days following the appointment of the arbitrator and (ii) economic or procedural sanctions (which may include default judgment) for any Party the arbitrator determines has intentionally delayed the conduct of the proceedings.

(2)           The arbitrator may consolidate proceedings with respect to any Dispute under this Agreement with proceedings with respect to any related controversy under this Agreement.  However, except as specifically set forth in the preceding sentence: (i) arbitration only will be conducted on an individual, not class-wide, basis; (ii) only Manager (and its Affiliates and their respect officers, directors, owners, employees, agents and representatives) and Owner (and its Affiliates and their respect officers, directors, owners, employees, agents and representatives) may be parties to any arbitration proceeding described in this Section 17.16; and (iii) no such arbitration proceeding shall be consolidated with any other arbitration proceeding involving Manager and/or any other Person.  Except in connection with claims by third parties for which a party is entitled to indemnification pursuant to this Agreement (including claims where such third party is seeking multiple, exemplary or punitive damages), the award may not include, and the parties specifically waive any right to an award of multiple, exemplary or punitive damages.

(3)           During the pendency of the arbitration, the Parties shall share equally the fees and expenses of the arbitrator.  As part of the award, the arbitrator shall designate the Party whose position is substantially upheld, who shall recover from the other Party all of its reasonably attorneys’ fees, costs and expenses, including its share of the fees and costs paid to the arbitrator, expert witness fees, compensation for in-house counsel, and all other fees and expenses incurred in connection with the arbitration.  The arbitrator may determine that neither Party’s position was substantially upheld or otherwise allocate the fees and expenses in accordance with the relative extent to which either Party’s position was upheld.

(c)           Industry Consultant Determination.  All Disputes relating to any of the (i) Operating Competitive Set; (ii) Performance Competitive Set (including, without limitation, if the Performance Competitive Set does not contain properties which publicly file the results of their operations and/or establishing a comparable metric in the event that Competitor EBITDA is not publicly available at any time when the Performance Test is to be calculated pursuant to this Agreement); (iii) Comparable Manager Properties; (iv) Variable Expenses or those matters expressly reserved under Section 8.3(b) for resolution hereunder; and/or (v) the Credit Policy shall be resolved according to this Section 17.16(c).  If a Party is entitled to and elects to have an Industry

Consultant designated, it shall notify the other Party in writing and the Parties shall attempt to designate a mutually acceptable Industry Consultant within five (5) Business Days of such notice.  If the Parties are unable to select an Industry Consultant, then each of Owner and Manager shall select one (1) Industry Consultant and the two (2) selected Industry Consultants shall thereafter meet in good faith within five (5) Business Days and select a third Industry Consultant in accordance with the qualifications set forth in this Agreement, in which instance, the decision of the majority of the Industry Consultants shall be binding.  The Industry Consultant(s) shall establish the procedure for resolving the dispute, including what evidence to consider, whether to allow written submissions, and whether to hold a hearing, subject to the following: unless otherwise agreed by the Parties, the Industry Consultant(s) shall hold at least one (1) proceeding at which the Parties present and respond to evidence, which shall take place on a Business Day not later than fifteen (15) Business Days, nor earlier than five (5) Business Days, from the date notice of the dispute is given or as soon thereafter as the Industry Consultant(s) is/are available.  Unless otherwise agreed, all proceedings shall be conducted at the Property;

(1)           no discovery may be conducted between the Parties;

(2)           no attorneys may appear on behalf of either Party (although either Party may use attorneys for their own consultation or advice);

(3)           the Industry Consultant shall schedule and conduct all proceedings with the objective of resolving the dispute as quickly and efficiently as possible; and

(4)           the Parties shall not engage in any communications with any Industry Consultants except in response to formal requests by a Industry Consultant or at proceedings scheduled by a Industry Consultant.

All decisions of the Industry Consultant(s), absent fraud, willful misconduct or demonstrated conflict of interest, are final and binding on the Parties (without appeal or review) and are enforceable in any court of competent jurisdiction.  The Parties shall bear their own costs and expenses of the Industry Consultant resolution proceedings, including each Party’s respective attorneys’ fees and costs.

17.17      Limitation on Damages.  In no event shall either Party be liable for any consequential, indirect, punitive or special damages relating to its performance of its duties under this Agreement, excepting only damages caused by such Party’s willful misconduct or fraud.

17.18      Attorneys’ Fees.  If either of the Parties hereto obtains a judgment against the other Party in connection with a dispute arising under or in connection with this Agreement (whether in an action or through arbitration), the prevailing Party shall be entitled to recover its court (or arbitration) costs, and reasonable attorneys’ fees and disbursements incurred in connection therewith (including reasonable fees of experts or consultants required in connection therewith) and in any appeal or enforcement proceeding thereafter, in addition to all other recoverable costs.  Any such attorneys’ fees and other expenses incurred by a Party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

17.19      Cooperation with Gaming Authorities.

(a)           This Agreement and all other agreements contemplated herein shall be executed and performed subject to all required approvals and authorizations, if any, by all applicable Governmental Authorities, including, without limitation, any Gaming Authorities.  Owner, at its expense, promptly after the date hereof shall take such commercially reasonable actions as may be reasonably required to record, register, provide or file, as applicable, this Agreement with, or obtain such required approval or authorization from, the applicable Governmental Authorities as and if required by law and all related agreements, and permit Owner to make the payments required to be made to Manager under this Agreement and all related agreements.  Owner and Manager each agree to cooperate with all applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over Owner, Manager and their respective Affiliates, including the provision of such documents or other information as may be requested by such Gaming Authorities relating to Owner, Manager or any of their Affiliates or to this Agreement; provided, however, any cooperation by Owner with respect to any properties owned and/or operated by Manager and its Affiliates other than the Property shall be at Manager’s sole cost and expense.

(b)           If any Governmental Authority requires, as a condition of its approval of the initial effectiveness of this Agreement, directly or indirectly, the modification of any terms or provisions of this Agreement, the Parties shall use their diligent, commercially reasonable efforts to comply with such request; provided, however, that if such requested modification would have a material and adverse effect to any Party, then such Party shall have the right to terminate this Agreement by giving written notice to the other Party within thirty (30) days after receipt of such request for modification, with no liability whatsoever to the other Party for such termination.

17.20      Confidential Information.  Except for those disclosures and/or uses expressly permitted under this Agreement and the accompanying exhibits hereto (including, without limitation, Manager’s right to use the Technology Systems at Other Manager Properties as described herein), Owner and Manager agree that any confidential, non-public or proprietary information in any form or media (including oral, written, computerized or electronic) received, shared or made available by the other Party during the performance of this Agreement, regarding Manager, on the one hand, and Owner, on the other hand, whether or not marked or identified as confidential, or similar information provided to a Party by a third party with an obligation of confidentiality (the “Confidential Information”), will be treated by the other Party (the “Receiving Party”) in full confidence and will not be (a) used for any purpose other than to perform hereunder or (b) disclosed, provided or made available to any other Persons, other than (x) a Party’s employees and attorneys (and, subject to reasonable confidentiality agreements to be provided upon request, contractors), on a “need to know” basis for a Party to perform hereunder or (y) to Owner’s lenders and other financing sources.  “Confidential Information” will not include any information that (i) is independently developed by a Party without reliance on Confidential Information; (ii) is acquired by a Party from another legitimate source; (iii) is disclosed by a disclosing Party to another person without a further obligation of confidentiality; (iv) becomes generally known to the industry or public through no fault of the disclosing Party; (v) is required to be disclosed to enforce a Party’s rights under this Agreement; or (vi) is required to be disclosed pursuant to any Legal Requirement, provided that any Receiving Party subject to such Legal Requirement (including interrogatories, document requests, subpoenas, civil investigative demands or similar processes) shall promptly notify the other Party and cooperate with any attempt by such Party to seek a protective order.  This provision shall survive the termination of this Agreement for a period of two (2) years.

17.21      Estoppel Certificates.  Manager and Owner each agree, at any time and, from time to time, but in no event more often than two (2) times (or up to four (4) times during an event of default under the GVR Loan Documents) in any rolling twelve (12) month period, upon not less than ten (10) days’ prior notice by the requesting party and/or any holder of any Mortgage or any prospective mortgagee, to provide a statement in writing (i) that attaches a true and correct copy of this Agreement (as amended, if applicable); (ii) certifying that the attached copy of the Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications); and (iii) stating whether or not to the knowledge of the signer of such certificate, there exists any default in the performance of any obligation contained in this Agreement, and if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by Manager, Owner, any proposed assignee or transferee of Owner or the holder of any Mortgage or any prospective mortgagee or purchaser, as the case may be.

17.22      Use of Hazardous Substances.  Manager shall take all commercially reasonable actions necessary to not cause or knowingly permit any hazardous or toxic substance, material, or waste that is or becomes regulated by any federal, state, or local governmental entity to be generated, brought onto, used, stored, released, or disposed of in or about the Property by Manager or its agents, employees, contractors, or invitees.  The preceding sentence will not be interpreted to prohibit Manager from using limited quantities of standard office or janitorial supplies containing chemicals as long as such use is in compliance with Legal Requirements in all material respects.

17.23      Anti-Money Laundering.  Manager hereby represents, warrants and covenants as follows:

(a)           No officer, director or employee of Manager (i) has been convicted or charged with a felony relating to money laundering or other similar or related illegal activity; or (ii) is, to the knowledge of Manager, under investigation by any governmental authority relating to money laundering or other similar or related illegal activity.

(b)           Manager will comply, and will cause the Property to comply, in all material respects with the U.S. Bank Secrecy Act, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, all similar foreign laws and regulations, and the rules and regulations administered to date by the

U.S. Treasury Department’s Office of Foreign Assets Control, to the extent such laws, rules and regulations are applicable (collectively, “Anti-Money Laundering Laws”).

(c)           Manager shall take any and all actions customary and standard of hotel and casino operators located within the Las Vegas market, in order to cause the Property to, maintain and comply with reasonably adequate “Know-Your-Customer” and risk-based anti-money-laundering procedures, including, without limitation, procedures to identify and verify the identities of their respective customers, detecting and identifying transactions that raise suspicions of money laundering or other illicit activities, and screening for persons, entities, and jurisdictions that may be subject to the sanctions regime administered by the U.S. Treasury Department’s Office of Foreign Assets Control.  Without limiting the generality of the foregoing, such procedures shall be subject to the approval of Owner (such approval not to be unreasonably withheld, conditioned or delayed), and Manager will implement, and cause the Property to implement, all modifications to such procedures or additions to such procedures as Owner may reasonably request.

17.24      Not an Interest in Real Estate; No Recordation.  Manager and Owner agree that it is not the intention of the Parties to this Agreement to convey or create an interest in real property.  Neither this Agreement nor any memorandum hereof shall be recorded against the Property and any recordation or attempted recordation of this Agreement or any memorandum of this Agreement by Manager shall constitute a Material Default, and in addition to any other remedies therefor, Owner is hereby granted a power of attorney (which power is coupled with an interest and shall be irrevocable) to execute and record on behalf of Manager a notice or memorandum removing this Agreement or such memorandum of this Agreement from the public records or evidencing the termination hereof (as the case may be).  ALL RECORDING OFFICERS ARE HEREBY DIRECTED NOT TO RECORD THIS AGREEMENT.

17.25      Limitations of Personal Liability.  Except for Fertitta Entertainment’s obligations pursuant to Section 17.26, the principals, partners, shareholders, members, managers, officers, directors, trustees, employees, agents, representatives and Affiliates of Manager and/or Owner shall never be personally liable for any monetary claim, damages, costs or expenses (including attorneys’ fees awarded under this Agreement) arising from or related to any defaults described in this Agreement (altogether, “Liabilities”) and there shall be no levy of execution against the assets of such Persons on account of any Liabilities.  Notwithstanding the foregoing, the foregoing limitations shall not apply to any Liability which is proven by final judgment to have resulted from the gross negligence, fraud or the knowingly willful misconduct of Manager or Owner, as applicable (provided, however, that the foregoing shall not be deemed to make any such partner, shareholder, officer, director, trustee, employee, agent representative or Affiliate personally liable for such Liability except to the extent that such Liability would otherwise exist under applicable Legal Requirements), nor shall this Section 17.25 limit non-monetary equitable remedies and relief or the return of overpaid fees.  This Section 17.25 shall survive any termination or expiration of this Agreement.

17.26      Guaranty of Manager Obligations by Fertitta Entertainment.  For value received, and in consideration for, and as an inducement to Owner entering into this Agreement, Fertitta

Entertainment has executed that certain Guaranty dated as of the date hereof by Fertitta Entertainment for the benefit of Owner, a copy of which is attached hereto as Exhibit “C” (the “Guaranty”) whereby Fertitta Entertainment unconditionally and irrevocably guarantees to Owner and Owner’s successors and assigns, the full performance and observance of all the covenants, conditions and agreements, herein provided to be performed and observed by Manager.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

OWNER:

STATION GVR ACQUISITION, LLC,
a Nevada limited liability company

By:	/s/ Thomas M. Friel
Name:	Thomas M. Friel
Title:	Senior Vice President

MANAGER:

FE GVR MANAGEMENT LLC,
a Delaware limited liability company

By:	Fertitta Entertainment LLC, Its member

By:	/s/ Marc J. Falcone
Name:	Marc J. Falcone
Title:	Executive Vice President

ACKNOLEDGED IN RESPECT TO SECTIONS 15.4(a) AND 17.26

FERTITTA ENTERTAINMENT, LLC,
a Delaware limited liability company

By:	/s/ Marc J. Falcone
Name:	Marc J. Falcone
Title:	Executive Vice President